As filed with U.S. Securities and Exchange Commission on April 26, 2024.

Registration Statement No. 333-276716

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

AMENDMENT NO. 3

to

FORM S-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

TESSPAY INC.
(Exact name of registrant as specified in its charter)

Delaware	6153	61-2116930
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

9160 Forum Corporate Parkway, Suite 350

Fort Myers, FL 33905

(239) 544-4226

(Address, including zip code and telephone number, including area code of registrant’s principal executive offices)

Jeffrey Mason
Chief Executive Officer
TessPay Inc.

9160 Forum Corporate Parkway, Suite 350

Fort Myers, FL 33905

(239) 544-4226

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Richard A. Friedman, Esq. Nazia J. Khan, Esq. Sheppard, Mullin, Richter & Hampton LLP 30 Rockefeller Plaza New York, NY 10112-0015 Tel.: (212) 653-8700	Ross David Carmel, Esq. Maja Ilic, Esq. Sichenzia Ross Ference Carmel LLP 1185 Avenue of the Americas, 31st Floor New York, NY 10036 Tel.: (212) 930-9700

Approximate date of commencement of proposed sale to the public:
As soon as practicable after the date this registration statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box: ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☒	Smaller reporting company ☒
Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided to Section 7(a)(2)(B) of the Securities Act. ☐

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell nor does it seek an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

PRELIMINARY PROSPECTUS	SUBJECT TO COMPLETION	DATED April 26, 2024

Shares of

Common Stock

TessPay Inc.

This is a firm commitment initial public offering of shares of common stock of TessPay Inc. Prior to this offering, there has been no public market for our common stock. We anticipate that the initial public offering price will be between $5.00 and $6.00 per share.

We intend to apply to list our shares on the NYSE American under the symbol “TPI”. Upon completion of this offering, we believe that we will satisfy the listing requirements and expect that our common stock will be listed on the NYSE American. Such listing, however, is not guaranteed. If the application is not approved for listing on the NYSE American, we will not proceed with this offering.

We are an “emerging growth company” as that term is used in the Jumpstart Our Business Startups Act of 2012 and, as such, have elected to comply with certain reduced public company reporting requirements.

Immediately following the completion of this offering, our directors, executive officers, principal stockholders and their affiliates will beneficially hold, in the aggregate, approximately 18.17% of our outstanding voting stock. These stockholders, acting together, would be able to significantly influence all matters requiring stockholder approval. See “Principal Stockholders” for additional information.

Investing in our common stock involves risks. See “Risk Factors” beginning on page 10.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Per Share	Total
Price to the public	$	$
Underwriting discounts and commissions(1)	$	$
Proceeds to us (before expenses)	$	$

(1)	Underwriting discounts and commissions do not include expenses payable to the underwriters. The registration statement, of which this prospectus is a part, also registers for sale warrants to purchase shares of common stock to be issued to the representative of the underwriters (the “Representative Warrants”). We have agreed to issue the Representative Warrants as a portion of the underwriting compensation payable to the underwriters in connection with this offering. We refer you to “Underwriting” beginning on page 68 of this prospectus for additional information regarding underwriting compensation.

We have granted the underwriters a 45-day option to purchase up to an additional 15% of the total numbers of shares to be offered by the Company in the offering, or additional shares of common stock, solely to cover over-allotments, if any.

The underwriters expect to deliver the shares on or about                , 2024.

DOMINARI SECURITIES LLC	REVERE SECURITIES LLC

The date of this prospectus is               , 2024

We have not, and the underwriters have not, authorized anyone to provide any information or to make any representations other than those contained in this prospectus or in any free writing prospectus prepared by or on behalf of us or to which we have referred you. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give to you. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or any sale of our common stock.

You should rely only on the information contained in this prospectus. No dealer, salesperson or other person is authorized to give information that is not contained in this prospectus. This prospectus is not an offer to sell nor is it seeking an offer to buy these securities in any jurisdiction where the offer or sale is not permitted. The information in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of these securities.

All trademarks, trade names and service marks appearing in this prospectus are the property of their respective owners. Solely for convenience, the trademarks and trade names in this prospectus are referred to without the ® and TM symbols, but such references should not be construed as any indicator that their respective owners will not assert, to the fullest extent under applicable law, their rights thereto.

PROSPECTUS SUMMARY

The following summary highlights selected information contained elsewhere in this prospectus and is qualified in its entirety by the more detailed information and financial statements included elsewhere in this prospectus. It does not contain all the information that may be important to you and your investment decision. You should carefully read this entire prospectus, including the matters set forth under “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and our financial statements and related notes included elsewhere in this prospectus. In this prospectus, unless context requires otherwise, references to “we,” “us”, “our”, “TessPay,” or “the Company” refer to TessPay Inc. and its subsidiaries. All references to “U.S. Dollars,” “USD” or “$” are to the legal currency of the United States, all references to “CAD$” and “C$” are to the legal currency of Canada, all references to “Euros” are the legal currency of the European Union and all references to “£” are the legal currency of the United Kingdom.

Overview

We have developed a financial technology platform for securing and streamlining financial transactions (the “Platform”) that utilizes blockchain technology to provide payment assurance and liquidity through a finance supply chain. Our Platform makes use of smart contracts, as programmatic representations of the terms of a legal contract between transacting parties, to affect automated financial settlements (account balance computations) to the supply chain participants. The Platform was developed in response to a need to transition from the current payment process down the supply chain (typically triggered by a manager or trusted party) to a more modern protocol that mandates simultaneous payment of all component and sub-component suppliers when the primary party makes a payment into the supply chain.

The blockchain elements of the system were in temporary abeyance during part of 2021 and 2022 with a secure database substituting for blockchain technology during a systems upgrade. The blockchain elements of the Platform returned to service during the first quarter of 2023. We elected to initially deploy the Platform and its services within the wholesale telecommunications industry, then into funding participating providers (each, an “ACP Provider”) under the Affordable Connectivity Program, or “ACP”, of the United States Government, operating under the Federal Communications Commission, or “FCC”, and subsequently into the major projects commercial construction industry. We believe the most significant issues for wholesale telecommunications carriers (“Telecom Carriers”) are a lack of payment assurances and lender funding. In order to connect calls between different countries, at least two to three Telecom Carriers are required in the international telecommunications supply chain using Voice Over Internet Protocol, or “VOIP”, technology. The Platform is intended to offer security to permit lender funding, increased payment confidence, fraud mitigation and transparency throughout each step of every supply chain finance transaction.

As a finance supply chain financial technology, or “fintech” platform, the Platform utilizes a set of technology-based solutions that aim at easing access to financing and improving business efficiency for buyers and sellers linked in smart contract transactions by automating invoice preparation and lender approval and automating settlement processes, from initiation to completion. In our experience, under traditional industry practice, major telecommunications carriers, as the buyers of telecommunication minutes (“Tier 1/2 Carriers”) delay payment for 60 days or more, while the smaller telecom carriers who are TessPay customers (“Platform Carriers”), as the suppliers, benefit from payment on much shorter terms. As a solution, under our paradigm, the Tier 1/2 Carriers’ high quality credit rating permits the Platform Carriers’ invoices to serve as collateral for financing by a third-party lender or factor. We pre-authorize and arrange such financing, providing short-term credit that optimizes working capital and provides liquidity for the Platform Carrier, who is able to spend time growing its business instead of searching for financing. Similarly, ACP Providers provide mobile broadband services and devices (“ACP Services”) to eligible subscribers under the ACP which is administered by the Universal Service Administrative Company, or “USAC”; however, ACP Provider reimbursement claims (“ACP Claims”) for the ACP Services are typically settled up to 60 days after submission, necessitating the need for interim working capital financing. We believe that this delay in ACP Provider reimbursement funding is an impediment to business growth for ACP Providers, and that access to factoring on our Platform helps address this issue.

Our Market Opportunity

We believe we have a substantial market opportunity in the growing global market for innovative supply chain financial services. Supply chain finance has recently been defined as a much broader category of trade financing, encompassing all the financing opportunities across a supply chain. Supply chain finance offers high-quality, low-risk financing to the small enterprises that tend to have difficulty obtaining low-cost financing on the strength of their balance sheets and history of operations. These businesses often lack the credit ratings that lenders require and are seen as too costly to underwrite for the amount of financing required. We believe the business models that reliably track data produced by the transfer of money and goods in a supply chain, are best suited to deliver supply chain finance. We believe our Platform is capable of serving a broad set of industries to provide payment assurance and liquidity through a supply chain.

According to Allied Market Research, the global supply chain finance market generated $6 billion in 2021, and is projected to reach $13.4 billion by 2031, growing at a compound annual growth rate (“CAGR”) of 8.8% from 2022 to 2031. An increase in the need for safety and security of supplying activities and surge in adoption of supply chain finance by small and mid-size enterprises in various industries is driving supply chain finance market growth, and we believe the integration of blockchain in online supply chain finance practices may create lucrative opportunities, including for our Company.

We estimate our addressable market (phone to phone) in the wholesale telecommunications industry to be $45 billion with an annual growth rate of about 3.8%.

Our goal is to evaluate additional opportunities to further expand the Platform’s range into more industries requiring supply chain financing solutions if and when we are able to successfully develop our business and Platform in the initial industries we are seeking to serve, wholesale telecommunications industry and the ACP market, including, but not limited to, the commercial construction industry, mobile phone roaming, oil and gas, commercial aircraft fabrication, automobile production, electronic device assembly and retail supply chain. Notwithstanding the foregoing, as of December 31, 2023, we had cash and cash equivalents of $7,872 and a net loss of $2,045,258. Further, our independent registered public accounting firm included in its opinion for the year ended December 31, 2023 an explanatory paragraph referring to our losses from operations and expressing substantial doubt in our ability to continue as a going concern without additional capital becoming available. Accordingly, we will need to obtain financing in order to continue to fund our operations. Any failure or delay to secure such financing could force us to delay, limit or terminate our operations.

TessPay Platform

The Platform is made up of the following components:

●	a customer portal, to manage and view account information, create contracts, agree on minute tariffs and financing rates;

●	a private permissioned Hyperledger Blockchain protocol to maintain an immutable ledger of transaction data exchanged between parties;

●	a robust high-availability VOIP soft switch to control, measure, ensure compliance, and create call detail records (“CDR”); and

●	an administrative interface to manage the system and the integration of system components.

TessPay Telecommunications Settlement System.

The Platform supports a lender funded fast payment business model where all parties to a cross-border voice call, other than the Tier 1/2 Carriers, quick pay on account for long distance minutes purchased from Platform Carriers. Transactions between the parties occur in our settlement system process (the “TessPay Settlement System”) using TessPay’s smart contract technology (“TessPay Smart Contracts” or the “Smart Contracts”), and settlement payments are made using fiat currency (initially, only in Euro and U.S. Dollar denominations) held within the TessPay Multi-Currency Wallets (“TessPay Wallets” or “Wallets”), which are attached to TessPay Smart Contracts. Funding is available upon execution of a TessPay Smart Contract by both parties to such transaction. Funding can be initiated either by the Platform Carrier allocating funds from its TessPay Wallet to the TessPay Smart Contract or by accessing pre-arranged funds from a lender or factor. At the end of each 24-hour period, after the Tier 1/2 Carrier has consumed minutes purchased in accordance with terms of the TessPay Smart Contract, all the participants in the chain will see a release of fiat currency into their TessPay Wallets pursuant to the terms of their TessPay Smart Contracts. Lenders advance to the Platform the value of discounted invoices initially purchased by the TessPay Finance Inc., our wholly-owned subsidiary (“TessPay Finance”), from the Platform Carrier and concomitantly resold to the lender on a daily basis. At the end of each payment cycle, the Tier 1/2 Carrier pays its outstanding balance in full, and all outstanding balances between the Platform Carrier and lenders are settled as well as all outstanding balances between Platform Carriers.

Services Fees

We generate revenue through our TessPay Settlement System by earning (i) processing fees for manufacturing invoices and settling accounts on the Platform (“Processing Fees”) and (ii) financing placement fees for acting as an agent in arranging lender purchase of daily telecom invoices and claims (“Financing Fees”, and together with Processing Fees, “Service Fees”). Our Service Fees are settled in fiat currency and are extracted from fiat balances in the Wallets when minute transactions settle and when ACP Claim transactions settle, in accordance with the provisions of TessPay Smart Contracts for telecom and factoring agreements for ACP.

Affordable Connectivity Program Lending

ACP is a $14.2 billion FCC benefit program that aims to increase access to affordable broadband connectivity for eligible low-income households in the United States. Serving over 20 million households since its inception in 2021, the ACP aims to increase access to affordable broadband connectivity by providing (i) monthly recurring discounts of up to $30 towards broadband service for eligible low-income households and up to $75 for households on qualifying tribal lands (“Monthly Recurring Charges”); and (ii) a one-time discount of up to $100 towards the purchase of a laptop, desktop computer, or tablet (“Devices”). ACP Providers who participate in ACP can use the Platform to factor ACP Claims quickly and to obtain funds for services rendered under ACP. ACP Claims factoring is a financial transaction in which the ACP Provider sells accounts receivable from the United States government to a third-party at a discount to obtain cash quickly. The Platform offers financing for ACP Claims related to both Devices and Monthly Recurring Charges.

Using the Platform, ACP Providers can receive weekly advances to cover the cost of providing Devices and Monthly Recurring Charges to eligible households or individuals who enrolls in the ACP to receive discounted broadband services and/or devices (each, an “ACP Subscriber”). Without using the Platform, the United States government settles all ACP Claims at the end of the month following the month of service. We believe that the ACP Claims factoring option offered by the Platform is especially helpful for ACP Providers who may lack the financial resources to cover the upfront costs of Devices (which must be provisioned before the Monthly Recurring Charge can be billed). We also believe the Platform can provide faster access to the necessary funds, allowing ACP Providers to reinvest the funds towards attracting new ACP Subscribers to their business.

The FCC has announced that it is winding down the ACP, and that they stopped accepting new applications and enrollments in the ACP on February 7, 2024. Further, the last fully funded month of the ACP is April 2024. Existing enrolled households will continue to receive benefits until the program’s wind-down. The continuation of ACP benefits beyond May is contingent upon Congress authorizing additional funding. In the absence of such a decision, the ACP will be phased out.

Expansion into Commercial Construction Projects

Utilization of our Platform is not limited to the telecommunications industry. We have developed a blockchain based settlement solution for major commercial construction projects. Significant infrastructure, commercial, and industrial projects involve multiple participants with numerous payment interactions that may create financial risk in the project’s supply chain, which we believe can be mitigated by the deployment of our Platform. We believe that the current commercial construction settlement process has poor tracking and little transparency throughout the supply chain, causing lenders and developers to have a lack of visibility of payments made by general contractors. If a general contractor does not make timely payments to contract subtrades or if the general contractor were to become insolvent, the project lenders would become exposed to significant risk, including being required to find a new general contractor, which may lead to project delays and an increase in costs.

The Platform deploys TessPay Smart Contracts (i.e., digital extensions of the project’s master development agreement) to connect funders, developers, and general contractors through to subcontractors and suppliers. Through the use of the Smart Contracts, the executable elements of each contract are tracked through the Platform and assembled in a structure that permits the system to ensure that only contracted amounts can be approved, and paid, without error or duplication. The project’s participants use our Wallet technology to record amounts due and payments made, and the linked TessPay Smart Contract permits automated payments to the project’s participants when programmed conditions are met. The Platform grants general contractors, subcontractors, and suppliers assurance of on-time payments whenever time programmed conditions are met and grants lenders and developers assurance that progress payments are to be made only when work is confirmed to have met programmed threshold conditions.

Create.iF Acquisition

On November 24, 2022, we entered into a Share Purchase Agreement (the “Share Purchase Agreement”) with TessPay Finance and Create.iF Group Limited for the acquisition of Create.iF Manage Limited, or “Create.iF”. Create.iF is a construction project management company based in the United Kingdom that offers services relating to fund monitoring, employer’s agent (“EA”)/quantity surveyor (“QS”), design/value engineering, commercial management, dispute resolutions and contract advice. We believe that the acquisition of Create.iF will provide us the ability to expand into the commercial construction industry by leveraging Create.iF’s customers and partnerships.

Pursuant to the Share Purchase Agreement, on November 24, 2022 (the “Closing Date”), we acquired all of the issued share capital of Create.iF in consideration for the issuance of an aggregate of 565,250 of our common shares for a total consideration of £1,900,000 ($2,261,000). Of such shares, 282,625 common shares were issued on the Closing Date, and the balance, or 282,625 common shares (the “Deferred Shares”), shall be issued in three equal installments on each subsequent anniversary of the Closing Date, subject to certain conditions. The Deferred Shares shall be issued based upon an amount of £316,667 per installment converted to the U.S. dollar equivalent at a rate equal to the closing mid-point range for exchanges between the two currencies quoted in the Financial Times (London edition) for the nearest business day for which that rate is to be so quoted on or prior to the date of the allotment of such shares. On December 22, 2023 and February 9, 2024, the parties entered into amendments to the Share Purchase Agreement. Pursuant to the Share Purchase Agreement, as amended, if our securities are not listed on The Nasdaq Capital Market, the New York Stock Exchange, or any other national securities exchange at the time of the relevant anniversary dates of the Closing Date, the value of each share shall be $4.00 per share.

In July 2023, TessPay and Create.iF initiated the first sub trade financing contract with a United Kingdom contractor to demonstrate the viability of such lending structures.

IPC Collaboration Agreement

On June 15, 2023, we entered into an ACP Provider Profit Sharing Agreement (the “IPC Collaboration Agreement”) with Integrated Path Communications LLC, or “IPC”, a wholesale telecommunications customer and ACP Provider. Pursuant to the IPC Collaboration Agreement, we are responsible for sourcing ACP Subscribers and IPC is responsible for providing operating infrastructure which includes, but is not limited to, the provision of devices and Internet services for the ACP Subscribers. Pursuant to the IPC Collaboration Agreement, we will finance the cost of devices and monthly recurring charges and will share in the Profits (as defined in the IPC Collaboration Agreement) generated from the provision of ACP Services. The IPC Collaboration Agreement may be terminated by either party upon twelve months’ written notice.

Recent Developments

Effective July 27, 2023, we entered into a factoring contract with TessPay Services AG, or “TPS AG”, a non-affiliated Swiss company, whereby TPS AG undertook to enter into factoring agreements with financial institutions that would purchase daily invoices of wholesale telecommunications customers and ACP Claims of ACP Provider customers. The factoring contract may be terminated upon either party providing three months’ notice, for the first time at the end of the minimum term of two years (the “Minimum Term”) and at the end of each quarter after the Minimum Term has terminated. Furthermore, either party may terminate such agreement for good cause. Upon termination, all claims offered for sale prior to the termination of the factoring contact may still be purchased by TPS AG and TPS AG may transfer already purchased but not yet due claims back to us. Payments we receive from major telecommunications carriers and the United States government to settle customer invoices and claims are remitted directly by us under the supervision of TPS AG, to the financial institution.

Summary of Risks Associated with Our Business

Our ability to execute on our business strategy is subject to a number of risks, which are discussed more fully in the section titled “Risk Factors” beginning on page 10. Investors should carefully consider these risks before making an investment in our common stock. These risks include, among others, the following:

●	We have incurred significant operating losses and negative cash flows from operation since inception, and we may continue to incur losses as we implement our business plan which raises significant doubts about our ability to generate sufficient revenue to achieve and maintain profitability. Even if this offering is successful, we will require substantial additional funding. If we are unable to raise capital on favorable terms when needed, we could be forced to curtail, delay or discontinue our operations.

●	Our independent registered public accounting firm has expressed substantial doubt about our ability to continue as a going concern, which may hinder our ability to obtain future financing.

●	Our payment solution is being developed by our key technology employees and contractors, whose continued availability cannot be assured.

●	The development of our Platform using blockchain and smart contract technologies could have a material adverse effect on our business, financial condition or result of operations.

●	We face risks associated with global operations that could harm our business.

●	Substantial and increasingly intense competition worldwide in the financial services, payments, technology and telecommunications industries may materially and adversely affect our overall our growth and potential profitability.

●	We are dependent on external, non-exclusive sources of funding to provide financing to our users and a withdrawal of a major financing source from the Platform or our inability to attract new financing providers may have a significant impact on our business and profits.

●	We depend on a small number of customers and the loss of one or more major customers could have a material adverse effect on our business, financial condition and results of operations.

●	Changes in the regulation of the telecommunications industry could adversely affect our business, revenue or cash flow.

●	The termination of carrier agreements or the inability of customers to enter into new carrier agreements in the future could materially and adversely affect our operations.

●	We may not be successful in developing our blockchain technology solutions and, even if our Platform is developed, there are a number of risks that may prevent its widespread adoption.

●	The application of blockchain technology is novel and untested and may contain inherent flaws or limitations.

●	Some aspects of our services incorporate open source software, and our use of open source software could negatively affect our business, results of operations, financial condition, and prospects.

●	A person associated with Dominari Securities LLC, the representative of the underwriters, beneficially owns approximately 7.80% of our outstanding common stock before this offering and will own approximately 7.05% of our outstanding common stock after this offering which may create a conflict of interest.

●	Directors, executive officers, principal stockholders and affiliated entities own a significant percentage of our stock and will be able to exert significant control over matters subject to stockholder approval.

●	There is no guarantee that our common stock will be listed on NYSE American.

Our Corporate History

TessPay Inc. (formerly 1172767 B.C. Ltd., 2587863 Ontario Inc. and Tess Inc.) was incorporated under the Business Corporations Act (Ontario) as TessPay Inc. on July 17, 2017. We changed our name to 2587863 Ontario Inc. on July 6, 2018, and continued under the Business Corporations Act (British Columbia) on July 20, 2018, as 1172767 B.C. Ltd. On May 24, 2019, we changed our name to TessPay Inc. On June 29, 2022, we filed a Certificate of Corporation Domestication with the Delaware Secretary of State whereby we redomesticated from British Columbia, Canada to the State of Delaware.

Corporate Information

Our principal executive offices are located at 9160 Forum Corporate Parkway, Suite 350, Fort Myers, FL 33905 and our telephone number is (239) 544-4226. Our website address is www.tesspay.io. The information contained on our website is not incorporated by reference into this prospectus, and you should not consider any information contained on, or that can be accessed through, our website as part of this prospectus or in deciding whether to purchase our shares of common stock.

Implications of Being an Emerging Growth Company

As a company with less than $1.235 billion in revenues during our last fiscal year, we qualify as an emerging growth company as defined in the Jumpstart Our Business Startups Act (“JOBS Act”) enacted in 2012. As an emerging growth company, we expect to take advantage of reduced reporting requirements that are otherwise applicable to public companies. These provisions include, but are not limited to:

●	being permitted to present only two years of audited financial statements, in addition to any required unaudited interim financial statements, with correspondingly reduced “Management’s Discussion and Analysis of Financial Condition and Results of Operations” disclosure in this prospectus;

●	not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002, as amended (“Sarbanes-Oxley Act”);

●	reduced disclosure obligations regarding executive compensation in our periodic reports, proxy statements and registration statements; and

●	exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved.

We may use these provisions until the last day of our fiscal year following the fifth anniversary of the completion of this offering. However, if certain events occur prior to the end of such five-year period, including if we become a “large accelerated filer,” our annual gross revenues exceed $1.235 billion or we issue more than $1.0 billion of non-convertible debt in any three-year period, we will cease to be an emerging growth company prior to the end of such five-year period.

The JOBS Act provides that an emerging growth company can take advantage of an extended transition period for complying with new or revised accounting standards. As an emerging growth company, we intend to take advantage of an extended transition period for complying with new or revised accounting standards as permitted by the JOBS Act.

To the extent that we continue to qualify as a “smaller reporting company,” as such term is defined in Rule 12b-2 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), after we cease to qualify as an emerging growth company, certain of the exemptions available to us as an emerging growth company may continue to be available to us as a smaller reporting company, including: (i) not being required to comply with the auditor attestation requirements of Section 404(b) of the Sarbanes Oxley Act; (ii) scaled executive compensation disclosures; and (iii) the requirement to provide only two years of audited financial statements, instead of three years.

THE OFFERING

Common stock offered by us	1,300,000 shares.

Common stock outstanding prior to offering	12,248,616 shares.

Common stock to be outstanding immediately after this offering	13,548,616 shares (13,743,616 shares if the underwriters exercise their option in full).

Option to purchase additional shares	We have granted to the underwriters a 45-day option to purchase from us up to an additional 15% of the shares of common stock sold in the offering, solely to cover over-allotments, if any, at the initial public offering price, less the underwriting discounts.

Use of proceeds	We estimate that the net proceeds from this offering will be approximately $6.0 million, or approximately $7.0 million if the underwriters exercise their over-allotment option in full, at an assumed initial public offering price of $5.50 per share, the midpoint of the range set forth on the cover page of this prospectus, after deducting the underwriting discounts and commissions and estimated offering expenses payable by us. We intend to use the net proceeds from this offering for augmentation of sales and marketing resources, enhancements to the Platform and general corporate and working capital purposes. We may also use a portion of the net proceeds to in-license, acquire or invest in complementary businesses or products; however, we have no current commitments or obligations to do so. See “Use of Proceeds” for a more complete description of the intended use of proceeds from this offering.

Representative’s warrants	We have agreed to issue to the representative of the underwriters warrants to purchase the number of shares of common stock in the aggregate equal to 5% of the shares of common stock to be issued and sold in this offering (including any shares of our common stock sold upon exercise of the over-allotment option). The warrants are exercisable for a price per share equal to 110% of the public offering price. The warrants are exercisable at any time after the date of issuance and from time to time, in whole or in part, until five years from the commencement of sales in this offering.

Lock-up agreements	We have agreed with the underwriters not to sell, transfer or dispose of any shares or similar securities for a period of 360 days from the closing of this offering. For additional information regarding our arrangement with the underwriters, please see “Underwriting.”

Risk factors	See “Risk Factors” on page 10 and other information included in this prospectus for a discussion of factors to consider carefully before deciding to invest in shares of our common stock.

Proposed NYSE American symbol	“TPI”

The number of shares of our common stock to be outstanding after this offering is based on 12,248,616 shares of our common stock outstanding as of April 26, 2024, and excludes as of that date:

●	1,050,500 shares of common stock issuable upon exercise of outstanding warrants with a weighted average exercise price of $0.80;

●	2,143,895 shares of common stock reserved for future issuance under our 2023 Equity Incentive Plan (the “2023 Plan”); and

●	65,000 shares of common stock issuable upon exercise of warrants to be issued to the representative of the underwriters as part of this offering at an exercise price of $6.05 (assuming an initial public offering price of $5.50 per share (the midpoint of the price range set forth on the cover page of this prospectus)).

Except as otherwise indicated herein, all information in this prospectus assumes:

●	a 1-for-8 reverse stock split of our common stock effected on February 9, 2024 pursuant to which (i) every eight shares of outstanding common stock was decreased to one share of common stock, (ii) the number of shares of common stock for which each outstanding warrant to purchase common stock is exercisable was proportionally decreased on a 1-for-8 basis and (iii) the exercise price of each outstanding warrant to purchase common stock was proportionally increased on a 1-for-8 basis (the “Reverse Stock Split”). No fractional shares were issued as a result of the Reverse Stock Split. Any fractional shares resulting from the Reverse Stock Split were rounded down to the nearest whole share; and

●	no exercise by the underwriters of their option to purchase an additional 195,000 shares of common stock.

Summary Financial Data

The following tables set forth our consolidated financial data as of the dates and for the periods indicated. We have derived the summary consolidated statements of operations data for the years ended December 31, 2023 and 2022, from our audited consolidated financial statements included elsewhere in this prospectus. Our historical results are not necessarily indicative of the results that may be expected in the future. The following summary financial data should be read with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and related notes and other information included elsewhere in this prospectus.

Consolidated Statements of Operations Data:

(in thousands, except share and per share data)

	Years Ended December 31,
	2023	2022
Consolidated Statements of Operations Data:

Revenue	2,91,812	384,008
Cost of Sales	1,221,281	763,541
Gross Profit	870,531	(379,533)

Operating expenses:
Sales and Marketing	$999,927	$898,664
General and Administrative	1,159,957	850,052
Professional Fees	835,146	355,904
Total Operating expenses:	2,995,031	2,104,621
Total Operating Loss	$(2,124,500)	$(2,484,154)

Other income (expense):
Finance income (costs)	(109,341)	94,420
Foreign exchange gain (loss)	188,582	47,025
Loss before income taxes	(2,045,258)	(2,342,709)

Net loss and comprehensive loss	$(2,045,258)	$(2,342,709)

Net loss per common share – basic and diluted(1)	$(0.1682)	$(0.2089)
Weighted average common shares outstanding – basic and diluted(1)(2)	12,157,054	11,215,186

(1)	See Note 15 to our consolidated financial statements appearing elsewhere in this prospectus for an explanation of the method used to calculate the basic and diluted net loss per share attributable to common stockholders and the number of shares used in the computation of the per share amounts.
(2)	The shares have been retroactively restated to reflect the 1-for-8 reverse stock split approved by the board of directors and stockholders in February 2024, of its issued and outstanding shares of common stock.

Balance Sheet Data:

(in thousands)

	December 31, 2023
	Actual	As Adjusted(1)(2)
Cash	$7,872	$5,980,872
Working capital	(2,759,223)	3,283,577
Total assets	5,752,855	11,725,855
Total liabilities	6,790,581	6,790,581
Accumulated deficit	(10,286,918)	(10,286,918)
Total stockholders’ (deficit) equity	(1,037,726)	4,935,274

(1)	On an as adjusted basis to give effect to our issuance and sale of 1,300,000 shares of common stock in this offering at an assumed initial public offering price of $5.50 per share, the midpoint of the price range listed on the cover page of this prospectus, after deducting the underwriting discounts and commissions and estimated offering expenses payable by us. As adjusted balance sheet data is illustrative only and will change based on the actual initial public offering price and other terms of this offering determined at pricing.

(2)	Each $1.00 increase (decrease) in the assumed initial public offering price of $5.50 per share, the midpoint of the price range listed on the cover page of this prospectus, would increase (decrease) the as adjusted amount of each of cash, working capital, total assets and total stockholders’ equity (deficit) by approximately $1.196 million, assuming that the number of shares offered by us, as set forth on the cover page of this prospectus, remains the same and after deducting underwriting discounts and commissions and estimated offering expenses payable by us. Similarly, each increase (decrease) of 500,000 shares in the number of shares offered by us at the assumed initial public offering price of $5.50 per share, the midpoint of the price range listed on the cover page of this prospectus, would increase (decrease) the as adjusted amount of each of cash, working capital, total assets and total stockholders’ equity (deficit) by approximately $2.53 million.

RISK FACTORS

Investing in our common stock involves a high degree of risk. You should carefully consider the following risks and uncertainties, together with all other information in this prospectus, including our financial statements and related notes and the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” section of this prospectus before investing in our common stock. Any of the risk factors we describe below could adversely affect our business, financial condition, results of operations or prospects. The market price of our common stock could decline if one or more of these risks or uncertainties actually occur, causing you to lose all or part of your investment in our common stock. Additional risks that we currently do not know about or that we currently believe to be immaterial may also impair our business, financial condition, operating results and prospects.

Risks Related to Our Financial Position and Need for Additional Capital

We have incurred significant operating losses and negative cash flows from operation since inception, and we may continue to incur losses as we implement our business plan which raises significant doubts about our ability to generate sufficient revenue to achieve and maintain profitability.

We have never been profitable and have incurred significant losses in each year since inception. For the years ended December 31, 2023, and 2022, we reported a net loss of $2,045,258 and $2,342,709, respectively. As of December 31, 2023, and December 31, 2022, we had an accumulated deficit of $10,286,918 and $8,241,660, respectively. To date, we have funded our operations primarily with proceeds from the sales of our equity and debt securities.

We expect to continue to incur significant expenses and increasing operating losses for the foreseeable future. The net losses we incur may fluctuate significantly from quarter to quarter such that a period-to-period comparison of our results of operations may not be a good indication of our future performance. The size of our future net losses will depend, in part, on the rate of future growth of our expenses and our ability to continue to generate revenue. Our prior losses and expected future losses have had and may continue to have an adverse effect on our working capital, our ability to achieve and maintain profitability and the performance of our stock.

Even if this offering is successful, we will require substantial additional funding. If we are unable to raise capital on favorable terms when needed, we could be forced to curtail, delay or discontinue our operations.

As of December 31, 2023 and 2022, we had cash and cash equivalents of $7,872 and $820,490, respectively. We estimate that the net proceeds from this offering will be approximately $6.0 million, assuming an initial public offering price of $5.50 per share, the midpoint of the price range set forth on the cover of this prospectus, after deducting underwriting discounts and commissions and estimated offering expenses payable by us. We expect that the net proceeds from this offering and our existing cash will not be sufficient to fund our current operations through at least 12 months from the date of this prospectus. However, our operating plan may change as a result of many factors currently unknown to us, and we may need to seek additional funds sooner than planned, through public or private equity or debt financings or other third-party funding or a combination of these approaches. Raising funds may present challenges. Even if we believe we have sufficient funds for our current or future operating plans, we may seek additional capital if market conditions are favorable or based upon specific strategic considerations.

Any additional fundraising efforts may divert our management from their day-to-day activities, which may adversely affect our ability to expand our Platform. In addition, we cannot guarantee that future financing will be available in sufficient amounts or on terms acceptable to us, if at all. Moreover, the terms of any financing may adversely affect the holdings or the rights of our stockholders and the issuance of additional securities, whether equity or debt, by us, or the possibility of such issuance, may cause the market price of our shares to decline. The sale of additional equity or convertible securities may dilute our stockholders. The incurrence of indebtedness may result in increased fixed payment obligations and we may be required to agree to certain restrictive covenants, such as limitations on our ability to make certain dividends, incur additional debt, and other operating restrictions that could adversely impact our ability to conduct our business.

If we are unable to obtain funding on a timely basis, we may be required to significantly curtail, delay or discontinue our operations or otherwise capitalize on our business opportunities, as desired, which could materially affect our business, financial condition and results of operations.

Our independent registered public accounting firm has expressed substantial doubt about our ability to continue as a going concern, which may hinder our ability to obtain future financing.

Our financial statements as of December 31, 2023 have been prepared under the assumption that we will continue as a going concern for the next twelve months. Our independent registered public accounting firm included in its opinion for the year ended December 31, 2023 an explanatory paragraph referring to our losses from operations and expressing substantial doubt in our ability to continue as a going concern without additional capital becoming available. Our ability to continue as a going concern is dependent upon our ability to create new business opportunities and eventually attain profitable operations Our financial statements as of December 31, 2023 did not include any adjustments that might result from the outcome of this uncertainty. The reaction of investors to the inclusion of a going concern statement by our auditors, and our potential inability to continue as a going concern, in future years could materially adversely affect our share price and our ability to raise new capital or enter into strategic alliances.

Implementation and development of our Platform depends on our ability to obtain adequate funding.

Our Platform requires ongoing funding to continue the current development and operational plans and we have a history of net losses. We believe that we will continue to expend substantial resources for the foreseeable future in connection with the continued development of our software platforms. These expenditures will include costs associated with research and development activity, corporate administration, business development, and marketing and selling of our services. In addition, other unanticipated costs may arise. When our available cash and cash equivalents become insufficient to satisfy our liquidity requirements, or if and when we identify additional opportunities to do so, we may sell additional equity or debt securities or enter into credit facilities.

Failure to obtain adequate financing, when needed, or on terms acceptable to us, may substantially delay our development, slow down current operations, result in loss of customers and adversely impact our results of operations.

We are an early-stage fintech company with a limited operating history and a history of operating losses, and we may not achieve or maintain profitability in the future.

We are an early-stage fintech company with a limited operating history. Our activities have principally involved raising money to develop our software, products and services (including the Platform), as well as expanding our service offerings to an increasing base of consumers. Similar to many early-stage companies, we have incurred losses since our inception. We anticipate that our operating expenses will increase in the foreseeable future as we seek to continue to grow our business, attract new consumers, merchants, funding sources and originating bank partners, and further enhance and develop our Platform. As we expand our offerings to additional markets, our offerings in these markets may be less profitable than the markets in which we currently operate. These efforts may prove more expensive than we currently anticipate, and we may not succeed in offsetting such higher expenses.

If our estimates related to expenditures are inaccurate, our business may be adversely effected.

Our success is dependent in part upon the accuracy of our management’s estimates of expenditures for hiring of new personnel and development of the technological infrastructure required to market and operate the Platform for the sectors that we intend to pursue during the next twelve months and beyond. If such estimates are inaccurate, or if we encounter unforeseen expenses or delays, we may not be able to implement our business plan, which could adversely affect our business. We will also need to continue to modify and adapt the Platform to grow. Failure to make the necessary changes to our operating environment because of cost or lack of availability of qualified personnel could have a material adverse effect on our financial condition, results of operations and cash flows.

We need to grow our business and revenue in order to achieve profitability.

We need to expand our network to maintain and grow our business and revenue. If we fail to expand and maintain an effective sales force or successfully develop our relationships with new customers, our business may be materially and adversely affected. We cannot assure you that we will be able to successfully grow our client base or expand the number of services we provide. If we do not grow our revenue and business, we may not achieve profitability, which could have a material adverse effect on our financial condition, results of operations and cash flows.

Risks Related to Our Business

We have a limited operating history, which may make it difficult to evaluate our current business and predict our future performance.

Our limited operating history and our evolving business may make it difficult to evaluate and assess the success of our business to date, our future prospects and the risks and challenges that we may encounter. These risks and challenges include our ability to:

●	accurately forecast our revenue and plan our expenses;
●	successfully compete with current and future competitors;
●	successfully expand our business in existing markets and enter new markets and geographies;
●	comply with existing and new laws and regulations applicable to our business and the industry in which we operate;
●	anticipate and respond to macroeconomic changes as well as changes in the markets and geographies in which we operate;
●	maintain and enhance the value of our reputation and brand;
●	maintain and expand our relationships with customers and service providers;
●	successfully execute on our sales and marketing strategies;
●	hire, integrate and retain talented people at all levels of our organization;
●	expand through future acquisitions and successfully identify and integrate acquired entities;
●	successfully license or acquire other products and technologies; and
●	effectively manage our growth.

If we fail to address the risks and difficulties that we face, including those associated with the challenges listed above as well as those described elsewhere in this “Risk Factors” section, our business, financial condition, results of operations and prospects could be adversely affected.

Further, because we have limited historical financial data and our business continues to evolve, any predictions about our future revenue and expenses may not be as accurate as they would be if we had a longer operating history, operated a more predictable business or operated in a less regulated industry. We have encountered and will continue to encounter multiple risks and uncertainties that are frequently experienced by growing companies with limited operating histories and evolving business that operate in rapidly changing, highly regulated and competitive industries. If our assumptions regarding these risks and uncertainties which we use to plan and operate our business are incorrect or change, or if we do not address these risks successfully, our results of operations could differ materially from our expectations and our business, financial condition and results of operations could be adversely affected.

Our payment solution is being developed by our key technology employees and contractors, whose continued availability cannot be assured.

Our payment Platform built using blockchain technology and the related features that may be developed in the future have been and will be further developed by, among others, contracted developers and key technology employees. If we were to lose the services of any of these key employees or hired contractors, it could be difficult or impossible to replace them. As such, the loss of the services of any of these key employees or contractors could have an adverse effect on our ability to further develop, operate or maintain features of our payment Platform thereby having a material adverse effect on our business.

Cybersecurity breaches and other disruptions could adversely affect our business, and could compromise our information and expose us to liability and reputational harm.

The size and complexity of our information systems make such systems potentially vulnerable to service interruptions or to security breaches from inadvertent or intentional actions by our employees or vendors, or from attacks by malicious third parties. Such attacks are of ever-increasing levels of sophistication and are made by groups and individuals with a wide range of motives and expertise. While we have invested in the protection of data and information technology, there can be no assurance that our efforts will prevent or quickly identify service interruptions or security breaches. Any such interruption or breach of our systems could adversely affect our business operations and/or result in the loss of critical or sensitive confidential information, and could result in financial, legal, business and reputational harm to us. Similarly, we could be subject to liability or our reputation could be harmed if technologies integrated into our products fail to prevent cyberattacks, or if our customers fail to safeguard the systems with security policies that conform to industry best practices. In addition, any cyberattack or security breach that affects a competitor’s product could lead to the negative perception that our products are similarly vulnerable to attacks or breaches.

In the ordinary course of our business, we collect and store sensitive data, including proprietary and/or personally identifiable information of customers, partners, employees, and other third parties. The secure processing, maintenance and transmission of this information is critical to our operations. Despite our security measures and precautions, our information technology and infrastructure may be vulnerable to attacks by hackers or breached due to employee error, malfeasance or other disruptions. Any hack or breach could compromise our networks and the information stored there could be accessed, publicly disclosed, lost or stolen. Any unauthorized access, disclosure or other loss of information could result in legal claims or proceedings, disrupt our operations, lead to reputational harm or loss of confidence in our products and services, all of which could adversely affect our business.

If we are not able to use and protect our intellectual property, it could have a material adverse effect on our business.

Our ability to compete depends, in part, on our ability to protect our intellectual property. We rely on a combination of trade secrets and unregistered trademarks to protect our intellectual property. The know-how protection on which we rely may not be sufficient, and we may be subject to the risks of claims and litigation alleging infringement of the intellectual property rights of others. Our inability to protect our intellectual property rights or claims and litigation alleging infringement of the intellectual property rights of others may have an adverse impact on our business, results of operations and financial condition.

The unavailability, reduction or elimination of government and economic incentives, including through the ACP, could have a material adverse effect on our business, prospects, financial condition and operating results.

The FCC’s ACP is a program that aims to increase access to affordable broadband connectivity for low-income households in the United States by providing discounts towards (i) Monthly Recurring Charges; and (ii) Devices. While we are not an ACP Provider, certain of our services cater to ACP Providers. The Infrastructure Investment and Jobs Act was adopted in November 2021, and provided for an initial $14.2 billion allocation to fund the ACP. Recently, the FCC has announced that it is winding down the ACP, and that they stopped accepting new applications and enrollments in the ACP on February 7, 2024. Further, the last fully funded month of the ACP is April 2024. Existing enrolled households will continue to receive benefits until the program’s wind-down. The continuation of ACP benefits beyond May is contingent upon Congress authorizing additional funding. In the absence of such a decision, the ACP will be phased out.

Any policy or administrative changes to the ACP could adversely affect our ACP Provider client base, which in turn may negatively affect our growth and scale of operations. Further, any reduction, elimination or discriminatory application of government subsidies and economic incentives due to policy changes, the reduced push for such subsidies, the exhaustion of ACP funding or other reasons may result in the diminished competitiveness of our services. There is no guarantee the ACP or other similar programs will be available in the future. If current government subsidies and economic incentives are not available in the future, our financial position could be materially and adversely affected.

The development of our Platform using blockchain and smart contract technologies could have a material adverse effect on our business, financial condition or result of operations.

Our intention is to pursue a multipoint strategy to embrace the growth potential of innovative technologies including blockchain technology, a rapidly evolving technology in which we have limited operational history or experience. Our use of blockchain and smart contract technology subjects us to risks associated with the use of new and novel technologies, including technical, operational, financial, regulatory, legal and reputational risks, as well as the risk that we may be unable to timely fully develop our blockchain-based applications or technologies or market, license or sell our blockchain-based applications or technologies successfully or profitably.

We have experienced interruptions of our blockchain technology.

Our Platform utilizes blockchain technology to provide payment assurance and liquidity through a finance supply chain. The blockchain elements of the system were in temporary abeyance during part of 2021 and 2022 with a secure database substituting for blockchain technology during a systems upgrade. The blockchain elements of the Platform returned to service during the first quarter of 2023. We intend to upgrade the functionality of the Platform on a continuing basis to accommodate new customers and changing needs of existing customers. There could be intervals during the implementation of upgrades when the blockchain component of the Platform will have to be withdrawn from operations for technical reasons and, although the blockchain component would be temporarily replaced by a secure database during these periods.

Any interruption of any of our critical business functions or technology systems could harm our ability to conduct normal business operations or cause a decrease in consumer demand for our products and services, which could materially impact our reputation and brand, financial condition and operating results.

Our business model may not be sufficient to ensure our success in our intended market.

Our operations are dependent upon the success of our efforts to gain market acceptance of digital payment services. If our target market is not as responsive to our products and services as we anticipate, we may be forced to cease or curtail our operations. Furthermore, product and services by our competitors may take a larger share of our target market than we anticipate, which could cause our revenue streams to fall below our expectations. If our competitors develop more successful services or offer competitive products at lower price, our business may suffer.

Our business may be affected by currency rate fluctuation.

We plan to provide our digital payment services worldwide. As such we may be affected by changes in foreign exchange rates. To protect our business, we may enter into foreign currency exchange contracts with major financial institutions to hedge the overseas purchase transactions and limit our exposure to those fluctuations. If we are not able to successfully protect ourselves against currency rate fluctuations, our potential profits on the products subject to those fluctuations would also fluctuate and may delay us in achieving profitability or cause us to incur losses.

We may be subject to litigation from time to time during the normal course of business, which may adversely affect our business, financial condition and results of operations.

Although we are not currently subject to any material pending litigation proceedings, from time to time in the normal course of business or otherwise, we may become subject to litigation that may result in material liability. The cost to defend such litigation may be significant and may require a diversion of our resources and management’s attention to our business. There may also be adverse publicity associated with litigation that could negatively affect customer perception of our business, regardless of whether the allegations are valid or whether we are ultimately found liable. As a result, litigation may adversely affect our business, financial condition and results of operations.

Substantial and increasingly intense competition worldwide in the financial services, payments, technology and telecommunications industries may materially and adversely affect our overall our growth and potential profitability.

Financial services, payments technology and telecommunications industries are highly competitive. Our payment solutions compete against all forms of financial services and payment systems, including, but not limited to, cash and checks, and electronic, mobile, and e-commerce payment platforms. The adoption of new technology may intensify the competition for our products and services. Some of our competitors have substantially greater financial, personnel and other resources and lending limits than we have, have greater name recognition and market presence that benefit them in attracting business, and offer certain services that we do not or cannot provide. Furthermore, certain competitors may be able to secure products from vendors on more favorable terms, devote greater resources to marketing and promotional campaigns, and adopt more aggressive pricing than we can. If we are unable to differentiate ourselves from our competitors, drive value for our clients and/or effectively align our resources with our goals and objectives, we may not be able to compete effectively. Our competitors may introduce their own services or solutions that are more effective than ours, which could adversely impact our growth. We may also compete against new entrants that have developed alternative payment systems, e-commerce payment systems, and payment systems for mobile devices. Failure to compete effectively against any of these competitors could have a material adverse effect on us. In addition, the highly competitive nature of our industry could lead to increased pricing pressure which could have a material impact on our overall business and results of operations. Potential changes in the competitive landscape, including, but not limited to, disintermediation from other participants in the payments value chain, could harm our business. The greater resources and deposit and loan products offered by some of our competitors may limit our ability to increase our interest-earning assets. Our profitability depends upon our continued ability to successfully compete in our industry.

The Platform’s total transaction volume, and consequently our revenues and profits, could be materially adversely affected if we are unable to retain our current customers and/or attract new customers.

We must maintain and expand our customer base to drive the total volume necessary to maintain and increase our revenues. Our success also depends on our ability to offer competitive prices and services in an increasingly price-sensitive business. We may be unable to retain our existing customers and/or attract new customers. If we lose a substantial number of our current customers or are unable to attract new customers, our business may be adversely affected. Furthermore, declines in the volume of transactions using the Platform may negatively impact our business, which could result in lower than expected revenues from parties using the Platform and could materially adversely affect our ability to retain our current customers and/or attract new customers.

Additionally, there is no guarantee that new customers or financial providers will continue to use our Platform after their onboarding or their initial use.

We are dependent on external, non-exclusive sources of funding to provide financing to our users and a withdrawal of a major financing source from the Platform or our inability to attract new financing providers may have a significant impact on our business and profits.

We rely on third-party lenders and other financers to finance the transactions on the Platform. Our ability to facilitate transactions is significantly tied to the availability of financing options for our users, and our ability to attract diversified financing providers. The participation of financing providers on the Platform is non-exclusive and does not prohibit financing providers from working with our competitors or from offering competing products. As a result of the foregoing, any of our financing providers could, with minimum notice, elect to enter into exclusive or more favorable relationships with our competitors.

More generally, the participation of financing providers on the Platform may cease at any time because of events which we are unable to control, such as general market disruptions, global pandemics, regulatory changes, geopolitical conflicts, fluctuation or volatility in the prices of commodities or an operational problem that affects our users or our business. For example, if the commodities market begins to decline, finance providers may begin to withdraw from the sector, which may reduce the availability of financing on the Platform. We cannot provide assurance that a current provider of financing will not withdraw from the Platform, despite otherwise profitable dealings. Any failure to facilitate sufficient third-party financing, including, on reasonable terms or in a timely manner, could have an adverse impact on our business, financial condition, and results of operations.

Rapid technological change in our market and/or changes in customer demands could cause our products to become obsolete or require us to redesign our products, which may have a material adverse effect on our business, operating results and financial condition.

The market for our services is characterized by rapid technological change, frequent new product introductions and enhancements, changing customer demands and evolving industry standards, any of which can render existing products obsolete. In the fast-evolving fintech landscape, the ability to adapt to technological changes is crucial for our business. We believe that our future success will depend in large part on our ability to develop new and effective products in a timely manner and on a cost-effective basis. As a result of the complexities inherent in our products, new products and product enhancements may require long development and testing periods, which may result in significant delays in the general availability of new releases or significant problems in the implementation of new releases. In addition, if we or our competitors announce or introduce new products or services, our current or future customers may defer or cancel purchases of our products or services, which could materially adversely affect our business, operating results and financial condition. Our failure to develop our Platform successfully, on a timely and cost effective basis, along with developing new products or new product enhancements that respond to technological change, evolving industry standards or customer requirements may have a material adverse effect on our business, operating results and financial condition.

We may not have adequate insurance to cover losses and liabilities.

We maintain insurance we consider appropriate for our business needs. However, we may not be insured against all risks either because appropriate coverage is not available or because we consider the applicable premiums to be excessive in relation to the perceived benefits that would accrue. Accordingly, we may not be insured at all or fully insured against all losses and liabilities that could unintentionally arise from our operations. The incurrence of uninsured or partially insured losses or liabilities could have a material adverse effect on our business, results of operations and financial condition.

Any inability to retain our employees or officers or recruit additional employees could adversely impact our financial position.

We are highly dependent upon our personnel, including Jeffrey Mason, our Chief Executive Officer. The loss of Mr. Mason’s services could impede the achievement of our business objectives. We have not obtained, do not own, nor are we the beneficiary of, key-person life insurance. In addition, our ability to effectively execute our growth strategy depends upon the performance and expertise of our other employees. We rely on experienced managerial and highly qualified technical employees to develop and operate our technology and to direct operational employees to manage the operational, sales, compliance and other functions of our business.

There is a risk that we may not be able to attract and retain key employees or be able to find effective replacements in a timely manner. The loss of key employees, or any delay in their replacement, could impact our ability to operate our business and achieve our growth strategies, including through the development of new systems and technology. There is a risk that we may not be able to recruit suitably qualified and talented employees in a timeframe that meets our growth objectives. This may result in delays in the integration of new systems, development of technology and general business expansion. There is also a risk that we will be unable to retain existing employees, or recruit new employees, on terms of retention that are as attractive to us. Our inability to retain our key employees or recruit additional employees, in particular key employees, may have a material adverse effect on our business, results of operation and financial condition.

We face risks associated with global operations that could harm our business.

Our operations in foreign countries subject us to various risks that may increase our costs, make our operations less efficient and require significant management attention. These risks include, but are not limited to:

●	uncertainty regarding liability for content or services;
●	loss of revenues if the U.S. or foreign governments impose limitations on doing business with significant current or potential customers;
●	adjusting to different employee/employer relationships and different regulations governing such relationships;
●	corporate and personal liability for alleged or actual violations of laws and regulations;
●	difficulties in transferring funds from, or converting currencies in, certain countries;
●	managing the costs and processes necessary to comply with export control, sanctions, anti-corruption, data protection and competition laws and regulations;
●	reliance on third parties over which we have limited control or influence on a day-to-day basis; and
●	potentially adverse tax consequences.

If we are not able to operate a cost-effective platform, we may not be able to grow our business successfully.

Our long-term success depends on our ability to design, implement, operate, manage and maintain a reliable and cost-effective network. In addition, we rely on third parties to enable us to expand and manage our global network and to provide local, broadband Internet and mobile services. If we are unable to grow and operate a cost-effective network for our customers, our business may fail to grow or decline, which would have a material adverse effect on our financial condition and results of operations.

We are exposed to credit risk on deposits in the event of default by the financial institutions to the extent account balances exceed the amount insured by the Federal Deposit Insurance Corporation, or “FDIC”, in the United States or the Financial Services Compensation Scheme, or “FSCS”, in the United Kingdom.

We deposit our cash in depository institutions as a means of maintaining the liquidity necessary to meet our operating needs, and we also facilitate the deposit of cash awaiting investment in depository institutions on behalf of our clients. At times, the balances in our accounts with these depository institutions may exceed FDIC-insured or FSCS-insured limits. A failure of a depository institution to return these deposits could severely impact our operating liquidity, result in significant reputational damage, and adversely impacting our financial performance.

We are exposed to credit risk on receivables from the purchase of our customers’ invoices.

We purchase invoices from our customers for services relating to the supply of minutes to large telecom carriers and immediately resell such invoices to third-party lenders on a non-recourse basis. Accordingly, we do not assume a credit risk. However, the failure of a large telecom carrier to pay its invoices when due could alienate lenders and impact our ability to purchase customer invoices on a continuing basis, resulting in significant reputational damage and adversely impacting our financial performance.

We may not adjust our expenses quickly enough to match a significant deterioration in global financial markets.

Global recessions and other economic downturns may occur quickly, resulting in severe declines in the total transaction volume of the Platform and revenue, which may strain on our ability to adjust costs and expenses to match. A failure to successfully adjust our costs and expenses may reduce margins and/or result in losses. If we are unable to adjust expenses, one or more of our major customers or lenders may stop using our products or services, which may have a substantial impact on our business and operations.

We depend on a small number of customers and the loss of one or more major customers could have a material adverse effect on our business, financial condition and results of operations.

During the year ended December 31, 2023, one customer, Cpec Tech Ltd, accounted for 58% of our consolidated revenues and one service provider, FastLink Software Inc., accounted for 12% of our purchases of services. During the year ended December 31, 2022, one customer, Cpec Tech Ltd, accounted for 37% of our consolidated revenues and one service provider, FastLink Software Inc., accounted for 12% of our purchases of services. We expect that a small number of customers and service providers will continue to account for a significant portion of our revenues and purchases of services, respectively. All of our customers and service providers have contracts that are terminable-at-will and have no fixed commitments to conduct business with us and it is possible that any of our customers and/or service providers could decide to terminate their relationship with us in the future. The loss of any such customer and/or service provider, or a substantial decrease by any such customer and/or service provider for our services could have a material adverse effect on our business, results of operations and financial condition. Additionally, our significant customers may have substantial negotiating leverage, which may require that we agree to terms and conditions that result in increased cost of sales, decreased revenues and lower average selling prices and gross margins, all of which could harm our operating results.

Risks Related to the Telecommunications Industry

Changes in the regulation of the telecommunications industry could adversely affect our business, revenue or cash flow.

We operate in a heavily regulated industry. Local laws and regulations, and the interpretation of such laws and regulations, differ significantly among the jurisdictions in which we operate. Enforcement and interpretations of these laws and regulations can be unpredictable and are often subject to the informal views of government officials. Certain foreign, U.S. federal, and state regulations and local franchise requirements have been, are currently, and may in the future be, the subject of judicial proceedings, legislative hearings and administrative proposals. Such proceedings may relate to, among other things, the rates we may charge for our services, the manner in which we offer and bundle our services, the terms and conditions of interconnection, unbundled network elements and resale rates, and could change the manner in which we operate. We cannot predict the outcome of these proceedings or the impact they will have on our business, revenue and cash flow.

Potential future regulatory, judicial, legislative, and government policy changes in jurisdictions where we operate could have a material adverse effect on us. There can be no assurance that future regulatory changes will not have a material adverse effect on us, or that regulators or third parties will not raise material issues regarding our compliance with applicable regulations, any of which could have a material adverse effect on us.

Our telecommunications line of business is highly sensitive to declining prices, which may adversely affect our revenues and margins.

The telecommunications industry is characterized by intense price competition, which has resulted in declines in both average per-minute price realizations and average per-minute termination costs. A reduction in our prices to compete with other offers in the market may not guarantee an increase in the traffic, which may result in a reduction of revenue. If these trends in pricing continue or accelerate, it could have a material adverse effect on the revenues generated by our businesses and/or our gross margins. The continued growth of VOIP calling and messaging services, such as WhatsApp, Skype and Viber has adversely affected the use of traditional phone communications, and we expect these IP-based services which offer voice communications for free to continue to increase, which may adversely affect our offerings.

The termination of carrier agreements or the inability of customers to enter into new carrier agreements in the future could materially and adversely affect our operations.

We rely upon our carrier agreements between telecommunications companies in order to provide our telecommunications services to our customers. These carrier agreements are, in most cases, for finite terms and, therefore, there can be no guarantee that these agreements will be renewed on favorable terms, or at all. Our ability to compete may be adversely affected if our customer carrier agreements were terminated or they were unable to enter into carrier agreements in the future to enable us to provide our telecommunications services to our customers, which could result in a reduction of our revenues and potential profits.

Fraud by unscrupulous telecommunications operators or others could have a material adverse effect on our business, financial condition, and results of operations.

We deploy extensive know your customer procedures to establish the identity and the telecommunications activity of all participants admitted to our Platform. In addition, we obtain technical data from the large telecom carriers who are the customers of our customers and, therefore, will send financed traffic (minutes) to the Platform to establish the origin of the minutes sent. Notwithstanding the foregoing, we may be subject to potential liability for fraudulent electronic payment transactions or credits initiated by telecom carriers or others. Examples of telecommunications fraud include the abuse of telecommunications products and services with the intention of stealing money from customers and/or their communications providers. Criminals are using increasingly sophisticated methods to engage in illegal activities such as counterfeiting and fraud. It is possible that incidents of fraud could increase in the future. Failure to effectively manage risk and prevent fraud may increase our chargeback liability or other liability which have a material adverse effect on our business, financial condition, and results of operations.

Risks Related to Blockchain and Financial Technology

Blockchain technologies are based on theoretical conjectures as to the impossibility, in practice, of solving certain cryptographical puzzles quickly. These premises may be incorrect or may become incorrect due to technological advances.

Blockchain technologies are premised on theoretical conjectures as to the impossibility, in practice, of solving certain mathematical problems quickly. Those conjectures remain unproven, however, and mathematical or technological advances could conceivably prove them to be incorrect. Blockchain technology companies may also be negatively affected by cryptography or other technological or mathematical advances, such as the development of quantum computers with significantly more power than computers presently available, that undermine or vitiate the cryptographic consensus mechanism underpinning the blockchain and other distributed ledger protocols. If either of these events were to happen, markets that rely on blockchain technologies could quickly collapse, and our business may be adversely affected.

We may not be successful in developing our blockchain technology solutions and, even if our Platform is developed, there are a number of risks that may prevent its widespread adoption.

We are continuing the development of our Platform that will act as a framework for a number of value-added services that we believe can connect our customers directly utilizing blockchain technology while increasing the economic efficiency of all transactions being made within the ecosystem. However, blockchain technology is new and its uses are constantly evolving. Accordingly, we may not be successful in completing and fully-implementing our blockchain technology solutions in a timely manner, or at all.

In addition, even if we are able to fully develop and implement our Platform, such technology is subject to a number of risks that may prevent its widespread adoption, including, but not limited to:

●	Risks of unfavorable regulatory action in one or more jurisdictions. Blockchain technologies have been the subject of scrutiny by various regulatory bodies around the world. We could be impacted by one or more regulatory inquiries or actions, including, but not limited to, restrictions on the use of blockchain technology, which could impede or limit the development of our anticipated blockchain technology solutions.

●	Risks relating to competition and alternative platforms. The blockchain industry is highly competitive and competition may intensify in the future. There are many platforms that enable the use of blockchain technologies in the payments ecosystem. Additional competitors are likely to enter the industry in the future. There is also competition from the traditional payment networks, all of which could potentially negatively impact us.

●	Risks associated with unauthorized access. Third parties that gains access to a user’s login credentials or private keys may be able to transfer the user’s value.

●	Risks that our anticipated blockchain technology solutions, as developed, will not meet the expectations of our target audience. Our anticipated blockchain technology solutions are presently under development and may undergo significant changes before beta and/or final release. Any expectations regarding the form and functionality of our anticipated blockchain technology solutions may not be met upon release for any number of reasons including change in the design and implementation plans and execution.

●	Risks of theft and hacking. Hackers or other groups or organizations may attempt to interfere with the blockchain technology or the availability of our anticipated blockchain technology solutions in any number of ways, including, without limitation, denial of service attacks, spoofing, smurfing, malware attacks, or consensus based attacks.

●	Risk of security weaknesses in the core infrastructure and software. Some parts of the core software may be based on open-source software. There is a risk that our development team or other outsourced third-party developers may intentionally or unintentionally introduce weaknesses or bugs into the core infrastructure elements of our anticipated blockchain technology solutions, which may materially interfere with its use.

●	Unanticipated risks. Blockchain technology is new technology. In addition to the risks set forth here, there are risks that we cannot anticipate. Risks may further materialize as unanticipated combinations or variations from the risks set forth herein.

The application of blockchain technology is novel and untested and may contain inherent flaws or limitations.

Blockchain is an emerging technology that offers new capabilities which are not fully proven in use. There are limited examples of the application of private distributed ledger technology. In most cases, software used by blockchain asset issuing entities will be in an early development stage and still unproven. As with other novel software products, the computer code underpinning the Fabric blockchain may contain errors, or function in unexpected ways. Insufficient testing of smart contract code, as well as the use of external code libraries, may cause the software to crack (i.e., undesired modifications in the software that removes or disables features) or function incorrectly. Any error or unexpected functionality may cause a decline in value of our Platform and result in an adverse effect to our business.

Intellectual property rights claims may adversely affect blockchain technology.

Third parties may assert intellectual property claims relating to their source code, including blockchain technology. Regardless of the merit of any intellectual property or other legal action, any threatened action that reduces confidence in distributed ledger technology’s long-term viability may adversely affect an investment in us. Additionally, a meritorious intellectual property claim could prevent us and other end-users from accessing the distributed ledger technology. As a result, an intellectual property claim against us could adversely affect our business and an investment in us.

Smart contracts are a new type of technology and ongoing development may magnify initial problems, cause volatility on the networks that use smart contracts and reduce interest in them, which could have an adverse impact on the deployment of our smart contracts.

Smart contracts are programs that run on a blockchain that execute automatically when certain conditions are met. Since smart contracts typically cannot be stopped or reversed, vulnerabilities in their programming can have damaging effects. Initial problems and continued problems with the development and deployment of smart contracts may have an adverse effect on the success of our Platform which utilizes smart contracts to enforce the performance of financial settlements.

Some aspects of our services incorporate open source software, and our use of open source software could negatively affect our business, results of operations, financial condition, and prospects.

Some of our systems incorporate and are dependent on the use and development of open source software. Open source software is software licensed under an open source license, which may include a requirement that we make available, or grant licenses to, any modifications or derivative works created using the open source software or make our products or services available for free or for nominal amounts. If an author or other third-party that uses or distributes such open source software were to allege that we have not complied with the legal terms and conditions of one or more of these open source licenses, we could incur significant legal expenses defending against such allegations, could be subject to significant damages, and could be required to comply with these open source licenses in ways that cause substantial competitive harm to our business.

The terms of various open source licenses have not been interpreted by U.S. and international courts, and there is a risk that such licenses could be construed in a manner that imposes unanticipated conditions or restrictions on our products or services. In such an event, we could be required to re-engineer all or a portion of our technologies, seek licenses from third parties in order to continue offering our products and services, discontinue the use of our Platform in the event re-engineering cannot be accomplished, or otherwise be limited in licensing our technologies, each of which could reduce or eliminate the value of our technologies and products and services. If portions of our software are determined to be subject to an open source license, we could also be required to, under certain circumstances, publicly release or license, at no cost, our products or services that incorporate the open source software or the affected portions of our source code, which could allow our competitors or other third parties to create similar products and services with lower development effort, time, and costs, and could ultimately result in a loss of transaction volume for us. We cannot ensure that we have not incorporated open source software in our software in a manner that is inconsistent with the terms of the applicable license or our current policies, and we or our third-party contractors or suppliers may inadvertently use open source in a manner that we do not intend or that could expose us to claims for breach of contract or intellectual property infringement, misappropriation, or other violation. If we fail to comply, or are alleged to have failed to comply, with the terms and conditions of our open source licenses, we could be required to incur significant legal expenses defending such allegations, be subject to significant damages, be enjoined from the sale of our products and services, and be required to comply with onerous conditions or restrictions on our products and services, any of which could be materially disruptive to our business.

Interruptions or performance problems associated with the financial technology, infrastructure or service offerings may adversely affect our business and operating results.

The continued growth of our Platform depends in part on the ability of users to access our Platform at any time and within an acceptable amount of time. Our Platform relies on the expertise of members of our engineering, operations and software development teams for its continued performance. Disruptions to these departments and functions, some of which are outsourced, could result in product feature and enhancement delays and interruptions to or performance problems associated with our Platform.

Our Platform may experience minor disruptions, outages and performance problems due to a variety of factors, including infrastructure changes, introductions of new functionality, human or software errors, delays in scaling of the technical infrastructure (such as if we do not maintain enough excess capacity or accurately predict the infrastructure requirements of our Platform), capacity constraints due to an overwhelming number of users accessing our Platform simultaneously, and denial-of-service or other cyber-attacks or other security-related incidents. In some instances, we may not be able to identify the cause or causes of these performance problems within an acceptable period of time. It may become increasingly difficult to maintain and improve the performance of our Platform, especially during peak usage times, and as our Platform becomes more complex and its user traffic increases. As a result, our Platform may become unavailable or users may be unable to access our Platform within a reasonable amount of time. In the event of any of the factors described above, or certain other failures of our infrastructure or that of third-parties we rely on, user data may be permanently lost. If our Platform experiences significant periods of service downtime in the future, we may be subject to claims by users of our Platform. To the extent that we do not effectively address capacity constraints, upgrade our systems as needed, continually develop our technology and network architecture to accommodate actual and anticipated changes in technology and efficiently resolve interruptions or performance problems with our Platform, existing relationships with practices would be adversely affected and our Platform brand could be harmed. In addition to technological and infrastructure problems, if our customers experience other issues or are unsatisfied with the service offerings or operations of our Platform, this could result in poor relationships with practices and reputational harm to us.

Regulatory compliance in the fintech sector is evolving and any noncompliance with such regulations may have a material adverse effect on our business.

Regulatory compliance in the fintech sector is evolving, and we cannot provide assurance that we will be able to proceed with our business plans if the regulatory environment in the fintech sector changes in a manner that undermines existing business plans. Such evolving regulations may have an impact in the various countries in which we operate. Any noncompliance with evolving regulations may have a material adverse effect on our business.

Real or perceived software errors, failures, bugs, defects, or outages could adversely affect our business, results of operations, financial condition, and prospects.

Our Platform and our internal systems rely on software that is highly technical and complex. In addition, our Platform and our internal systems depend on the ability of such software to store, retrieve, process, and manage immense amounts of data. As a result, undetected vulnerabilities, errors, failures, bugs, or defects may be present in such software or occur in the future in such software, including open source software and other software we license in from third parties, especially when updates or new products or services are released.

Any real or perceived vulnerabilities, errors, failures, bugs, or defects in the software may not be found until our consumers use our Platform and could result in outages or degraded quality of service on our Platform that could adversely impact our business (including through causing us not to meet contractually required service levels), as well as negative publicity, loss of or delay in market acceptance of our products and services, and harm to our brand or weakening of our competitive position. In such an event, we may be required, or may choose, to expend significant additional resources in order to correct the problem. Any real or perceived errors, failures, bugs, or defects in the software we rely on could also subject us to liability claims, impair our ability to attract new consumers, retain existing consumers, or expand their use of our products and services, which would adversely affect our business, results of operations, financial condition, and prospects.

We also rely on online payment gateways, banking and financial institutions for settlement and collection of payments. There is a risk that these systems may fail to perform as expected or be adversely impacted by a number of factors, some of which may be outside our control, including damage, equipment faults, power failure, fire, natural disasters, computer viruses and external malicious interventions such as hacking, cyber-attacks or denial-of-service attacks.

Our success depends on our continued investment in research and development.

We intend to continue to make investments in research and development and product development in seeking to sustain and improve our competitive position and meet our customers’ needs. These investments currently include streamlining our suite of software functionalities, including modularization and improving scalability of our integrated solutions. To maintain our competitive position, we may need to increase our research and development investment, which could delay when we achieve profitability and reduce our cash flows, thereby resulting in a material and adverse effect on our financial condition and results of operations. In addition, we cannot assure you that we will achieve a return on these investments, nor can we assure you that these investments will improve our competitive position or meet our customers’ needs.

Risks Related to Regulatory Matters

Failure to comply with laws and contractual obligations related to data privacy and protection could have a material adverse effect on our business, financial condition and operating results.

We process many types of data, including personal data in the course of our business. As such, we are subject to the data privacy and protection laws and regulations adopted by federal, state and foreign governmental agencies. Data privacy and protection is highly regulated in many jurisdictions and may become the subject of additional regulation in the future. For example, lawmakers and regulators worldwide are considering proposals that would require companies, like us, that encrypt users’ data to ensure access to such data by law enforcement authorities. Privacy laws restrict our processing of personal information, provided to us by our customers as well as data we collect from our customers and employees. We strive to comply with all applicable laws, regulations, policies and legal obligations relating to privacy and data protection. However, if we fail to comply, we may be subject to fines, penalties and lawsuits, statutory damages at both the federal and state levels in the United States, and potentially substantial fines and penalties in foreign jurisdictions, and class action lawsuits, and our reputation may suffer. We may also be required to make modifications to our data practices that could have an adverse impact on our business, including increasing our operating costs, which may require us to increase our prices, making our services less competitive.

We are also subject to the privacy and data protection-related obligations in our contracts with our customers and other third parties. Any failure, or perceived failure, by us to comply with federal, state, or international laws, including laws and regulations regulating privacy, data, or consumer protection, or to comply with our contractual obligations related to privacy, could result in proceedings or actions against us by governmental entities, contractual parties, or others, which could result in significant liability to us, as well as harm our reputation. Additionally, third parties on which we rely may enter into contracts to protect and safeguard our customers’ data. Should such parties violate these agreements or suffer a breach, we could be subject to proceedings or actions against us by governmental entities, contractual parties, or others, which could result in significant liability to us as well as harm to our reputation.

We may suffer adverse tax and other financial consequences if U.S. or foreign taxing authorities do not agree with our interpretation of applicable tax laws.

Our corporate structure is based, in part, on assumptions about the various tax laws, including withholding tax, and other relevant laws of applicable non-U.S. jurisdictions. Foreign taxing authorities may not agree with our interpretations or reach different conclusions. Our interpretations are not binding on any taxing authority and, if these foreign jurisdictions were to change or to modify the relevant laws, we could suffer adverse tax and other financial consequences or have the anticipated benefits of our corporate structure materially impaired. This could have a material adverse effect on our financial condition, results of operations and cash flows.

Legislation and regulation of online businesses, including privacy and data protection regulations/restrictions, could create unexpected costs, subject us to enforcement actions for compliance failures, or cause us to change our Platform or business model, which could have a material adverse effect on our business.

Government regulation could increase the costs of doing business online. U.S. and foreign governments have enacted or are considering legislation related to online advertising and we expect to see an increase in legislation and regulation related to advertising online, the use of geo-location data to inform advertising, the collection and use of anonymous Internet user data and unique device identifiers, such as IP address or unique mobile device identifiers, and other data protection and privacy regulation. Such legislation could affect the costs of doing business online and could reduce the demand for our solution or otherwise harm our business, financial condition and results of operations. For example, a wide variety of provincial, state, national and international laws and regulations apply to the collection, use, retention, protection, disclosure, transfer and other processing of personal data. Our failure to comply with applicable laws and regulations, or to protect personal data, could result in enforcement action against us, including fines, imprisonment of our officers and public censure, claims for damages by consumers and other affected individuals, damage to our reputation and loss of goodwill, any of which could have a material adverse impact on our business, financial condition and results of operations. Even the perception of privacy concerns, whether or not valid, could harm our reputation and inhibit adoption of our solution by current and future advertisers and advertising agencies.

Failure to comply with anticorruption and anti-money laundering laws, including the Foreign Corrupt Practices Act (“FCPA”) and similar laws associated with activities outside of the United States, could subject us to penalties and other adverse consequences.

We are subject to the FCPA, the U.S. domestic bribery statute contained in 18 U.S.C. § 201, the U.S. Travel Act, the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA PATRIOT) Act of 2001 (the “USA PATRIOT Act”) and possibly other anti-bribery and anti-money laundering laws in countries in which we conduct activities. We face significant risks if we fail to comply with the FCPA and other anti-corruption laws that prohibit companies and their employees and third-party intermediaries from promising, authorizing, offering, or providing, directly or indirectly, improper payments or benefits to foreign government officials, political parties, and private-sector recipients for the purpose of obtaining or retaining business, directing business to any person, or securing any advantage. Any violation of the FCPA, other applicable anti-corruption laws, and anti-money laundering laws could result in whistleblower complaints, adverse media coverage, investigations, loss of export privileges, or severe criminal or civil sanctions, which could have a material adverse effect on our reputation, business, operating results, and prospects. In addition, responding to any enforcement action may result in a significant diversion of management’s attention and resources, significant defense costs, and other professional fees.

We maintain controls designed to enable us to comply with all applicable anti-money laundering and anti-terrorism financing laws and regulations, including the Bank Secrecy Act of 1970, as amended by the USA PATRIOT Act (the “BSA”). These controls include policies, procedures, processes and other internal controls designed to identify, monitor, manage and mitigate the risk of money laundering and terrorist financing. These controls include procedures and processes to detect and report potentially suspicious transactions, perform consumer due diligence, respond to requests from law enforcement and meet all recordkeeping and reporting requirements related to particular transactions involving currency or monetary instruments. However, we cannot provide any assurance that our controls will be effective to ensure compliance with all applicable anti-money laundering and anti-terrorism financing laws and regulations we are required to comply with, and our failure to comply with these laws and regulations could result in a breach and termination of our agreements with our third-party partners or criticism by state governmental agencies, which may have a material adverse effect on our business, results of operations, financial condition and future prospects.

We operate in a complex regulatory environment, and failure to comply with applicable laws and regulations could adversely affect our business.

Our operations are subject to a broad range of complex and evolving laws and regulations. Because of our coverage in many countries, we must perform our services in compliance with the legal and regulatory requirements of multiple jurisdictions. Some of these laws and regulations may be difficult to ascertain or interpret and may change from time to time. Violation of such laws and regulations could subject us to fines and penalties, damage our reputation, constitute a breach of our client agreements, impair our ability to obtain and renew required licenses, and impair our ability to achieve profitability. If any of the foregoing were to occur, our operating results and financial condition could be adversely affected. Additionally, to serve the international markets in which conduct business, we maintain business entities in various jurisdictions around the world. Accordingly, we must maintain and operate these business entities in compliance with the applicable corporate, tax, employment and other laws of these various jurisdictions, which adds complexity to our operations. Our failure to maintain compliance with such laws and regulations could give rise to liabilities that could materially adversely affect our financial condition, results of operations and cash flows.

Risks Related to Our Common Stock and this Offering

There has been no prior public market for our common stock, the stock price of our common stock may be volatile or may decline regardless of our operating performance and you may not be able to resell your shares at or above the initial public offering price.

Prior to this offering there has been no public market for shares of our common stock. You may not be able to sell your shares quickly or at the market price if trading in shares of our common stock is not active. The initial public offering price for our common stock will be determined through negotiations with the underwriters, and the negotiated price may not be indicative of the market price of the common stock after the offering. An active or liquid market in our common stock may not develop upon the completion of this offering or, if it does develop, it may not be sustainable. As a result of these and other factors, you may be unable to resell your shares of our common stock at or above the initial public offering price.

Further, an inactive market may also impair our ability to raise capital by selling shares of our common stock and may impair our ability to enter into strategic collaborations or acquire companies or products by using our shares of common stock as consideration.

The price of our stock may be volatile, and you could lose all or part of your investment.

The trading price of our common stock following this offering is likely to be highly volatile and could be subject to wide fluctuations in response to various factors, some of which are beyond our control, including limited trading volume. We cannot predict the prices at which our common stock will trade. The market price of our common stock following this offering will depend on a number of factors, including those described in this “Risk Factors” section, many of which are beyond our control and may not be related to our operating performance. In addition, the limited public float of our common stock following this offering may increase the volatility of the trading price of our common stock. In addition to the factors discussed in this “Risk Factors” section and elsewhere in this prospectus, factors that could cause fluctuations in the market price of our common stock include:

●	our ability to effectively manage our growth;

●	actual or anticipated variations in quarterly operating results;

●	our cash position;

●	our failure to meet the estimates and projections of the investment community or that we may otherwise provide to the public;

●	publication of research reports about us or our industry, or positive or negative recommendations or withdrawal of research coverage by securities analysts;

●	changes in the market valuations of similar companies;

●	overall performance of the equity markets;

●	sales of our common stock by us or our stockholders in the future;

●	trading volume of our common stock;

●	changes in accounting practices;

●	ineffectiveness of our internal controls;

●	significant lawsuits, including intellectual property infringement or stockholder litigation;

●	general political and economic conditions; and

●	other events or factors, many of which are beyond our control.

In addition, the stock market in general, and the market for fintech companies in particular, have experienced extreme price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of these companies. Broad market and industry factors may negatively affect the market price of our common stock, regardless of our actual operating performance. If the market price of our common stock after this offering does not exceed the initial public offering price, you may not realize any return on your investment in us and may lose some or all of your investment. In the past, securities class action litigation has often been instituted against companies following periods of volatility in the market price of a company’s securities. This type of litigation, if instituted, could result in substantial costs and a diversion of management’s attention and resources.

Unstable market and economic conditions and adverse developments with respect to financial institutions and associated liquidity risk may have serious adverse consequences on our business, financial condition and stock price.

The global credit and financial markets have recently experienced extreme volatility and disruptions, including severely diminished liquidity and credit availability, declines in consumer confidence, declines in economic growth, inflationary pressure and interest rate changes, increases in unemployment rates and uncertainty about economic stability. The financial markets and the global economy may also be adversely affected by the current or anticipated impact of military conflict, including the conflict between Russia and Ukraine, Israel and Hamas, terrorism or other geopolitical events. Sanctions imposed by the United States and other countries in response to such conflicts, including the ones in Ukraine and Israel, may also adversely impact the financial markets and the global economy, and any economic countermeasures by the affected countries or others could exacerbate market and economic instability. More recently, the closures of Silicon Valley Bank and Signature Bank and their placement into receivership with the Federal Deposit Insurance Corporation, or “FDIC”, created bank-specific and broader financial institution liquidity risk and concerns. Although the Department of the Treasury, the Federal Reserve, and the FDIC jointly confirmed that depositors at Silicon Valley Bank and Signature Bank would continue to have access to their funds, even those in excess of the standard FDIC insurance limits, under a systemic risk exception, future adverse developments with respect to specific financial institutions or the broader financial services industry may lead to market-wide liquidity shortages, impair the ability of companies to access near-term working capital needs, and create additional market and economic uncertainty. There can be no assurance that future credit and financial market instability and a deterioration in confidence in economic conditions will not occur. Our general business strategy may be adversely affected by any such economic downturn, liquidity shortages, volatile business environment or continued unpredictable and unstable market conditions. If the equity and credit markets deteriorate, or if adverse developments are experienced by financial institutions, it may cause short-term liquidity risk and also make any necessary debt or equity financing more difficult, more costly and more dilutive. Failure to secure any necessary financing in a timely manner and on favorable terms could have a material adverse effect on our growth strategy, financial performance and stock price and could require us to delay or abandon our business plans. In addition, there is a risk that one or more of our current clients, financial institutions or other third parties with whom we do business may be adversely affected by the foregoing risks, which may have an adverse effect on our business.

We have broad discretion in the use of the net proceeds from this offering and may not use them effectively.

Our management will have broad discretion in the application of the net proceeds to us from this offering and could spend the proceeds in ways that do not improve our results of operations or enhance the value of our common stock. The failure by our management to apply these funds effectively could result in financial losses that could have a material adverse effect on our business, cause the price of our common stock to decline and delay the enhancement of our market position in wholesale telecommunications and major construction projects industries. Pending their use, we may invest the net proceeds from this offering in a manner that does not produce income or that loses value.

Persons associated with Dominari Securities LLC, the representative of the underwriters, and Revere Securities LLC beneficially own approximately 9.28% of our outstanding common stock before this offering and will own approximately 8.39% of our outstanding common stock after this offering and have an interest in this offering beyond customary underwriting commissions, which may create a conflict of interest.

Revere Master SPV LLC beneficially owns approximately 7.80% of our outstanding common stock before this offering and will own approximately 7.05% of our outstanding common stock after this offering. Kyle Wool is the Manager of Revere Master SPV and in such capacity has the right to vote and dispose of the securities held by such entity. Catatonk Creek LLC, an entity wholly-owned by Kyle Wool beneficially owns approximately 0.76% of our outstanding common stock before this offering and will own approximately 0.69% of our outstanding common stock after this offering. Kyle Wool is also the Chief Executive Officer of Dominari Securities LLC, the representative of the underwriters in this offering. Atwater Consulting LLC, an entity wholly-owned by Anthony Hayes, CEO of Dominari Holdings Inc., beneficially owns approximately 0.36% of our outstanding common stock before this offering and will own approximately 0.33% of our outstanding common stock after this offering. Dominari Securities LLC is a wholly-owned subsidiary of Dominari Holdings Inc. William Moreno, Chairman of Revere Securities LLC, beneficially owns approximately 0.36% of our outstanding common stock before this offering and will own approximately 0.33% of our outstanding common stock after this offering. Further, under the underwriting agreement, we will pay Dominari Securities LLC, as representative of the underwriters, fees and commissions equal to 8% of the gross proceeds raised in the offering. Accordingly, the interests of Mr. Wool, Mr. Hayes or Mr. Moreno may not be, at all times, the same as that of our other stockholders. Ownership of our common stock by a person associated with the underwriter may create the appearance of, or create, conflicts of interest if and when such individuals are faced with decisions that could have varying implications for us and themselves. Where those conflicts exist, our stockholders may be affected by actions taken by Mr. Wool, Mr. Hayes, Mr. Moreno, Revere Master SPV, Revere Securities LLC and/or Dominari Securities LLC. Any actual or perceived conflicts of interest may have an effect on potential actions or transactions involving the Company, which may be disadvantageous to our other stockholders.

We do not intend to pay dividends on our common stock so any returns will be limited to the value of our stock.

We have never paid or declared any cash dividends on our common stock, and we do not anticipate paying any cash dividends on our common stock in the foreseeable future. We currently anticipate that we will retain future funds and earnings for the development and expansion of our business. Any future determination to pay dividends will be at the discretion of our board of directors and will depend upon a number of factors, including our results of operations, financial condition, future prospects, restrictions imposed by applicable law and other factors our board of directors deems relevant. Furthermore, future debt or other financing arrangements may contain terms prohibiting or limiting the amount of dividends that may be declared or paid on our common stock. Any return to stockholders will therefore be limited to the appreciation of their stock.

Directors, executive officers, principal stockholders and affiliated entities own a significant percentage of our stock and will be able to exert significant control over matters subject to stockholder approval.

Immediately following the completion of this offering, our directors, executive officers, principal stockholders and their affiliates will beneficially hold, in the aggregate, approximately 18.17% of our outstanding voting stock. These stockholders, acting together, would be able to significantly influence all matters requiring stockholder approval. For example, these stockholders would be able to significantly influence elections of directors, amendments of our organizational documents, or approval of any merger, sale of assets, or other major corporate transaction. This may prevent or discourage unsolicited acquisition proposals or offers for our common stock that you may feel are in your best interest as one of our stockholders.

If you purchase our common stock in this offering, you will incur immediate and substantial dilution in the book value of your shares.

The initial public offering price will be substantially higher than the as adjusted net tangible book value per share of our common stock after this offering. Investors purchasing common stock in this offering will pay a price per share that substantially exceeds the as adjusted net tangible book value per share after this offering. As a result, investors purchasing common stock in this offering will incur immediate dilution of $5.25 per share, based on an assumed initial public offering price of $5.50 per share, the midpoint of the price range set forth on the cover page of this prospectus and the sale of our shares of common stock, representing the difference between our as adjusted net tangible book value per share after giving effect to this offering and the assumed initial public offering price. Further, investors purchasing common stock in this offering will contribute approximately 43.6% of the total amount invested by stockholders since our inception, but will own only approximately 9.60% of the shares of common stock outstanding after this offering.

This dilution is due to our investors who purchased shares prior to this offering having paid substantially less when they purchased their shares than the price offered to the public in this offering. To the extent outstanding options and/or warrants are exercised, there will be further dilution to new investors. As a result of the dilution to investors purchasing shares in this offering, investors may receive significantly less than the purchase price paid in this offering, if anything, in the event of our liquidation. For a further description of the dilution that you will experience immediately after this offering, see the section entitled “Dilution”.

General Risk Factors

We are an “emerging growth company” and a “smaller reporting company” and will be able to avail ourselves of reduced disclosure requirements applicable to emerging growth companies and/or smaller reporting companies, which could make our common shares less attractive to investors.

We are an “emerging growth company,” as defined in the JOBS Act and we intend to take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not “emerging growth companies” including not being required to comply with the auditor attestation requirements of Section 404(b) of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved. In addition, Section 107 of the JOBS Act also provides that an “emerging growth company” can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act of 1933, as amended (the “Securities Act”), for complying with new or revised accounting standards. In other words, an “emerging growth company” can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. We may take advantage of these reporting exemptions until we are no longer an “emerging growth company.” We will remain an “emerging growth company” until the earliest of (i) the last day of the fiscal year in which we have total annual gross revenues of $1.235 billion or more; (ii) the last day of our fiscal year following the fifth anniversary of the date of the completion of this offering; (iii) the date on which we have issued more than $1 billion in nonconvertible debt during the previous three years; or (iv) the date on which we are deemed to be a large accelerated filer under the rules of the Securities and Exchange Commission (the “SEC”).

In addition, even if we no longer qualify as an “emerging growth company,” we may still take advantage of certain reduced reporting requirements as a “smaller reporting company.” If we are a smaller reporting company at the time we cease to be an emerging growth company, we may continue to rely on exemptions from certain disclosure requirements that are available to smaller reporting companies. Specifically, as a smaller reporting company, we may choose to present only the two most recent fiscal years of audited financial statements in our Annual Report on Form 10-K and have reduced disclosure obligations regarding executive compensation, and, similar to emerging growth companies, if we are a smaller reporting company, we may not be required to obtain an attestation report on internal control over financial reporting issued by our independent registered public accounting firm.

Financial reporting obligations of being a public company in the U.S. are expensive and time-consuming, and our management will be required to devote substantial time to compliance matters.

As a publicly traded company we will incur significant additional legal, accounting and other expenses that we did not incur as a private company. The obligations of being a public company in the U.S. require significant expenditures and will place significant demands on our management and other personnel, including costs resulting from public company reporting obligations under the Exchange Act and the rules and regulations regarding corporate governance practices, including those under the Sarbanes-Oxley Act, the Dodd-Frank Wall Street Reform and Consumer Protection Act, and the listing requirements of NYSE American. These rules require the establishment and maintenance of effective disclosure and financial controls and procedures, internal control over financial reporting and changes in corporate governance practices, among many other complex rules that are often difficult to implement, monitor and maintain compliance with. Moreover, despite recent reforms made possible by the JOBS Act, the reporting requirements, rules, and regulations will make some activities more time-consuming and costly, particularly after we are no longer an “emerging growth company.” In addition, we expect these rules and regulations to make it more difficult and more expensive for us to obtain director and officer liability insurance. Our management and other personnel will need to devote a substantial amount of time to ensure that we comply with all of these requirements and to keep pace with new regulations, otherwise we may fall out of compliance and risk becoming subject to litigation or being delisted, among other potential problems.

If securities or industry analysts do not publish research or publish inaccurate or unfavorable research about our business, our stock price and trading volume could decline.

The trading market for our common stock will depend in part on the research and reports that securities or industry analysts publish about us or our business. Securities and industry analysts do not currently, and may never, publish research on our Company. If no securities or industry analysts commence coverage of our Company, the trading price for our stock would likely be negatively impacted. In the event securities or industry analysts initiate coverage, if one or more of the analysts who covers us downgrades our stock or publishes inaccurate or unfavorable research about our business, our stock price may decline. If one or more of these analysts ceases coverage of our Company or fails to publish reports on us regularly, demand for our stock could decrease, which might cause our stock price and trading volume to decline.

Our Certificate of Incorporation provides that the Court of Chancery of the State of Delaware will be the sole and exclusive forum for substantially all disputes between the Company and its stockholders, which could limit stockholders’ ability to obtain a favorable judicial forum for disputes with the Company or its directors, officers or employees.

Our Certificate of Incorporation provides that unless we consent in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware is the sole and exclusive forum for: (i) any derivative action or proceeding brought on behalf of us, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee of our Company to us or our stockholders, (iii) any action asserting a claim against us, our directors, officers or employees arising pursuant to any provision of the Delaware General Corporation Law (the “DGCL”) or our Certificate of Incorporation or bylaws (“Bylaws”), or (iv) any action governed by the internal affairs doctrine, except for, as to each of (i) through (iv) above, any claim as to which the Court of Chancery determines that there is an indispensable party not subject to the jurisdiction of the Court of Chancery. This exclusive forum provision would not apply to suits brought to enforce any liability or duty created by the Securities Act or the Exchange Act or any other claim for which the federal courts have exclusive jurisdiction. To the extent that any such claims may be based upon federal law claims, Section 27 of the Exchange Act creates exclusive federal jurisdiction over all suits brought to enforce any duty or liability created by the Exchange Act or the rules and regulations thereunder.

Section 22 of the Securities Act creates concurrent jurisdiction for federal and state courts over all suits brought to enforce any duty or liability created by the Securities Act or the rules and regulations thereunder. However, our Certificate of Incorporation contains a federal forum provision which provides that unless we consent in writing to the selection of an alternative forum, the federal district courts of the United States of America will be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act.

These choice of forum provisions may limit a stockholder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with us or our directors, officers or other employees and may result in increased costs to our stockholders, which may discourage such lawsuits against us and our directors, officers and other employees. Alternatively, if a court were to find our choice of forum provisions contained in our Certificate of Incorporation to be inapplicable or unenforceable in an action, we may incur additional costs associated with resolving such action in other jurisdictions, which could harm our business, results of operations, and financial condition.

We could be subject to securities class action litigation.

In the past, securities class action litigation has often been brought against a company following a decline in the market price of its securities. This risk is especially relevant for us because fintech companies have experienced significant stock price volatility in recent years. If we face such litigation, it could result in substantial costs and a diversion of management’s attention and resources, which could harm our business.

There is no guarantee that our common stock will be listed on NYSE American.

We intend to apply to have our shares of common stock listed on NYSE American. Upon completion of this offering, we believe that we will satisfy the listing requirements and expect that our common stock will be listed on NYSE American. Such listing, however, is not guaranteed. If the application is not approved for listing on NYSE American, we will not proceed with this offering. Even if such listing is approved, there can be no assurance any broker will be interested in trading our common stock. Therefore, it may be difficult to sell any shares you purchase in this offering if you desire or need to sell them. Our lead underwriter, Dominari Securities LLC, is not obligated to make a market in our common stock, and even after making a market, can discontinue market making at any time without notice. Neither we nor the underwriters can provide any assurance that an active and liquid trading market in our common stock will develop or, if developed, that the market will continue.

INFORMATION REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements that involve risks and uncertainties. You should not place undue reliance on these forward-looking statements. All statements other than statements of historical facts contained in this prospectus are forward-looking statements. The forward-looking statements in this prospectus are only predictions. We have based these forward-looking statements largely on our current expectations and projections about future events and financial trends that we believe may affect our business, financial condition and results of operations. In some cases, you can identify these forward-looking statements by terms such as “anticipate,” “believe,” “continue,” “could,” “depends,” “estimate,” “expects,” “intend,” “may,” “ongoing,” “plan,” “potential,” “predict,” “project,” “should,” “will,” “would” or the negative of those terms or other similar expressions, although not all forward-looking statements contain those words. We have based these forward-looking statements on our current expectations and projections about future events and trends that we believe may affect our financial condition, results of operations, strategy, short- and long-term business operations and objectives, and financial needs. These forward-looking statements include, but are not limited to, statements concerning the following:

●	our projected financial position and estimated cash burn rate;

●	our estimates regarding expenses, future revenues and capital requirements;

●	our ability to continue as a going concern;

●	our need to raise substantial additional capital to fund our operation;

●	the ultimate impact a health epidemic, such as COVID-19, on our business, our Platform development or the global economy as a whole;

●	our ability to obtain and maintain intellectual property protection for our intellectual property;

●	our ability to expand our organization to accommodate potential growth and our ability to retain and attract key personnel; and

●	market acceptance of our products and services.

These forward-looking statements are subject to a number of risks, uncertainties and assumptions, including those described in “Risk Factors.” Moreover, we operate in a very competitive and rapidly changing environment. New risks emerge from time to time. It is not possible for our management to predict all risks, nor can we assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements we may make. In light of these risks, uncertainties and assumptions, the forward-looking events and circumstances discussed in this prospectus may not occur and actual results could differ materially and adversely from those anticipated or implied in the forward-looking statements.

You should not rely upon forward-looking statements as predictions of future events. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee that the future results, levels of activity, performance or events and circumstances reflected in the forward-looking statements will be achieved or occur. Moreover, except as required by law, neither we nor any other person assumes responsibility for the accuracy and completeness of the forward-looking statements. We undertake no obligation to update publicly any forward-looking statements for any reason after the date of this prospectus to conform these statements to actual results or to changes in our expectations.

You should read this prospectus and the documents that we reference in this prospectus and have filed with the SEC as exhibits to the registration statement of which this prospectus is a part with the understanding that our actual future results, levels of activity, performance and events and circumstances may be materially different from what we expect.

INDUSTRY AND MARKET DATA

This prospectus contains estimates and other statistical data made by independent parties and by us relating to market size and growth and other data about our industry. We obtained the industry and market data in this prospectus from our own research as well as from industry and general publications, surveys and studies conducted by third parties. This data involves a number of assumptions and limitations and contains projections and estimates of the future performance of the industries in which we operate that are subject to a high degree of uncertainty, including those discussed in “Risk Factors.” We caution you not to give undue weight to such projections, assumptions and estimates. Further, industry and general publications, studies and surveys generally state that they have been obtained from sources believed to be reliable, although they do not guarantee the accuracy or completeness of such information. While we believe that these publications, studies and surveys are reliable, we have not independently verified the data contained in them. In addition, while we believe that the results and estimates from our internal research are reliable, such results and estimates have not been verified by any independent source.

USE OF PROCEEDS

We estimate that the net proceeds from our issuance and sale of 1,300,000 shares of our common stock in this offering will be approximately $6.0 million, or approximately $7.0 million if the underwriters exercise their over-allotment option in full, based on an assumed initial public offering price of $5.50 per share, the midpoint of the price range listed on the cover page of this prospectus, after deducting underwriting discounts and commissions and estimated offering expenses payable by us.

We intend to use the net proceeds from this offering as follows:

●	Approximately $1,000,000 for augmentation of sales and marketing resources in the telecommunications industry, including the ACP;

●	Approximately $1,000,000 for augmentation of sales and marketing resources in the major commercial construction projects industry;

●	Approximately $1,000,000 for technical enhancements to the Platform to improve operational capabilities and user satisfaction; and

●	Approximately $2,973,000 for working capital to allow for cost and timing contingencies.

Any additional capital that we raise pursuant to this offering will be used for general corporate and working capital purposes.

A $1.00 increase or decrease in the assumed initial public offering price of $5.50 per share, the midpoint of the price range listed on the cover page of this prospectus, would increase or decrease the net proceeds from this offering by approximately $1.196 million, assuming that the number of shares offered by us, as set forth on the cover page of this prospectus, remains the same and after deducting underwriting discounts and commissions and estimated offering expenses payable by us. An increase (decrease) of 500,000 shares in the number of shares offered by us, as set forth on the cover page of this prospectus, would increase (decrease) the net proceeds from this offering by $2.53 million, assuming no change in the assumed initial public offering price per share and after deducting underwriting discounts and commissions and estimated offering expenses payable by us.

This expected use of the net proceeds from this offering and our existing cash represents our intentions based upon our current plans, financial condition and business conditions. Predicting the cost necessary to develop and expand the Platform and our services can be difficult and the amounts and timing of our actual expenditures may vary significantly depending on numerous factors, including the progress of our development and expansion efforts, any collaborations that we may enter into with third parties, any potential acquisitions and any unforeseen cash needs. As a result, our management will retain broad discretion over the allocation of the net proceeds from this offering and our existing cash.

In the ordinary course of our business, we expect to from time to time evaluate the acquisition of, investment in or in-license of complementary technologies or businesses, and we could use a portion of the net proceeds from this offering for such activities. We currently do not have any agreements, arrangements or commitments with respect to any potential acquisition, investment or license.

Pending our use of the net proceeds from this offering, we intend to invest the net proceeds in a variety of capital preservation investments, including short-term, investment-grade, interest-bearing instruments and government securities.

DIVIDEND POLICY

We have never paid or declared any cash dividends on our common stock, and we do not anticipate paying any cash dividends on our common stock in the foreseeable future. We intend to retain all available funds and any future earnings to fund the development and expansion of our business. Any future determination to pay dividends will be at the discretion of our board of directors and will depend upon a number of factors, including our results of operations, financial condition, future prospects, contractual restrictions, restrictions imposed by applicable law and other factors our board of directors deems relevant.

CAPITALIZATION

The following table sets forth our cash and capitalization as of December 31, 2023:

●	on an actual basis; and

●	on an as adjusted basis to give further effect to our issuance and sale of shares of our common stock in this offering at an assumed initial public offering price of $5.50 per share, which is the midpoint of the price range listed on the cover page of this prospectus, after deducting underwriting discounts and commissions and our estimated offering expenses.

The as adjusted information in this table is unaudited and is illustrative only and our capitalization following the completion of this offering will be adjusted based on the actual initial public offering price and other terms of this offering determined at pricing. You should read this table in conjunction with the information contained in “Use of Proceeds,” “Summary Financial Data” and “Management’s Discussion and Analysis of Financial Condition and Results of Operation,” as well as the financial statements and the notes included elsewhere in this prospectus.

	December 31, 2023
(in thousands, except share and per share data)	Actual (Unaudited)	As Adjusted (Unaudited)
Cash	$7,872	$5,980,872

Stockholders’ deficit:	-	-
Preferred stock, par value $0.0001 per share; 10,000,000 shares authorized, 0 shares issued and outstanding, actual; 10,000,000 shares authorized, 0 shares issued and outstanding, as adjusted	-	-
Common stock, par value $0.0001 per share; 120,000,000 shares authorized, 12,248,616 shares issued and outstanding, actual; 120,000,000 shares authorized, 13,548,616 shares issued and outstanding, as adjusted	9,249,192	15,222,192
Accumulated deficit	(10,286,918)	(10,286,918)
Total stockholders’ (deficit) equity	(1,037,726)	4,935,274
Total capitalization	$(1,037,726)	$4,935,274

A $1.00 increase (decrease) in the assumed initial public offering price of $5.50 per share, which is the midpoint of the price range set forth on the cover page of this prospectus, would increase (decrease) the as adjusted amount of each of cash, total stockholders’ equity and total capitalization by $1.196 million, assuming that the number of shares offered by us, as set forth on the cover page of this prospectus, remains the same and after deducting underwriting discounts and commissions and estimated offering expenses payable by us. An increase (decrease) of 500,000 shares in the number of shares offered by us, as set forth on the cover page of this prospectus, would increase (decrease) the as adjusted amount of each of cash, total stockholders’ equity and total capitalization by $2.53 million, assuming no change in the assumed initial public offering price per share and after deducting underwriting discounts and commissions and estimated offering expenses payable by us.

The number of shares of our common stock to be outstanding after this offering is based on 12,248,616 shares of our common stock outstanding as of December 31, 2023, assumes no exercise by the underwriters of their over-allotment option and excludes:

●	1,050,500 shares of common stock issuable upon exercise of outstanding warrants with a weighted average exercise price of $0.80;

●	2,143,895 shares of common stock reserved for future issuance under our 2023 Plan; and

●	65,000 shares of common stock issuable upon exercise of warrants to be issued to the representative of the underwriters as part of this offering at an exercise price of $6.05 (assuming an initial public offering price of $5.50 per share (the midpoint of the price range set forth on the cover page of this prospectus)).

DILUTION

If you invest in our common stock, your ownership interest will be diluted to the extent of the difference between the initial public offering price per share of our common stock and the as adjusted net tangible book value per share of our common stock immediately after this offering.

As of December 31, 2023, we had a historical net tangible book value (deficit) of $(2,584,699), or $(0.21) per share of common stock, based on 12,248,616 shares of common stock outstanding at December 31, 2023. Our historical net tangible book value per share is the amount of our total tangible assets less our total liabilities at December 31, 2023, divided by the number of shares of common stock outstanding at December 31, 2023.

After giving effect to the sale of 1,300,000 shares of common stock in this offering at an assumed initial public offering price of $5.50 per share, and after deducting underwriting discounts and commissions and estimated offering expenses payable by us, our as adjusted net tangible book value at December 31, 2023 would have been $3,388,301, or $0.25 per share of common stock. This represents an immediate decrease in as adjusted net tangible book value of $0.46 per share to existing stockholders and immediate dilution of $5.25 per share to new investors purchasing shares of common stock in this offering.

The following table illustrates this dilution on a per share basis:

Assumed initial public offering price per share		$5.50
Net tangible book value (deficit) per share as of December 31, 2023	$(0.21)
Increase in net tangible book value per share attributable to new investors in this offering	0.46
Net tangible book value per share after this offering		0.46
Dilution per share to new investors in this offering		$5.25

The information discussed above is illustrative only, and the dilution information following this offering will be adjusted based on the actual initial public offering price and other terms of this offering determined at pricing. A $1.00 increase in the assumed initial public offering price of $5.50 per share, which is the midpoint of the price range set forth on the cover page of this prospectus, would increase our as adjusted net tangible book value after this offering by $0.55 per share and the dilution to new investors purchasing common stock in this offering by $5.56 per share, assuming that the number of shares offered by us, as set forth on the cover page of this prospectus, remains the same and after deducting underwriting discounts and commissions and estimated offering expenses payable by us. A $1.00 decrease in the assumed initial public offering price of $5.50 per share, which is the midpoint of the price range set forth on the cover page of this prospectus, would decrease our as adjusted net tangible book value after this offering by $0.42 per share and the dilution to new investors purchasing common stock in this offering by $3.79 per share, assuming that the number of shares offered by us, as set forth on the cover page of this prospectus, remains the same and after deducting underwriting discounts and commissions and estimated offering expenses payable by us. An increase of 500,000 shares in the number of shares offered by us, as set forth on the cover page of this prospectus, would increase our as adjusted net tangible book value after this offering by $0.63 per share and decrease the dilution to new investors purchasing common stock in this offering by $4.58 per share, assuming no change in the assumed initial public offering price per share and after deducting underwriting discounts and commissions and estimated offering expenses payable by us. A decrease of 500,000 shares in the number of shares offered by us would decrease the as adjusted net tangible book value after this offering by $0.32 per share and increase the dilution to new investors purchasing common stock in this offering by $4.89 per share, assuming no change in the assumed initial public offering price per share and after deducting underwriting discounts and commissions and estimated offering expenses payable by us.

If the underwriters exercise their option to purchase additional shares in full, the as adjusted net tangible book value per share after giving effect to the offering would be $0.32 per share. This represents an increase in as adjusted net tangible book value of $0.53 per share to existing stockholders and dilution in as adjusted net tangible book value of $5.18 per share to new investors.

The number of shares of our common stock to be outstanding after this offering is based on 12,248,616 shares of our common stock outstanding as of December 31, 2023, assumes no exercise by the underwriters of their over-allotment option and excludes:

●	1,050,500 shares of common stock issuable upon exercise of outstanding warrants with a weighted average exercise price of $0.80;

●	2,143,895 shares of common stock reserved for future issuance under our 2023 Plan; and

●	65,000 shares of common stock issuable upon exercise of warrants to be issued to the representative of the underwriters as part of this offering at an exercise price of $6.05 (assuming an initial public offering price of $5.50 per share (the midpoint of the price range set forth on the cover page of this prospectus)).

The following table summarizes, on the as adjusted basis described above, the total number of shares of common stock we issued and sold, the total consideration we received and the average price per share (i) paid to us by existing stockholders or (ii) to be paid by new investors purchasing our common stock in this offering at the assumed initial public offering price of $5.50 per share, the midpoint of the price range set forth on the cover page of this prospectus, before deducting underwriting discounts and commissions and estimated offering expenses payable by us and (iii) the average price per share paid by existing stockholders and by new investors who purchase shares of common stock in this offering:

	Shares Purchased		Total Consideration		Average Price
	Number	Percentage	Amount	Percentage	Per Share
Existing stockholders	12,248,616	90.40%	$9,249,192	56.40%	$0.76
New investors	1,300,000	9.60%	7,150,000	43.60%	$5.50
Total	13,548,616	100.0%	$16,399,192	100.0%

A $1.00 increase (decrease) in the assumed initial public offering price of $5.50 per share, which is the midpoint of the price range set forth on the cover page of this prospectus, would increase (decrease) the total consideration paid by new investors by $1.3 million and, in the case of an increase, would increase the percentage of total consideration paid by new investors by 4.14 percentage points and, in the case of a decrease, would decrease the percentage of total consideration paid by new investors by 4.86 percentage points, assuming that the number of shares offered by us, as set forth on the cover page of this prospectus, remains the same. An increase (decrease) of 500,000 shares in the number of shares offered by us, as set forth on the cover page of this prospectus, would increase (decrease) the total consideration paid by new investors by $2.75 million and, in the case of an increase, would increase the percentage of total consideration paid by new investors by 8.10 percentage points and, in the case of a decrease of 500,000 shares, would decrease the percentage of total consideration paid by new investors by 11.36 percentage points, assuming no change in the assumed initial public offering price.

The table above assumes no exercise of the underwriters’ over-allotment option in this offering. If the underwriters’ over-allotment option is exercised in full, the number of common stock held by new investors purchasing common stock in this offering would be increased to 10.88% of the total number of shares of common stock outstanding after this offering, and the number of shares held by existing stockholders would be reduced to 89.12% of the total number of shares of common stock outstanding after this offering.

To the extent that warrants are exercised or convertible debt is converted, we issue new stock options under our equity incentive plan, or we issue additional common stock in the future, there will be further dilution to investors participating in this offering. In addition, if we raise additional capital through the sale of equity or convertible debt securities, the issuance of these securities could result in further dilution to our stockholders.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

You should read the following discussion and analysis of our financial condition and results of operations together with our financial statements and the related notes included elsewhere in this prospectus. In addition to historical information, this discussion and analysis contains forward-looking statements that are based on our current expectations, estimates and projections about our business and operations and that involve risks, uncertainties and assumptions. Our actual results may differ materially from those currently anticipated and expressed in such forward-looking statements as a result of a number of factors, including those which we discuss under “Risk Factors” and elsewhere in this prospectus. See “Information Regarding Forward-Looking Statements.” All amounts in this report are in U.S. dollars, unless otherwise noted.

Overview

We have developed a financial technology platform for securing and streamlining financial transactions that utilizes blockchain technology to provide payment assurance and liquidity through a finance supply chain. Our Platform makes use of smart contracts, as programmatic representations of the terms of a legal contract between transacting parties, to affect automated financial settlements (account balance computations) to the supply chain participants. The Platform was developed in response to a need to transition from the current payment process down the supply chain (typically triggered by a manager or trusted party) to a more modern protocol that mandates simultaneous payment of all component and sub-component suppliers when the primary party makes a payment into the supply chain.

The blockchain elements of the system were in temporary abeyance during part of 2021 and 2022 with a secure database substituting for blockchain technology during a systems upgrade. The blockchain elements of the Platform returned to service during the first quarter of 2023. We elected to initially deploy the Platform and its services within the wholesale telecommunications industry, then into funding ACP Providers under the ACP of the United States Government, operating under the FCC and subsequently into the major projects commercial construction industry. We believe the most significant issues for Telecom Carriers are a lack of payment assurances and lender funding. In order to connect calls between different countries, at least two to three Telecom Carriers are required in the international telecommunications supply chain using VOIP technology. The Platform is intended to offer security to permit lender funding, increased payment confidence, fraud mitigation and transparency throughout each step of every supply chain finance transaction.

As a finance supply chain fintech platform, the Platform utilizes a set of technology-based solutions that aim at easing access to financing and improving business efficiency for buyers and sellers linked in smart contract transactions by automating invoice preparation and lender approval and automating settlement processes, from initiation to completion. In our experience, under traditional industry practice, major telecommunications carriers, as Tier 1/2 Carriers, delay payment for 60 days or more, while the Platform Carriers, as the suppliers, benefit from payment on much shorter terms. As a solution, under our paradigm, the Tier 1/2 Carriers’ high quality credit rating permits the Platform Carriers’ invoices to serve as collateral for financing by a third-party lender or factor. We pre-authorize and arrange such financing, providing short-term credit that optimizes working capital and provides liquidity for the Platform Carrier, who is able to spend time growing its business instead of searching for financing. Similarly, ACP Providers provide ACP Services to eligible subscribers under the ACP which is administered by USAC; however, ACP Claims for ACP Services are typically settled up to 60 days after submission, necessitating the need for interim working capital financing. We believe that this delay in ACP Provider reimbursement funding is an impediment to business growth for ACP Providers, and that access to factoring on our Platform helps address this issue.

IPC Collaboration Agreement

On June 15, 2023, we entered into the IPC Collaboration Agreement with IPC, a wholesale telecommunications customer and ACP Provider. Pursuant to the IPC Collaboration Agreement, we are responsible for sourcing ACP Subscribers and IPC is responsible for providing operating infrastructure which includes, but is not limited to, the provision of devices and Internet services for the ACP Subscribers. Pursuant to the IPC Collaboration Agreement, we will finance the cost of devices and monthly recurring charges and will share in the Profits (as defined in the IPC Collaboration Agreement) generated from the provision of ACP Services. The IPC Collaboration Agreement may be terminated by either party upon twelve months’ written notice.

Recent Developments

Effective July 27, 2023, we entered into a factoring contract with TPS AG, a non-affiliated Swiss company, whereby TPS AG undertook to enter into factoring agreements with financial institutions that would purchase daily invoices of wholesale telecommunications customers and ACP Claims of ACP Provider customers. The factoring contract may be terminated upon either party providing three months’ notice, for the first time at the end of the Minimum Term and at the end of each quarter after the Minimum Term has terminated. Furthermore, either party may terminate such agreement for good cause. Upon termination, all claims offered for sale prior to the termination of the factoring contact may still be purchased by TPS AG and TPS AG may transfer already purchased but not yet due claims back to us. Payments we receive from major telecommunications carriers and the United States government to settle customer invoices and claims are remitted directly by us under the supervision of TPS AG, to the financial institution.

Results of Operations

Comparison of the Years Ended December 31, 2023, and 2022

Selected Annual Information

The following table presents selected financial information of the Company for the years ending December 31, 2023, and 2022:

	Year Ended December 31, 2023 ($)	Year Ended December 31, 2022 ($)
Total revenue	2,091,812	384,008
(Loss) from operations	(2,124,500)	(2,484,154)
Net (loss)	(2,045,258)	(2,342,709)
Total assets	5,752,855	4,318,325
Total liabilities	6,790,581	3,487,597
Cash dividends declared	-	-

As of December 31, 2023, assets of the Company amounted to $5,752,855 (2022 $4,318,325) and included cash and cash equivalents of $7,872 (2022 $820,490) custodial funds of $3,716,116 (2022 $1,475,265) and accounts receivable of $265,645 (2022 $216,373) mainly of the Create.iF subsidiary. As of December 31, 2023, liabilities amounted to $6,790,581 (2022 $3,487,597) and comprised of loans and notes payable of $301,763 (2022 $30,189), custodial funds due to lenders of $3,085,921 (2022 $1,234,974), custodial funds due to customers of $630,195 (2022 $240,291), trade payables and accrued liabilities of $1,461,496 (2022 $1,039,715) of which the Create.iF subsidiary was $325,753 and amounts due to related parties of $1,311,206 (2022 $942,428). Total shareholders’ equity amounted to $(1,037,726) as of December 31, 2023 (2022 $818,759).

Revenue and Cost of Revenue

(a) Revenue

Revenue increased to $2,091,812 in the year ended December 31, 2023, from $384,008 in the year ended December 31, 2022, as result of the following:

(1)	$1,380,299 from an increase of traffic (minutes) received by the Platform related to several customers (Platform Carriers) who received increased volumes of minutes from the Major Carriers with whom they contract;
(2)	$206,591 from factoring ACP Claims under the ACP; and
(3)	$504,922 from client service fees of the Create.iF consultancy.

Net fees for facilitating customer invoice financing constitute the difference between two discount rates: (a) the rate paid by the Company to the customer to acquire the invoice and (b) the rate received by the Company on concomitant resale of the invoice to the institutional factor.

Telecom Platform revenue represents service fees earned for producing daily invoices, facilitating financing through purchase and concomitant resale of daily invoices and settling transactions daily and monthly between Platform Carriers and Major Carriers. In December 2019, our Platform for the wholesale telecommunications industry commenced commercial operations. From 2020 to present, our Platform has affected secure financial settlements for telecommunications carriers without incident and earned processing and factoring fees.

The onset of the COVID-19 pandemic in early 2020 stifled efforts to secure customers and diminished the willingness of lenders to extend new credits to prospects might have become customers owing the economic uncertainty caused by the abrupt onset of COVID-19. The wholesale telecommunications industry is noted for face-to-face regional and global meetings where industry participants do business and new business relationships are forged. The COVID-19 pandemic caused a suspension of these meetings and/or caused them to be held on a virtual basis, which, for us being a new entrant to the industry, negatively impacted our ability to acquire customers. Towards the end of 2021 signs emerged that industry conditions for business development in 2022 might return to near pre-pandemic levels. As 2022 progressed, general business development conditions became more normalized but rising interest rates imposed by central banks to combat price inflation made acquisition of new lender funds to grow customer financing volumes more difficult and higher interest rates put pressure on margins (as more fully described below under “Custodial Funds”) realized by the Company from facilitating customer financing. Conditions eased somewhat in 2023 and the Company was able to secure new telecom business as well as increasing invoice purchase discounts to relieve margin pressures occasioned by higher interest rates.

In early 2023 the Company began factoring ACP Claims (for eligible devices and service of obtained by ACP Subscribers) presented by ACP Providers for reimbursement by the United States government. The Company was able to secure several ACP Providers as customers for factoring services under the ACP program as 2023 progressed.

The Company had one customer that accounted for 58% and 37% of consolidated revenues for the years ended December 31, 2023 and 2022, respectively, and one service provider that accounted for 12% and 12% of the Company’s purchases of services during the years ended December 31, 2023 and 2022, respectively.

(b) Cost of Revenue

The following table presents selected financial information of the Company that comprises the cost of sales:

	Year Ended December 31, 2023 ($)	Year Ended December 31, 2022 ($)
Salaries	328,670	334,559
Technical Services	511,604	193,224
Depreciation and Amortization	338,276	211,361
Create.iF	-	24,397
Factor Commission	42,731	-
Total	1,221,281	763,541

The cost of revenue does not include the cost of obtaining customer funds used in factoring. Such cost is treated as an offset to revenue since the Company effectively acts as an agent when buying customer invoices and immediately reselling them to financial institutions.

The TessPay Platform is a blockchain fintech platform that requires a certain minimum level of personnel and supporting technical services to operate which is not directly reliant on the volume of minutes transacted through the Platform. As illustrated in the table above, operating costs did not increase proportionally even though revenue generated by the platform grew significantly as explained above from an increase in wholesale long distance traffic and claims processed by the Platform.

Custodial Funds

We hold funds received from customers for settlement of customer transactions in the wholesale telecommunications industry and the ACP. These funds are placed on deposit with banks in segregated accounts and disbursed to customers as part of the daily settlement process.

We also facilitate customer access to financing from third-party financial institutions by purchasing daily invoices of such customers issued to major telecommunications carriers and claims on the United States government at a discounted rate on a daily basis for wholesale minutes sold to carriers and claims lodged with the United States government Upon purchase, invoices and claims are concomitantly resold to third-party financial institutions, at a lesser discount, with whom we have funding agreements. The difference between the purchase price of invoices from customers and the resale price to lenders represents a source of income for the Company in respect of facilitating the ultimate lending transaction. The purchase discount rates are a function of the market, the term funds outstanding and the cost of funds. In the Company’s accounts, the gross difference between the purchase price of the invoice and the resale value to the lender is offset by interest charged by the lender on its funds utilized in the invoice purchase transaction. The purchase and resale of invoices and claims by the Company is considered to be a “true sale” in both instances and, as such, the parties do not have recourse to one another in respect of credit losses. Typically, the third-party lenders obtain credit insurance on the payment of invoices by the large telecom carriers but not the United States government. The financial institutions periodically advance funds to us, which are used to purchase invoices on behalf of the financial institutions. Any excess funds advanced over invoices purchased are held in segregated accounts and are shown on the consolidated statements of financial position as custodial funds due to financial institutions.

Funds from lenders are used to purchase daily invoices of customers for minutes sold to Tier 1/2 Carriers and ACP Claims. At the end of a billing/payment cycle funds are received from the Tier 1/2 Carriers and United States government, lenders are allocated amounts to clear funds advanced and customers are allocated residual funds to clear their accounts. All cash amounts related to custodial funds are held by us in segregated bank accounts and remitted to lenders and customers upon request by wire transfer. Custodial funds due to customers as of December 31, 2023, and 2022 amounted to $630,195 and $240,291, respectively. Custodial funds due to lenders amounted to $3,085,921 and $1,234,974 as of December 31, 2023, and 2022, respectively.

Depreciation

Depreciation is calculated on a straight-line basis over the estimated useful lives of the respective assets:

Type of asset	Estimated Useful Life
Equipment	5 years
Furniture and fixtures	5 years
Software	3 years
Website	5 years
Customer relationships	3 years

We recorded depreciation of $338,276 in the year ending December 31, 2023 (2022 $211,361).

Income Taxes

We account for income taxes using the asset and liability method, which requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been recognized in the consolidated financial statements or in our tax returns. Deferred tax assets and liability are determined based on the difference between the financial statement and tax basis of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse. Changes in deferred tax assets and liabilities are recorded in the provision for income taxes. We assess the likelihood that our deferred tax assets will be recovered from future taxable income and, to the extent we believe, based upon the weight of available evidence, that it is more likely than not that all or a portion of the deferred tax assets will not be realized, a valuation allowance is established through a charge to income tax expense. Potential for recovery of deferred tax assets is evaluated by estimating the future taxable profits expected and considering prudent and feasible tax planning strategies.

We account for uncertainty in income taxes recognized in the consolidated financial statements by applying a two-step process to determine the amount of tax benefit to be recognized. First, the tax position must be evaluated to determine the likelihood that it will be sustained upon external examination by the taxing authorities. If the tax position is deemed more likely than not to be sustained, the tax position is then assessed to determine the amount of benefit to recognize in the consolidated financial statements. The amount of the benefit that may be recognized is the largest amount that has a greater than 50% likelihood of being realized upon ultimate settlement. The provision for income taxes includes the effects of any resulting tax reserves, or unrecognized tax benefits, that are considered appropriate as well as the related net interest and penalties.

We have operations in both the United States and United Kingdom, and, as such we are subject to tax in both countries. No provisions for income taxes have been made by us as we had no taxable income for the years ended December 31, 2023 and 2022.

As of December 31, 2023, we had net operating loss carryforwards for tax purposes of approximately $5,308,969 (2022 $2,944,809) that may be available to offset future taxable income, if any. Upon our migration from British Columbia to Delaware effective as of June 30, 2022, we used all of our net operating loss carryforwards incurred to that date to offset capital gains and migration taxes otherwise eligible. In the twelve months ended December 31, 2023, we incurred an operating loss of $2,045,258 which will be available to offset future profits, if any.

As of December 31, 2023, and 2022, we had no uncertain tax positions. Our policy is to recognize interest and penalties that would be assessed in relation to the settlement value of unrecognized tax benefits as a component of income tax expense. We did not accrue either interest or penalties for the years ended December 31, 2023, and 2022, and we have not been under tax examination in any jurisdiction for the years ended December 31, 2023, and 2022.

Foreign Currency Risk

Foreign currency risk is the risk that the fair value or future cash flows of an exposure will fluctuate because of changes in foreign exchange rates. Our exposure to the risk of changes in foreign exchange rates relates primarily to our operating activities when revenues are denominated in a foreign currency, which currency for us is Euros.

We do not have significant operating subsidiaries or significant investments in foreign countries as of December 31, 2023, and 2022. We are subject to foreign currency exposure on our cash balances, custodial funds due to customers, custodial funds due to lenders, accounts payable and accrued liabilities and expenses incurred from certain supplier and service agreements denominated in Euros. We do not currently use foreign exchange contracts to hedge our exposure on our foreign currency cash flows as management has determined that this risk is not sufficient to justify the cost of hedging at this point in time.

We monitor our cash inflows and outflows denominated in foreign currency and plan the conversion of funds into foreign currency to support business needs.

Liquidity and Capital Resources

Since our inception, we have financed our operations primarily with proceeds from the sale of our equity and debt securities.

As of December 31, 2023, and December 31, 2022, we had cash and cash equivalents of $7,872 and $820,490, respectively. We have determined that our current levels of cash will not be sufficient to meet our anticipated cash needs for our ongoing operations. We have incurred significant operating losses since inception, and we expect to incur significant expenses and operating losses for the foreseeable future. As a result, our independent registered public accounting firm has included, in its opinion for the year ended December 31, 2023, an explanatory paragraph expressing substantial doubt about our ability to continue as a going concern within one year from the date of the initial filing of the registration statement on Form S-1 of which this prospectus forms a part.

We will need to seek significant additional capital to hire new personnel and develop the technological infrastructure required to market and operate the Platform for the sectors that we intend to pursue, as well as for general corporate and working capital purposes. However, our ability to successfully raise sufficient funds through the sale of debt or equity securities when needed is subject to many risks and uncertainties and, even if it were successful, future equity issuances would result in dilution to its existing stockholders and any future debt securities may contain covenants that limit tour operations or ability to enter into certain transactions. There are no assurances that we will be successful in obtaining an adequate level of financing as and when needed to finance our operations on terms acceptable to us or at all, particularly during when there is market uncertainty or an economic downturn. If we are unable to secure adequate additional funding as and when needed on acceptable or commercially reasonable terms, we may have to significantly delay, scale back or discontinue our operations.

Cash Flow Activities for the Years Ended December 31, 2023, and 2022

The following table sets forth a summary of our cash flows for the years ended December 31, 2023 and 2022:

	Years Ended December 31,
	2023	2022
Net cash (used in) operating activities	$(710,813)	$(1,862,229)
Net cash used in investing activities	(361,412)	(547,533)
Net cash provided by financing activities	259,605	2,023,767
Net increase in cash from custodial funds	2,240,851	219,038
Net increase (decrease) in cash	$1,428,233	$(166,958)

Cash Flows from Operating Activities

During the year ended December 31, 2023, we reported cash used in operating activities of $710,813 (2022 $1,862,229) for the reasons explained under “Results of Operations – Comparison of the Years Ended December 31, 2023, and 2022 – Revenue” and, as a result of continuing expenditures made to develop the business system, the customer base of wholesale telecommunications companies and administrative costs of our Company.

Cash Flows from Investing Activities

Net cash used in investing activities for the year ended December 31, 2023 was $361,412 (2022 $547,533), for the purchase of property and equipment and intangible assets forming part of the Platform.

Cash Flows from Financing Activities

Net cash provided by financing activities for the year ended December 31, 2023 was $259,605 (2022 $2,023,766), from a loan received from a customer in 2023 and from private placement sales of common shares in 2022.

Basis of Presentation

The financial statements contained herein have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”) and the requirements of the SEC.

Critical Accounting Policies and Significant Judgments and Estimates

This management’s discussion and analysis of financial condition and results of operations is based on our financial statements, which have been prepared in accordance with U.S. GAAP. The preparation of these financial statements requires us to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenue and expenses during the reported period. In accordance with U.S. GAAP, we base our estimates on historical experience and on various other assumptions we believe to be reasonable under the circumstances. Actual results may differ from these estimates if conditions differ from our assumptions. While our significant accounting policies are more fully described in Note 2 in the “Notes to Financial Statements”, we believe the following accounting policies are critical to the process of making significant judgments and estimates in preparation of our financial statements.

Use of Estimates

The preparation of the financial statements in conformity with accounting principles generally accepted in the U.S. requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenues, expenses, and the related disclosures at the date of the financial statements and during the reporting period. Actual results could materially differ from these estimates. Significant estimates include the valuation of deferred tax assets, valuation of warrants issued with debt, and the value of stock-based compensation expenses.

Recently Issued and Adopted Accounting Standards

See Note 2 to our audited consolidated financial statements for the year ended December 31, 2023 included elsewhere in this prospectus.

JOBS Act

We are an “emerging growth company,” as defined in the JOBS Act. Emerging growth companies can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act, for complying with new or revised accounting standards. In other words, an “emerging growth company” can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. We have chosen to take advantage of the extended transition periods available to emerging growth companies under the JOBS Act for complying with new or revised accounting standards until those standards would otherwise apply to private companies provided under the JOBS Act. As a result, our financial statements may not be comparable to those of companies that comply with public company effective dates for complying with new or revised accounting standards. For as long as we continue to be an emerging growth company, we also intend to take advantage of certain other exemptions from various reporting requirements that are applicable to other public companies including, but not limited to, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, exemptions from the requirements of holding a non-binding advisory stockholder vote on executive compensation and any golden parachute payments not previously approved, exemption from the requirement of auditor attestation in the assessment of our internal control over financial reporting and exemption from any requirement that may be adopted by the Public Company Accounting Oversight Board regarding mandatory audit firm rotation or a supplement to the auditor’s report providing additional information about the audit and the financial statements (auditor discussion and analysis). After we become a reporting company under the Exchange Act, we will remain an emerging growth company until the earliest of (i) the date on which we are deemed to be a large accelerated filer under the rules of the SEC, (ii) the end of the fiscal year in which we have total annual gross revenues of $1.235 billion or more during such fiscal year, (iii) the date on which we issue more than $1 billion in non-convertible debt in a three-year period or (iv) the end of the fiscal year following the fifth anniversary of the date of the completion of this offering.

BUSINESS

Overview

We have developed a financial technology platform for securing and streamlining financial transactions that utilizes blockchain technology to provide payment assurance and liquidity through a finance supply chain. Our Platform makes use of smart contracts, as programmatic representations of the terms of a legal contract between transacting parties, to affect automated financial settlements (account balance computations) to the supply chain participants. The Platform was developed in response to a need to transition from the current payment process down the supply chain (typically triggered by a manager or trusted party) to a more modern protocol that mandates simultaneous payment of all component and sub-component suppliers when the primary party makes a payment into the supply chain.

Our Market Opportunity

We believe we have a substantial market opportunity in the growing global market for innovative supply chain financial services. Supply chain finance has recently been defined as a much broader category of trade financing, encompassing all the financing opportunities across a supply chain. Supply chain finance offers high-quality, low-risk financing to the small enterprises that tend to have difficulty obtaining low-cost financing on the strength of their balance sheets and history of operations. These businesses often lack the credit ratings that lenders require and are seen as too costly to underwrite for the amount of financing required. We believe the business models that reliably track data produced by the transfer of money and goods in a supply chain, are best suited to deliver supply chain finance. We believe our Platform is capable of serving a broad set of industries to provide payment assurance and liquidity through a supply chain.

According to Allied Market Research, the global supply chain finance market generated $6 billion in 2021, and is projected to reach $13.4 billion by 2031, growing at a compound annual growth rate (“CAGR”) of 8.8% from 2022 to 2031. An increase in the need for safety and security of supplying activities and surge in adoption of supply chain finance by small and mid-size enterprises in various industries is driving supply chain finance market growth, and we believe the integration of blockchain in online supply chain finance practices may create lucrative opportunities, including for our Company.

We estimate our addressable market (phone to phone) in the wholesale telecommunications industry to be $45 billion with an annual growth rate of about 3.8%.

Our goal is to evaluate additional opportunities to further expand the Platform’s range into more industries requiring supply chain financing solutions if and when we are able to successfully develop our business and Platform in the initial industries we are seeking to serve, wholesale telecommunications industry and the ACP market, including, but not limited to, the commercial construction industry, mobile phone roaming, oil and gas, commercial aircraft fabrication, automobile production, electronic device assembly and retail supply chain. Notwithstanding the foregoing, as of December 31, 2023, we had cash and cash equivalents of $7,872 and a net loss of $2,045,258. Further, our independent registered public accounting firm included in its opinion for the year ended December 31, 2023, an explanatory paragraph referring to our losses from operations and expressing substantial doubt in our ability to continue as a going concern without additional capital becoming available. Accordingly, we will need to obtain financing in order to continue to fund our operations. Any failure or delay to secure such financing could force us to delay, limit or terminate our operations.

Supply Chain Finance

As a finance supply chain fintech platform, the Platform utilizes a set of technology-based solutions that aim at easing access to financing and improving business efficiency for buyers and sellers linked in smart contract transactions by automating invoice preparation and lender approval and automating settlement processes, from initiation to completion. In our experience, under traditional industry practice, major telecommunications carriers, as Tier 1/2 Carriers, delay payment for 60 days or more, while the Platform Carriers, as the suppliers, benefit from payment on much shorter terms. As a solution, under our paradigm, the Tier 1/2 Carriers’ high quality credit rating permits the Platform Carriers’ invoices to serve as collateral for financing by a third-party lender or factor. We pre-authorize and arrange such financing, providing short-term credit that optimizes working capital and provides liquidity for the Platform Carrier, who is able to spend time growing its business instead of searching for financing. Similarly, ACP Providers provide ACP Services to eligible subscribers under the ACP which is administered by USAC; however, ACP Claims for ACP Services are typically settled up to 60 days after submission, necessitating the need for interim working capital financing. We believe that this delay in ACP Provider reimbursement funding is an impediment to business growth for ACP Providers, and that access to factoring on our Platform helps address this issue.

In traditional supply chains structures, the vast majority of the funds received by each party in the supply chain, from the top to the bottom, ends up belonging to the final supplier in the supply chain. Here, instead of requiring each party in the chain to receive and wire out large downstream payments (exposing others to the risk of credit default), all these payments occur simultaneously on the Platform with very clear documentation, leaving each participant with their respective margins.

Global Telecommunications Industry

The global telecommunications industry is comprised of about 1,200 Tier 1/2 Carriers (“Major Carriers”), with considerable network infrastructure. The Major Carriers deal directly with businesses and consumers, have significant financial resources, and are often publicly traded or government owned entities. In addition, the industry contains numerous Tier 3 (“Small Carriers”), which have limited or no network infrastructure, have limited financial resources, deal only with other telecommunications carriers and almost always are private owner operated companies. Dealings between telecommunications carriers are called “Wholesale Telecom”.

A significant activity of the Wholesale Telecom industry consists of placing long-distance voice calls between parties in widely separated geographies. In the past, these long-distance calls were often only affected between national telecommunications carriers or highly regulated Tier 1/2 Carriers through satellite link or submarine communications cables. In more recent times these calls have been affected using VOIP technology, which has afforded Small Carriers the opportunity to participate in long distance voice transmissions.

Telecommunication Supply Chain

Many of the participating international Telecom Carriers are small to medium sized businesses for whom establishing credit and trust with other Telecom Carriers is a principal challenge of the business. The existing legacy credit system requires international third-party agreements, lawyers, bankers, lenders and credit insurers as well as costly operational support personnel. This complex array engenders issues that impede the availability of credit, including: (i) chronic late and defaulted payments occasioned by limited funds, (ii) at times outright fraud, (iii) high volume but low margins, and (iv) difficulty for supply chain participants to trust one another. The present state requires many Telecom Carriers to grant credit to other Telecom Carriers who often do not have the creditworthiness to support the credit granted, and when payments are made down a supply chain, they are manual (i.e., bank wires). The net result is that (i) often Telecom Carriers purchase routes from other Telecom Carriers that have the ability to extend them credit, instead of purchasing routes with the best price/quality combination; and (ii) the manual payments are generally not paid in full or late, which is a significant impairment in the industry as the values are high, but the margins are low; and any Telecom Carrier downstream from the late or defaulted payment in the supply chain will be directly affected.

Additionally, it is important to understand that within the telecommunications industry it is the Telecom Carrier, as the originator of a call, that must pay for the termination of a call (i.e., the calling party pays for the cost of the long distance call); and it is the Tier 1/2 Carriers (i.e., Verizon, AT&T, T-Mobile) that are at the top of the supply chain, due to the fact that they have the overwhelming majority of retail customers that originate calls. Through the use of lender funding, TessPay’s services allows for daily purchases of invoices issued to Tier 1/2 Carriers, for daily payment settlements, and for the simultaneous payment to all suppliers on the Platform who are contractually connected through the use of TessPay’s Smart Contract technology.

TessPay Platform for Telecommunications

The Platform is made up of the following components:

●	a customer portal, to manage and view account information, create contracts, agree on minute tariffs and invoice financing rates;

●	a private permissioned Hyperledger Blockchain protocol to maintain an immutable ledger of transaction data exchanged between parties;

●	a robust high-availability VOIP soft switch to control, measure, ensure compliance, and CDRs; and

●	an administrative interface to manage the system and the integration of system components.

We have initially tailored the Platform to the needs of the wholesale telecommunications industry as a payment platform with Web 3.0 technology integration for telecommunications companies engaged in transmitting cross border voice calls on behalf of Tier 1/2 Carriers. The Platform records minutes sent by Tier 1/2 Carriers to Platform Carriers and then links the Tier 1/2 Carriers, either directly or through another intermediary Telecom Carrier not on the Platform, to the call terminating Tier 1/2 Carriers in the destination country. Based on the minutes recorded, the Platform creates invoices for and on behalf of the Platform Carrier that are rendered to the Tier 1/2 Carrier in summary form at the end of each payment cycle. Thereafter, on a daily basis, TessPay Finance purchases the invoice at a discount and concomitantly resells such invoice to third-party lenders who have contracted with us and TessPay Finance to purchase such daily invoices on a non-recourse basis.

TessPay Telecommunications Settlement System

The Platform supports a lender funded fast payment business model where all parties to a cross-border voice call, except for the Tier 1/2 Carrier, quick pay on account for long distance minutes purchased from Platform Carriers. Transactions between the parties occur in the TessPay Settlement System using TessPay Smart Contracts and settlement payments are made using fiat currency held within the TessPay Wallets which are attached to the TessPay Smart Contracts. Initially, settlement payments will only be made in Euro and U.S. Dollar denominations. Funding is eligible once a TessPay Smart Contract has been signed by both parties to a transaction. Funding can be initiated either by the Platform Carrier allocating funds from its TessPay Wallet to the Smart Contract or by accessing pre-arranged funds from a lender or factor. At the end of each 24-hour period, after the Tier 1/2 Carrier has consumed minutes purchased in accordance with terms of the TessPay Smart Contract, all the participants in the chain will see a release of fiat currency into their TessPay Wallets pursuant to the exact terms of their TessPay Smart Contracts. Lenders advance daily to the Platform the value of discounted invoices purchased by TessPay Finance from the Platform Carrier and concomitantly resold to the lender. At the end of each payment cycle, the Tier 1/2 Carrier pays its outstanding balance in full, and all outstanding balances between the Platform Carrier and lenders are settled as well as all outstanding balances between Platform Carriers.

We maintain segregated accounts with certified international banks to operate and hold fiat currency funds remitted by lenders and accredited telecommunications companies. Funds may only be withdrawn by lenders and accredited telecommunications companies upon the surrender of fiat balances held within the Wallets received by them pursuant to the terms and conditions of one or more TessPay Smart Contracts. Initially, all transactions will be in Euros or U.S. Dollar denomination only and take place via wire transfer. For outgoing transfers, funds are received within one business day of any transfer request and the pass-through wire fee from the bank will be the only charges incurred by the telecommunications company.

TessPay Finance

The Platform also facilitates customer access to financing from third-party lenders by purchasing invoices of such customers issued to Tier 1/2 Carrier at a discounted rate on a daily basis. The creditworthy financial condition of the primary party, due to its status as a large public company, facilitates lender involvement in the supply chain, to effect interim payments, under the security afforded by the Platform and, as a result, alleviates financial difficulty currently faced by less creditworthy supply chain participants.

Upon purchase, invoices are concomitantly resold to third-party lenders with whom we have lending (factoring) agreements. Such lenders periodically advance funds to us which are used to purchase invoices on behalf of the lenders. Any excess funds advanced over invoices purchased are held in segregated accounts and are shown on the consolidated statements of financial position as custodial funds due to lenders. We receive a factoring fee realized through a fixed invoice discount factor that is applied daily throughout the term of the billing cycle and is computed by reference to the cost of funds and the billing/collection cycle. The creditworthy financial condition of the primary party, due to its status as a large public company, facilitates lender involvement in the supply chain, to effect interim payments, under the security afforded by the Platform and, as a result, alleviate financial difficulty currently faced by less creditworthy supply chain participants.

Services Fees

We generate revenue through our TessPay Settlement System by earning Processing Fees and Financing Fees. Our Service Fees are settled in fiat currency and are extracted from fiat balances in the Wallets when minute transactions settle and when ACP Claim transactions settle, in accordance with the provisions of TessPay Smart Contracts for telecom and factoring agreements for ACP.

The Depository

We have segregated accounts with recognized international banks (the “Depository”) to hold fiat currency funds remitted by lenders and accredited telecommunications companies. Such funds may only be withdrawn by lenders and accredited telecommunications companies upon the surrender of fiat balances held within TessPay Wallets received by them pursuant to one or more TessPay Smart Contracts. Transactions with the Depository take place upon request by wire transfer. For transfers out of the Depository, funds are normally received within one business day of receipt of the transfer request.

ACP Factoring

ACP is a $14.2 billion FCC benefit program that aims to increase access to affordable broadband connectivity for eligible low-income households in the United States. Serving over 20 million households since its inception in 2021, the ACP aims to increase access to affordable broadband connectivity by providing (i) discounts for Monthly Recurring Charges; and (ii) a one-time discount of up to $100 towards the purchase of Devices. ACP Providers who participate in ACP can use the Platform to factor ACP Claims quickly and to obtain funds for services rendered under ACP. ACP Claims factoring is a financial transaction in which the ACP Provider sells accounts receivable from the United States government to a third-party at a discount to obtain cash quickly. The Platform offers financing for ACP Claims related to both Devices and Monthly Recurring Charges.

Using the Platform, ACP Providers can receive weekly advances to cover the cost of providing Devices and Monthly Recurring Charges to ACP Subscribers. Without using the Platform, the United States government settles all ACP Claims at the end of the month following the month of service. We believe that the ACP Claims factoring option offered by the Platform is especially helpful for ACP Providers who may lack the financial resources to cover the upfront costs of Devices (which must be provisioned before the Monthly Recurring Charge can be billed). We also believe the Platform can provide faster access to the necessary funds, allowing ACP Providers to reinvest the funds towards attracting new ACP Subscribers to their business.

The FCC has recently announced that it is winding down the ACP, and that they stopped accepting new applications and enrollments in the ACP on February 7, 2024. Further, the last fully funded month of the ACP is April 2024. Existing enrolled households will continue to receive benefits until the program’s wind-down. The continuation of ACP benefits beyond May is contingent upon Congress authorizing additional funding. In the absence of such a decision, the ACP will be phased out.

Blockchain Technology

The supply chain finance industry has been traditionally slow to adapt to technological innovation, but we believe the Platform is on its way to disrupting and transforming the industry. The Platform utilizes multipoint strategy with traditional databases and scripting along with a private permissioned Hyperledger Blockchain to complement each other. Data is managed in a traditional database format with data outputs posted to the private permissioned Hyperledger Blockchain for immutable recordkeeping and surety. We operate and secure the blockchain ledgers in support of these transactions by running a blockchain node. Additionally, the incorporation of blockchain technology provides an additional level of permitted transparency to our clients, while developing an accurate historical data set which can be utilized for auditing, compliance, and financial transparency. We have determined that the Hyperledger Fabric is the best blockchain-based solution for the Platform. Hyperledger (or the Hyperledger project) is an open source blockchain started in December 2015 by the Linux Foundation. Hyperledger Fabric is considered an enterprise blockchain platform, which means there is a governance layer allowing for advanced privacy controls so that only the data we designate is permitted for participants to view, to share and to transact. All transactions are private between the designated participants, and we designate the protocol within the governance layer of the blockchain.

Smart Contracts

Smart contracts are computer protocols intended to facilitate, verify or enforce the performance of legally binding contracts between two or more parties. Smart contracts run on blockchain node network which puts them beyond the control of the parties to the contracts, assuring the contracts will be executed as written once performance begins. The objective of a smart contract is to provide security over execution of the terms of a contract that is superior to and less costly than conventionally monitored adherence to legal agreements. From a financial perspective, the advantages of a smart contract include minimized counterparty risk, automated daily settlement and increased transparency. In effect, payment streams are securely automated to the benefit of all the transacting parties. This means carriers using our Platform will be able to focus on connecting calls rather than chasing payments.

TessPay Smart Contracts will create a binding agreement between parties while still maintaining traditional electronic document signature protocols for established agreements. The Smart Contracts will, among other things, define invoice date and interval, payment terms, rate, billing increments, and payments and will operate on the Hyperledger Fabric blockchain.

Expansion into Commercial Construction Projects

Utilization of our Platform is not limited to the telecommunications industry. We are developing a blockchain based settlement solution for major commercial construction projects. Significant infrastructure, commercial, and industrial projects involve multiple participants with numerous payment interactions that may create financial risk in the project’s supply chain, which we believe can be mitigated by the deployment of our Platform. We believe that the current commercial construction settlement process has poor tracking and little transparency throughout the supply chain, causing lenders and developers to have a lack of visibility of payments made by general contractors. If a general contractor does not make timely payments to contract subtrades or if the general contractor were to become insolvent, the project lenders would become exposed to significant risk, including being required to find a new general contractor, which may lead to project delays and an increase in costs.

According to Research & Markets, in 2021, the global market size of the commercial construction industry was valued at $7.3 trillion and is predicted to reach $14.4 trillion by 2030 with a CAGR of 7.3% from 2022 to 2030. Construction refers to erection, maintenance, and repair of buildings or other immobile structures as well as building of roads and public service facilities. It also includes structural additions and alteration such as bearing walls, beams, and exterior walls. Moreover, each type of construction project requires a unique planning, financing, design, execution, and builds, along with repairs, maintenance, and improvement of work. The construction market consists of the sales revenues earned by entities such as sole traders, organizations, and partnerships that construct buildings and engineering projects including highways and utility systems.

The demand for commercial construction is driven economic growth in developed and developing countries and public sector expenditures in number of countries devoted to major infrastructure projects. Also, factors such as response to climate change, technological developments, and rising disposable income will influence the market during the forecast period.

Create.iF Acquisition

On November 24, 2022, we entered into the Share Purchase Agreement with TessPay Finance and Create.iF Group Limited for the acquisition of Create.iF. Create.iF is a construction project management company based in the United Kingdom that offers services relating to fund monitoring, EA/QS, design/value engineering, commercial management, dispute resolutions and contract advice. We believe that the acquisition of Create.iF will provide us the ability to expand into the commercial construction industry, by leveraging Create.iF’s current customers and partnerships.

Pursuant to the Share Purchase Agreement, on the Closing Date, we acquired all of the issued share capital of Create.iF in consideration for the issuance of an aggregate of 565,250 of our common shares for a total consideration of £1,900,000 ($2,261,000). Of such shares, 282,625 common shares were issued on the Closing Date, and the Deferred Shares shall be issued in three equal installments on each subsequent anniversary of the Closing Date, subject to certain conditions. The Deferred Shares shall be issued based upon an amount of £316,667 per installment converted to the U.S. dollar equivalent at a rate equal to the closing mid-point range for exchanges between the two currencies quoted in the Financial Times (London edition) for the nearest business day for which that rate is to be so quoted on or prior to the date of the allotment of such shares. On December 22, 2023 and February 9, 2024, the parties entered into amendments to the Share Purchase Agreement. Pursuant to the Share Purchase Agreement, as amended, if our securities are not listed on The Nasdaq Capital Market, the New York Stock Exchange, or any other national securities exchange at the time of the relevant anniversary dates of the Closing Date, the value of each share shall be $4.00 per share.

In July 2023, TessPay and Create.iF initiated the first sub trade financing contract with a United Kingdom contractor to demonstrate the viability of such lending structures.

TessPay Platform for Construction

We believe utilization of the Platform should not be limited to the telecommunications industry. Accordingly, we have developed a blockchain based settlement solution for global major construction projects. Large infrastructure, commercial, and industrial projects involve multiple participants with numerous payment interactions that create financial risk to the project’s supply chain which we believe can be mitigated by the Platform. Commercial construction involves the following four categories of participants:

i.	Lenders: Due to their magnitude, all commercial construction projects require funding, typically structured as follows: (a) senior debt (generally provided by banks and specialized lenders up to 70% of the gross development value, or “GDV”, of the project); (b) junior debt/mezzanine (specialized lenders provide up to 30% of the GDV); and (c) project equity (developer equity sources from their own capital or from a variety of individual or corporate investors. Private equity is the most difficult, time-consuming, and expensive capital to source).

ii.	Developers: Responsible for converting ideas from paper to real property; they are the owners of the project from conception through to project completion.

iii.	General Contractor, or “GC”: Responsible for the overall coordination of a project, providing all of the material, labor, equipment (such as engineering vehicles and tools) and services necessary for the construction of the project.

iv.	Subtrades and Materials Suppliers: Responsible for business trades and material supplies (i.e., electricians, ironworkers, bricklayers, plumbers, carpenters, architects, etc.)

Commercial Construction Payment Processes

Under the existing commercial construction project process (“Existing Construction Process”), once a commercial construction project has met all the requirements to be financeable (i.e., sufficient equity, GC quote matching specifications, planning permission, health & safety, etc.), then the developer and the GC enter into a contract with each other setting out a detailed set of specifications for the construction of the project, including related costs, and the completion date. After the project commences, monthly drawdowns are disbursed from the developer to the GC based on a quality control approved percentage-of-completion. The GC in turn has a similar monthly process with its subtrades. Subtrades make an application for payment (“Application for Payment”) at the beginning of each month for the work done the previous month. The GC responds with a “Certificate for Payment”, providing reasons as to why the certified amount may differ to the Application for Payment. The Subtrade then issues an invoice for the amount of the “Certificate for Payment’ due within a specified number of days (typically 35 days from date of the Application for Payment. Subject to the contract conditions, the GC may also issue a “Pay Less Notice” to the Subtrade not later than three days before the invoice becomes due. The trade then issues an invoice for the amount of the approved Application for Payment due within 35 days of such invoice. The process repeats each month until the end of the project.

The Existing Construction Process has poor tracking and little transparency throughout the supply chain, causing the lenders and developers to have a lack of visibility of the payments made by the GC. If the GC is unable to make good faith payments to its subtrades or if the GC were to become insolvent, then the lender would become exposed to significant risk, and the developer would certainly have their margin eroded, if not completely eliminated, by having to pay out liens to unpaid subtrades, materials suppliers, pay additional interest to the lenders, and/or be required to find a new GC. In addition, tracking the multitude of payments throughout the life cycle of a large commercial construction project can become unwieldly, leading to erroneous or duplicated payments.

The Platform deploys TessPay Smart Contracts (i.e., digital extensions of the project’s master development agreement) to connect funders, developers, and general contractors through to subcontractors and suppliers. Through the use of the Smart Contracts, the executable elements of each contract are tracked through the Platform and assembled in a structure that permits the system to ensure that only contracted amounts can be approved, and paid, without error or duplication. The project’s participants use our Wallet technology to record amounts due and payments made, and the linked TessPay Smart Contract permits automated payments to the project’s participants when programmed conditions are met. The Platform grants general contractors, subcontractors, and suppliers assurance of on-time payments whenever time programmed conditions are met and grants lenders and developers assurance that progress payments are to be made only when work is confirmed to have met programmed threshold conditions. This will grant general contractors, subcontractors, and suppliers assurance of on-time payments every time programmed conditions are met and will grant lenders and developers assurance that progress payments will be made only when work is confirmed to have met programmed threshold conditions. Monthly drawdowns will be transferred from the lender’s Wallet to the project’s Wallet as opposed to the current method of from the developer’s bank account to the GC’s bank account. When subtrade payments are approved (i.e., when the Application for Payment is approved and the invoices are issued), the values of the approved payments will flow (i) from the project’s Wallet to the developer’s Wallet, (ii) then to the GC Wallet, and (iii) finally to each subtrade’s or material supplier’s Wallet, causing the developer and the GC to be left with their margin on the respective payment, and the supplier with timely payment in full.

The expansion of the Platform into commercial construction provides parties with high confidence that every dollar that leaves a commercial construction project’s Wallet is for value and on behalf of such commercial construction project, free from liens, errors, or duplications; all properly documented with an indelible log of the approval and authorizations captured for each payment. Lastly, the utilization of a private permissioned blockchain on the Platform provides consistent data privacy protection, resulting in, the lenders’ and developers’ lack of knowledge and access to the identities and the details of the contractual arrangements between the GC and subtrades. For example, the lenders and developers will only have knowledge that a payment of $10,000 was made to the GC for plumbing services, and that the corresponding subtrade was paid, however, they will not know the identity of such plumber nor the GC’s margin on the payment.

Liquidity

All developers need to source funding for their commercial construction projects. Locating quality senior debt providers for experienced developers is not difficult; however, obtaining the best possible interest rates can be problematic, as quality senior debt providers tend to work with a small, closed network of local sources. For mezzanine debt, there is a similar problem, and generally the lenders will not provide the full 30% gap, requiring the developer to raise further funds from equity investors. For equity investors, smaller amounts of money tend to be unsophisticated and require significant and uncertain time for the developer to source, in addition to being expensive and cumbersome to manage. All the above reduces the scalability of project flow for a developer as they need to allocate their time to the above tasks, and based on time required to source capital, they are limited in the number of deals they can work on simultaneously.

We plan to develop a one-stop shop for developer funding needs and we will work to identify certain lenders internationally interested in providing senior debt and/or mezzanine funds to major construction projects. Developers will be able to log on to the Platform and complete an intake questionnaire, and after an initial review of the questionnaire, our staff will work with the developer to collect any further information that we believe is required. Subsequently, this information will be matched against our database of lenders and will generate customized submissions to each matched lender in the format that they are accustomed to viewing. The financing will be conditioned upon the developer and the GC executing the project and disbursing payments solely through use of the Platform, further providing lenders assurance that the project will carry acceptable risk. For qualifying projects, developers will have access to a local and international list of lenders that can fulfil their funding requirements, allowing developers to efficiently “shop their deal”, and lower their cost of capital. Additionally, we expect to execute on our plan of development for this project once we have consummated our initial public offering.

Construction Errors

It is well-known that large commercial construction projects are notorious for a high amount of build errors, resulting in delays and cost overruns. The Platform will have a Common Data Environment, or “CDE”, which provides one place as the source-of-truth for all project related documents. CDE allows all participants to have simple access to the most recent documents, to keep efficient records of the approval process for each element of contractual requirements, to change orders, etc. Consequently, confusion and lack of inclusion is eliminated by sending emails with attachments, forcing each participant to hunt through their email for the “most recent document”. The Platform will govern all elements of the Development Life-Cycle (as defined below) and will also present a holistic overview of the commercial construction project at various levels of detail. Each participant will have a view tailored to their role, depending on the rights and permissions granted to such user.

Consulting Services

TessPay’s wholly owned UK subsidiary, Create.iF Manage Ltd., has the ability to provide a range of consultancy-led, technology-supported services to assist with construction project management as needed in each stage of development (the “Development Life-Cycle”) which includes: (i) feasibility, (ii) design, (iii) procurement, (iv) construction, (v) completion, and (vi) use.

Commercial Construction Service Fees

We intend to generate revenue through the expansion of the Platform into commercial construction projects by earning: (i) processing fees for managing all the supply chain data, producing invoices and settling accounts on the Platform (“Construction Processing Fees”); (ii) financing placement fees for acting as an agent in arranging lender purchase of daily invoices (“Construction Financing Fees”); (iii) sales agency and subtrade financing fees for funding sales agencies and subtrades that take advantage of TessPay’s fast-payment service (“Sales Agency and Subtrade Financing Fees”); and (iv) consultant services fees for consulting services determined on a project to project basis (“Construction Consultant Services Fees” and together with Construction Processing Fees, Construction Financing Fees, and Sales Agency and Subtrade Financing Fees, the “Commercial Construction Service Fees”). We anticipate that our Commercial Construction Service Fees will be settled in fiat currency only and will be extracted from fiat balances in the Wallets when minute transactions settle in accordance with the provisions of TessPay Smart Contracts.

IPC Collaboration Agreement

On June 15, 2023, we entered into the IPC Collaboration Agreement with IPC, a wholesale telecommunications customer and ACP Provider. Pursuant to the IPC Collaboration Agreement, we are responsible for sourcing ACP Subscribers and IPC is responsible for providing operating infrastructure which includes, but is not limited to, the provision of devices and Internet services for the ACP Subscribers. Pursuant to the IPC Collaboration Agreement, we will finance the cost of devices and monthly recurring charges and will share in the Profits (as defined in the IPC Collaboration Agreement) generated from the provision of ACP Services. The IPC Collaboration Agreement may be terminated by either party upon twelve months’ written notice.

Recent Developments

Effective July 27, 2023, we entered into a factoring contract with TPS AG, a non-affiliated Swiss company, whereby TPS AG undertook to enter into factoring agreements with financial institutions that would purchase daily invoices of wholesale telecommunications customers and ACP Claims of ACP Provider customers. The factoring contract may be terminated upon either party providing three months’ notice, for the first time at the end of the Minimum Term and at the end of each quarter after the Minimum Term has terminated. Furthermore, either party may terminate such agreement for good cause. Upon termination, all claims offered for sale prior to the termination of the factoring contact may still be purchased by TPS AG and TPS AG may transfer already purchased but not yet due claims back to us. Payments we receive from major telecommunications carriers and the United States government to settle customer invoices and claims are remitted directly by us under the supervision of TPS AG, to the financial institution.

Further Expansion

We will continue to evaluate opportunities to further expand the Platform into other industries that we believe could benefit from supply chain financing solutions including, but not limited to, mobile phone roaming, oil and gas, commercial aircraft fabrication, automobile production, electronic device assembly and retail supply chain. No assurance can be given as to when, or if, any of these expansion plans will be implemented, or if they will be successful.

Competition

The fintech industry is highly competitive. The Platform is a new modality using blockchain technology. We primarily compete in the small and medium sized businesses, or “SMB”, merchant industry and compete against existing systems where payments through a supply chain are made manually. There are numerous companies in the supply chain finance industries that are introducing technology solutions to improve the efficiency of trade and the delivery of trade finance. This is strong validation for the compelling industry opportunities offered by digitization. However, most fintech companies in the space are focused on serving large corporates and banks, the traditional incumbents, and introducing incremental efficiencies to existing corporate and bank processes.

Our competitors have different business models, go-to-market strategies and technical capabilities. Competition has increased in recent years as other providers of payment processing services have established a sizable market share in the SMB merchant industry, with the largest processors presenting most of the SMB market. Competition in the payment processing - fintech industry is likely to increase, which may adversely influence the prices we can charge to merchants for our services and the compensation we can pay to our distribution partners. This may have an adverse effect on our profit margins. Currently, we believe we have no direct competitors within the telecommunications and commercial construction industries, although companies we assist in obtaining financing would, in some instances, be able to obtain credit from chartered banks and secondary lenders if their operating history and financial condition were satisfactory to those lenders.

Competition in our market involves rapidly changing technologies. If we are unable to keep pace with the evolving needs of the industry, demand for our products and services may be reduced and our business and results of operations may be harmed.

Intellectual Property

Our business is dependent upon the creation, acquisition, use and protection of intellectual property. Some of this intellectual property is expected to be in the form of software code, patented technology, copyright, and trade secrets that we will use to develop our games and the Platform. While we will develop our own intellectual property, we may also acquire and/or license other intellectual property which is owned by third parties.

We protect our intellectual property rights by relying on federal, state and common law protections, as well as contractual restrictions. We actively seek protection covering any intellectual property we believe may be useful or relevant to our business.

Our goal is to obtain, maintain and enforce protection for our intellectual property, and to operate without infringing on the rights of other parties. Our policy is to actively seek the broadest intellectual property protection possible for our intellectual property through a combination of contractual arrangements, registration of our domain names, copyrights, trademarks, service marks and/or patents. We have established business procedures designed to maintain the confidentiality of our proprietary information, including the use of confidentiality agreements with employees, independent contractors, consultants, and entities with which we conduct business. However, to date, we have not secured our ownership interest in intellectual property through registration of copyrights, trademarks and/or patents.

Government Regulations

We operate in an increasingly complex legal and regulatory environment. Our business and the products and services that we offer are subject to a variety of federal, state and local laws and regulations and the rules and standards of the payment networks that we utilize to provide our electronic payment services, as more fully described below.

Dodd-Frank Act

The Dodd-Frank Act and the related rules and regulations have resulted in significant changes to the regulation of the financial services industry. Changes impacting the electronic payments industry include providing merchants with the ability to set minimum dollar amounts for the acceptance of credit cards and to offer discounts or incentives to entice consumers to pay with cash, checks, debit cards or credit cards, as the merchant prefers. New rules also contain certain prohibitions on payment network exclusivity and merchant routing restrictions of debit card transactions. Additionally, the Durbin Amendment to the Dodd-Frank Act provides that the interchange fees that certain issuers charge merchants for debit transactions will be regulated by the Federal Reserve and must be “reasonable and proportional” to the cost incurred by the issuer in authorizing, clearing and settling the transactions. Rules released by the Federal Reserve in July 2011 to implement the Durbin Amendment mandate a cap on debit transaction interchange fees for issuers with assets of $10 billion or greater.

The Dodd-Frank Act also created the Consumer Financial Protection Bureau (the “CFPB”), which has assumed responsibility for most federal consumer protection laws, and the Financial Stability Oversight Council, which has the authority to determine whether any non-bank financial company, such as us, should be supervised by the Board of Governors of the Federal Reserve System because it is systemically important to the U.S. financial system. Any new rules or regulations implemented by the CFPB or the Financial Stability Oversight Council or in connection with Dodd-Frank Act that are applicable to us, or any changes that are adverse to us resulting from litigation brought by third parties challenging such rules and regulations, could increase our cost of doing business or limit permissible activities.

Privacy and Information Security Regulations

We provide services that may be subject to privacy laws and regulations in a variety of jurisdictions. Relevant federal privacy laws include the Gramm-Leach-Bliley Act of 1999, which applies directly to a broad range of financial institutions and indirectly, or in some instances directly, to companies that provide services to financial institutions. These laws and regulations restrict the collection, processing, storage, use and disclosure of personal information, require notice to individuals of privacy practices and provide individuals with certain rights to prevent the use and disclosure of protected information. These laws also impose requirements for safeguarding and proper destruction of personal information through the issuance of data security standards or guidelines. Our business may also be subject to the Fair Credit Reporting Act, which regulates the use and reporting of consumer credit information and also imposes disclosure requirements on entities who take adverse action based on information obtained from credit reporting agencies. In addition, there are state laws restricting the ability to collect and utilize certain types of information such as Social Security and driver’s license numbers. Certain state laws impose similar privacy obligations as well as obligations to provide notification of security breaches of computer databases that contain personal information to affected individuals, state officers and consumer reporting agencies and businesses and governmental agencies that possess data.

Laws Prohibiting Money Laundering and Terrorist Financing

Anti-Money Laundering and Counter-Terrorism Regulation

Our business is subject to U.S. federal anti-money laundering laws and regulations, including the BSA. The BSA, among other things, requires money services businesses to develop and implement risk-based anti-money laundering programs, report large cash transactions and suspicious activity and maintain transaction records. We are also subject to certain economic and trade sanctions programs that are administered by the Treasury Department’s Office of Foreign Assets Control, or “OFAC”, that prohibit or restrict transactions to or from or dealings with specified countries, their governments and, in certain circumstances, their nationals, narcotics traffickers and terrorists or terrorist organizations. Similar anti-money laundering, counter-terrorist financing and proceeds of crime laws apply to movements of currency and payments through electronic transactions and to dealings with persons specified on lists maintained by organizations similar to OFAC in several other countries and which may impose specific data retention obligations or prohibitions on intermediaries in the payment process. We have developed and continue to enhance compliance programs and policies to monitor and address related legal and regulatory requirements and developments.

U.S. Sanctions Relating to Russia and Ukraine

In response to Russia’s aggression against Ukraine in February 2022, the United States government has imposed significant sanctions and export control measures targeting Russia. In broad terms, the U.S. restrictions enacted to date include: territorial embargoes on the Donetsk People’s Republic and Luhansk People’s Republic regions of Ukraine, prohibitions on trade in certain goods and services between the United States and Russia and new investment in Russia by U.S. persons, asset blocking sanctions on a number of Russian individuals and entities, restrictions on transactions involving certain Russian financial institutions and Russia’s Central Bank, National Wealth Fund, and Ministry of Finance, and restrictions on dealing in Russian sovereign debt and debt or equity of certain Russian companies. Additional or expanded sanctions may be imposed in the future. The 2022 Russia-related sanctions are in addition to sanctions previously enacted by the United States government in response to Russia’s 2014 annexation of Crimea, including those under the U.S. Ukraine-/Russia-Related Sanctions Regulations, the Ukraine Freedom Support Act of 2014 (signed into law on December 18, 2014), as amended by the Countering America’s Adversaries Through Sanctions Act of 2017 (signed into law in August 2017) (the “UFSA” ), and “sectoral” sanctions on the financial, energy and defense sectors of the Russian economy. The UFSA mandates prohibitions or strict limitations on the opening or maintaining of correspondent or payable-through accounts in the United States by non-U.S. financial institutions determined by the United States government (i) to have knowingly engaged in on or after December 18, 2014 in significant transactions involving certain activities described in the UFSA, including those involving individuals or entities on whom sanctions are imposed pursuant to the UFSA for making a significant investment in a project for the extraction of deep-water, Arctic offshore or shale formation crude oil in Russia, or (ii) to have knowingly facilitated, on or after June 16, 2015, a significant financial transaction on behalf of any Russian individual or entity included on the Specially Designated Nationals And Blocked Persons List pursuant to Ukraine-related sanction programs.

U.S. Sanctions Relating to China

The United States government has imposed sanctions and other restrictive measures, and taken other steps, in response to a number of concerns with the actions and policies of the Chinese government. In response to Chinese actions to limit the autonomy of Hong Kong, the United States government enacted the Hong Kong Autonomy Act, or “HKA” (signed into law on July 14, 2020) which is implemented by Executive Order 13936. Among other things, the HKA provides for the imposition of asset-blocking sanctions against any non-U.S. persons determined to be materially contributing to, have materially contributed to, or have attempted to materially contribute to the failure of the Government of China to meet its obligations under the Sino-British Joint Declaration or Hong Kong’s Basic Law. The HKA also mandates the imposition of sanctions against non-U.S. financial institutions determined by the United States government to have knowingly conducted a significant transaction involving persons sanctioned under the HKA. The U.S. State and Treasury Departments are required to periodically submit reports to Congress identifying non-U.S. persons and non-U.S. financial institutions sanctioned under the HKA. To date, 42 foreign persons  (principally Chinese and Hong Kong government and security officials) have been identified as subject to asset-blocking sanctions under the HKA and Executive Order 13936. No non-U.S. financial institutions have been determined to be subject to sanctions under the HKA. The United States government has indicated that it will contact any non-U.S. financial institution it believes to be engaged in sanctionable conduct under the HKA prior to imposing sanctions against it.

In response to concerns that companies linked to the Chinese military have used access to U.S. capital markets to improve Chinese military and intelligence capabilities, in November 2020, then-President Trump issued Executive Order 13959, which was subsequently amended in January 2021 by Executive Order 13974. On June 3, 2021, President Biden issued Executive Order 14032, which further amended Executive Order 13959 to rescind the Trump administration sanctions and replace them with similar restrictions applicable to a modified list of Chinese companies operating in the defense or surveillance technology sectors of the Chinese economy. As amended by Executive Order 14032, Executive Order 13959 prohibits U.S. persons from purchasing or selling publicly traded securities issued by the companies named in the Annex to or designated pursuant to the order, as well as publicly traded securities that are derivative of or provide investment exposure to such securities. The amended order’s prohibitions became effective on August 2, 2021 with respect to securities of or linked to companies named in the Annex to the order, and will take effect 60 days after the date of listing for companies named pursuant thereto. Executive Order 13959, as amended, provides a 365-day period from the date of the relevant company’s listing in or pursuant to the order during which U.S. persons may purchase or sell affected securities for purposes of divestment.

Foreign Account Tax Compliance Act

Provisions of the Foreign Account Tax Compliance Act, or “FATCA”, which became effective on July 1, 2014, aims to prevent U.S. persons from hiding their financial assets or evading their U.S. federal income tax obligations by the use of offshore accounts. A foreign financial institution that has entered into an agreement with the U.S. Internal Revenue Service, or “IRS”, pursuant to which it agrees to comply with FATCA, referred to as a “participating foreign financial institution”, or “PFFI”, is required to perform specified due diligence, reporting and withholding functions (a “PFFI agreement”). Specifically, under FATCA, a PFFI is required to ascertain the U.S. status of customers through specified due diligence and report certain information annually to the IRS. In cases where customers are not compliant with FATCA, PFFIs are obligated to carry out specified reporting and withholding procedures as prescribed. The consequences for foreign financial institutions that are not compliant with FATCA include being subjected to a 30% withholding tax on certain withholdable payments from U.S. sources and reporting to the IRS.

The United States entered into intergovernmental agreements or reached agreements in substance with more than 100 countries in furtherance of the objectives of FATCA, which modify the operation of FATCA with respect to financial institutions located in those countries. The United States and Japan have entered into an intergovernmental agreement to facilitate the implementation of FATCA pursuant to which Japanese financial institutions (such as us and certain of SMBC Group companies) are directed by the Japanese authorities to register with the IRS and fulfill obligations consistent with those required under a PFFI Agreement. We are registered with the IRS as a PFFI. We are committed to complying with FATCA as a PFFI and abiding by the terms of our PFFI Agreement with the IRS within the jurisdictions in which we operate and in accordance with the time frame set out by the IRS. We closely monitor FATCA developments and evolving industry practices to ensure continued compliance with FATCA.

Unfair or Deceptive Acts or Practices

We and many of our merchants are subject to Section 5 of the Federal Trade Commission Act, or “FTCA”, prohibiting unfair or deceptive acts or practices (“UDAP”). In addition, the FTCA and other laws, rules and or regulations, including the Telemarketing Sales Act, may directly impact the activities of certain of our merchants, and in some cases may subject us, as the merchant’s payment processor or provider of certain services, to investigations, fees, fines and disgorgement of funds if we are deemed to have aided and abetted or otherwise provided the means and instrumentalities to facilitate the illegal or improper activities of the merchant through our services. Various federal and state regulatory enforcement agencies including the Federal Trade Commission and the states attorneys general have authority to take action against non-banks that engage in UDAP or violate other laws, rules and regulations and to the extent we are processing payments or providing services for a merchant that may be in violation of laws, rules and regulations, we may be subject to enforcement actions and as a result may incur losses and liabilities that may impact our business.

Indirect Regulatory Requirements

We anticipate that a number of our clients will be financial institutions that are directly subject to various regulations and compliance obligations issued by the CFPB, the Office of the Comptroller of the Currency and other agencies responsible for regulating financial institutions. While these regulatory requirements and compliance obligations do not apply directly to us, many of these requirements materially affect the services we provide to our clients and us overall. The banking agencies, including the Office of the Comptroller of the Currency, have imposed requirements on regulated financial institutions to manage their third-party service providers. Among other things, these requirements include performing appropriate due diligence when selecting third-party service providers; evaluating the risk management, information security, and information management systems of third-party service providers; imposing contractual protections in agreements with third-party service providers (such as performance measures, audit and remediation rights, indemnification, compliance requirements, confidentiality and information security obligations, insurance requirements, and limits on liability); and conducting ongoing monitoring of the performance of third-party service providers. Accommodating these requirements applicable to our clients imposes additional costs and risks in connection with our financial institution relationships. We have expended and expect to continue to expend significant resources on an ongoing basis in an effort to assist our clients in meeting their legal requirements.

Banking Regulations

We are considered by the Federal Financial Institutions Examination Council to be a technology service provider, or “TSP”, based on the services we provide to financial institutions. As a TSP, we are subject to audits by an interagency group consisting of the Federal Reserve System, FDIC, and the Office of the Comptroller of the Currency.

The foregoing is not an exhaustive list of the laws and regulations to which we are subject and the regulatory framework governing our business is changing continuously. We continually monitor regulations in all of our markets, and we will adjust our operations to comply as new rules become effective.

Regulations in Other Jurisdictions

Elsewhere in the world, other than the United Kingdom, we do not have a place of business and our operations are not presently subject to any specific regulation and control by regulatory authorities. We will adjust our operations as needed to comply as new rules come into effect. Our activities related to ACP are limited to the United States and do not implicate telecommunications regulatory authorities in other jurisdictions. We do provide funding to telecommunications carriers in Italy, Malta, Slovenia, Spain and Ghana. Should we elect to expand our telecommunications-related services to other jurisdictions, we may be required to comply with telecommunications regulations in those jurisdictions as well.

Employees

As of April 26, 2024, we had 26 full-time employees and 5 part-time employees. We are not a party to any collective bargaining agreements. We believe that we maintain good relations with our employees.

Facilities

Our principal address is 9160 Forum Corporate Parkway, Suite 350, Fort Myers, FL 33905. We believe our facilities are adequate to meet our current needs, although we may seek to negotiate new leases or evaluate additional or alternate space for our operations. We believe appropriate alternative space would be readily available on commercially reasonable terms.

Legal Proceedings

From time to time, we may become involved in various lawsuits and legal proceedings, which arise in the ordinary course of business. Litigation is subject to inherent uncertainties, and an adverse result in these or other matters may arise from time to time that may harm our business. We are currently not aware of any such legal proceedings or claims that will have, individually or in the aggregate, a material adverse effect on our business, financial condition or operating results.

Corporate History

TessPay Inc. (formerly 1172767 B.C. Ltd., 2587863 Ontario Inc. and Tess Inc.) was incorporated under the Business Corporations Act (Ontario) as TessPay Inc. on July 17, 2017. We changed our name to 2587863 Ontario Inc. on July 6, 2018, and continued under the Business Corporations Act (British Columbia) on July 20, 2018, as 1172767 B.C. Ltd. On May 24, 2019, we changed our name to TessPay Inc. On June 29, 2022, we filed a Certificate of Corporation Domestication with the Delaware Secretary of State whereby we migrated from British Columbia, Canada to the State of Delaware. Our registered head office changed from 301-2706 30th Avenue, Vernon, British Columbia, V1T 2B6 to 300 Creek View Road, Suite 209, City of Newark, County of New Castle, Delaware 19711.

MANAGEMENT

Directors and Executive Officers

The following table sets forth the name, age and position of each of our executive officers, key employees and directors as of April 26, 2024.

Name	Age	Position
Jeffrey Mason	57	Chief Executive Officer, President and Director
Fraser Mason	82	Chief Financial Officer and Director
Edward C. Chase II	58	Chief Technology Officer
Matthew Butler	48	Managing Director of Create.iF Manage Ltd and Director
Eric Alexander	57	Director
Andrew Kaplan	57	Director
Joanna Massey	55	Chairman of the Board of Directors
Robert Strickland	62	Director

Jeffrey Mason - Chief Executive Officer, President and Director

Jeffrey Mason, a founder of the Company, has served as Chief Executive Officer and President of the Company as well as a member of the board of directors of the Company since July 2017. In addition, in 2012, Mr. Mason co-founded Limitless Mobile, a US/UK mobile virtual network operator, where he served as Chief Executive Officer until 2014. Prior to 2012, Mr. Mason founded Wiztel Inc., a VOIP telecommunications company that specialized in Wholesale Telecom cross-border voice calls and Wiznet Inc., an internet service provider. He served as Chief Executive Officer of Wiznet from 1995 until Wiznet’s sale in 2004. Mr. Mason previously worked as a business analyst at Canadian Tire, a Canadian retailer operating in the automotive, hardware, sports, leisure and housewares sector, and as a Chartered Professional Accountant at Ernst & Young LLP. Mr. Mason earned a Bachelor of Science in Commerce and Economics from the University of Toronto in 1990. We believe that Mr. Mason is qualified to serve as a member of our board of directors due to the perspective and experience he brings as our founder and Chief Executive Officer, his extensive leadership experience with technology companies and his expertise in telecommunications.

Fraser Mason - Chief Financial Officer and Director

Fraser Mason has served as Chief Financial Officer of the Company since July 2017. Since 2014, Mr. Mason has served as a member of the Advisory Board of Newcom Media, a North American business-to-business publisher and industrial trade show company. From 1981 to 2021, he served, at various times, as Chairman and Chief Executive Officer of Champion Digital Inks (formerly Champion Photochemistry), a global manufacturer of photographic chemicals and digital inks. From 1964 to 2000, Mr. Mason held various roles at Ernst & Young LLP, including Senior Partner and Executive Committee Member. Mr. Mason earned a Bachelor of Arts degree from Queens University and became a Chartered Professional Accountant in 1967. We believe that Mr. Mason is qualified to serve as a member of our board of directors because of his experience as an advisory board member of a public company and his knowledge with respect to finance, accounting, tax, and operations matters.

Edward C. Chase II – Chief Technology Officer

Edward C. Chase II has served as the Chief Technology Officer of the Company since April 2018. Since 2010, Mr. Chase has also served as the Senior Partner to Ebon Group, Inc. a technical implementation services company. Prior to 2010, Mr. Chase served as the Director of Service Management Operation Planning Office at T-Mobile USA. Mr. Chase has also served as VP of Professional Services at Xperts, Inc; Chief Information Officer (CIO) Great Bridge a Landmark Communications Company; Director of Information Technology at MediaOne now Comcast; Director of Enterprise Technology at Continental Cablevision, Media One, AT&T Broadband; and Site Director at Systems & Computer Technology, Corp., to SunGard Higher Education, now Ellucian. Mr. Chase earned his Bachelor of Science in Information Technology from Northeastern University and obtained four certificates (High Performance Management, Realizing Change, Virtual Work: Real Results, and Managing Across Differences) from Harvard Business School’s management development program. Mr. Chase is a member of the Project Management Institute with the certification of Project Management Professional. He is certified by Kepner & Tregoe in quality management, trained with the Federal Emergency Management Agency in Incident Command System, works within the Information Technology Infrastructure Library framework, and is an Agile Practitioner.

Matthew Butler – Managing Director of Create.iF Manage Ltd and Director

Matthew Butler has served as a member of the board of directors of the Company since December 2022. Since November 2005, Mr. Butler has served as the Managing Director of Create.iF, a commercial and project management services company located in the United Kingdom which was acquired by the Company in November 2022. Prior to 2005, Mr. Butler worked as a commercial manager for Laser Group and Morgan Sindall, and a project surveyor for AMEC Construction. Mr. Butler received his Bachelor of Science in Quantity Surveying and Construction Management from the University of Wolverhampton. We believe Mr. Butler is qualified to serve as a member of our board of directors due to his 29 years of experience in management, cost planning, procurement and delivery of complex schemes working with main contractors, project management consultancies and major developers.

Eric Alexander – Director

Eric Alexander has served as a member of the board of directors of the Company since December 2022. Mr. Alexander has served as the Chief Financial Officer of U.S. Gold Corporation, a gold and copper exploration company since 2020. From April 2019 to September 2020, he served as the Corporate Controlled for Helix Technologies, Inc., a software and technology company, and from September 2012 to April 2019, he served as the Vice President of Finance of Pershing Gold Corporation, a gold exploration and development company. Mr. Alexander earned a Bachelor of Science in Business Administration with a concentration in Accounting and Finance from the State University of New York at Buffalo. We believe Mr. Alexander is qualified to serve as a member of our board of directors because of his accounting and finance expertise and his leadership experience with publicly-listed companies.

Andrew Kaplan – Director

Andrew Kaplan has served as a member of the board of directors of the Company since December 2022. For the last 28 years, Mr. Kaplan has served as an Investor Relations and Capital Markets Strategist at Barry Kaplan Associates, in addition to his role as a Capital Markets Associate of Avino Silver and Gold, a mining and exploration firm, and as a Co-Chief Executive Officer of Sherman Theatrical Entertainment Ltd, a musical entertainment company. Additionally, Mr. Kaplan has served as a director of various companies throughout his career including that of The Naked Brand Group Inc. (Nasdaq: NAKD), Coral Gold Resources, U.S. Gold Corporation (Nasdaq: USAU), and Riot Blockchain, Inc. (Nasdaq: RIOT). Mr. Kaplan earned a Bachelor of Science and a Bachelor of Arts in Finance and Insurance from the University of Hartford in 1989. We believe Mr. Kaplan is qualified to serve as a member of our board of directors due to his 13 years of experience as a director on numerous boards and his deep understanding of the functionality of financial markets.

Joanna Massey – Director

Dr. Joanna Dodd Massey has served as a member of the board of directors of the Company since December 2022. Her other board roles include KULR Technology Group (NYSE American: KULR), a thermal and energy solutions company, for which she serves as Chair of nominating and corporate governance, Co-Chair of Compensation, and a member of the audit committee. Additionally, since September 2021, Dr. Massey has served as a director of The Hollywood Foreign Press Association. Dr. Massey also works as a Management Consultant for her eponymous company J.D. Massey Associates, Inc. Throughout her career, Dr. Massey has held various roles, including assisting micro-cap and small/mid-cap companies attract institutional investors and expand market share by advising them on corporate governance, managing change, and navigating risk around environmental and social issues. As a corporate communications executive, Dr. Massey has managed integration during major merger and acquisition transactions at Lionsgate, CBS, and Discovery; corporate turnaround as Condé Nast pivoted from print to video; and crisis communications with consumers, employees, investors, regulators, and politicians. Dr. Massey earned a Bachelor of Arts in Journalism from the University of Southern California, a Masters in Business Administration from the University of Southern California and a Graduate Certificate in Corporate Finance from Harvard University, as well as a Masters of Arts in Clinical Psychology from Antioch University and a Ph.D. in Psychology from Sofia University. We believe Dr. Massey is qualified to serve as a member of our board of directors because of her governance background as a public company corporate communications executive and over 30 years of experience advising chairmen and CEOs during the most challenging times, including major crises, whistleblower complaints, public-facing lawsuits, and merger and acquisition transactions, in addition to her extensive academic credentials in both finance and business administration.

Robert Strickland – Director

Robert Strickland has served as a member of the board of directors of the Company since December 2022. Mr. Strickland founded Move 37 Ventures, a technology management consulting and business solutions company, in 2014. Mr. Strickland is also co-founder of 50 Moves Ventures LLC. Through Move 37 Ventures and 50 Moves Ventures, Mr. Strickland provides consulting, advisory, board advisory, and board of director services for a range of companies, both private and public. From 2021 through mid-2023, Mr. Strickland provided advisory support and mentoring for LPL Financial’s CEO and CTIO. Until 2022, Mr. Strickland served as Interim COO for GXC.io – a 5G Private Network company. Mr. Strickland previously served as President and COO for Text+, a software-based MVNO platform with >7M subscribers, from January 2018 to March 2023. He served as Interim CTO for Kymeta Corp from September 2019 to April 2020, Interim CEO of Atonomi.io/Centri Technologies from October 2017 to September 2019, Interim Group CTO of Televisa from October 2016 to June 2017 and Interim CTO of Neustar from September 2014 to August 2015. Mr. Strickland served as Chief Technical Officer of Leap Wireless/Cricket, until its purchase by AT&T in early 2014. Mr. Strickland earned his Bachelor of Arts degree in Mathematics from Brandeis University. From 2010 to September 2019, Mr. Strickland served as a member of the board of directors of CENTRI Technology Inc. (“CENTRI”). Mr. Strickland was named as a defendant in a class action lawsuit commenced by investors in Washington State Federal Court in relation to purported securities law violations by Atonomi LLC, a wholly owned subsidiary of CENTRI during its initial coin offering.

We believe Mr. Strickland is qualified to serve as a member of our board of directors because of his vast advisory and board experience with respect to both public and private companies as well as his extensive leadership skills and his focus on emerging technologies and connecting companies around the globe to enable change and growth in the telecommunications and technology industry.

Family Relationships

Jeffrey Mason, our Chief Executive Officer, President and director, is the son of Fraser Mason, our Chief Financial Officer and director. Other than the foregoing, there are no family relationships among any of our executive officers or directors.

Director Independence

Prior to the consummation of this offering, our board of directors undertook a review of the independence of our directors and considered whether any director has a relationship with us that could compromise that director’s ability to exercise independent judgment in carrying out that director’s responsibilities. Our board of directors has affirmatively determined that Andrew Kaplan, Joanna Massey, Eric Alexander and Robert Strickland will each be an “independent director,” as defined under NYSE American rules.

Committees of Our Board of Directors

Our board of directors directs the management of our business and affairs, as provided by Delaware law, and conducts its business through meetings of the board of directors and its standing committees. We will have a standing audit committee, compensation committee, nominating and corporate governance committee and merger and acquisition committee. In addition, from time to time, special committees may be established under the direction of the board of directors when necessary to address specific issues.

Audit Committee

Our audit committee will be responsible for, among other things:

●	approving and retaining the independent auditors to conduct the annual audit of our financial statements;

●	reviewing the proposed scope and results of the audit;

●	reviewing and pre-approving audit and non-audit fees and services;

●	reviewing accounting and financial controls with the independent auditors and our financial and accounting staff;

●	reviewing and approving transactions between us and our directors, officers and affiliates;

●	establishing procedures for complaints received by us regarding accounting matters;

●	overseeing internal audit functions, if any; and

●	preparing the report of the audit committee that the rules of the SEC require to be included in our annual meeting proxy statement.

Upon the consummation of this offering, our audit committee will consist of Andrew Kaplan, Joanna Massey and Eric Alexander with Eric Alexander serving as chair. Our board of directors has affirmatively determined that Andrew Kaplan, Joanna Massey and Eric Alexander each meet the definition of “independent director” under NYSE American rules, and that they meet the independence standards under Exchange Act Rule 10A-3. Each member of our audit committee meets the financial sophistication requirements of the NYSE American rules. In addition, our board of directors has determined that each of Andrew Kaplan and Eric Alexander will qualify as an “audit committee financial expert,” as such term is defined in Item 407(d)(5) of Regulation S-K. Our board of directors has adopted a written charter for the audit committee, which will be available on our principal corporate website at www.tesspay.io concurrently with the consummation of this offering.

Compensation Committee

Our compensation committee will be responsible for, among other things:

●	reviewing and recommending the compensation arrangements for management, including the compensation for our Chief Executive Officer;

●	establishing and reviewing general compensation policies with the objective to attract and retain superior talent, to reward individual performance and to achieve our financial goals;

●	administering our stock incentive plans; and

●	preparing the report of the compensation committee that the SEC rules require to be included in our annual meeting proxy statement.

Upon the consummation of this offering, our compensation committee will consist of Andrew Kaplan, Robert Strickland and Eric Alexander with Andrew Kaplan serving as chair. Our board has determined that Andrew Kaplan, Robert Strickland and Eric Alexander are each independent directors under NYSE American rules. Our board of directors has adopted a written charter for the compensation committee, which will be available on our principal corporate website at www.tesspay.io concurrently with the consummation of this offering.

Nominating and Governance Committee

Our nominating and governance committee will be responsible for, among other things:

●	nominating members of the board of directors;

●	developing a set of corporate governance principles applicable to our Company; and

●	overseeing the evaluation of our board of directors.

Upon the consummation of this offering, our nominating and corporate governance committee will consist of Andrew Kaplan, Joanna Massey and Eric Alexander with Joanna Massey serving as chair. Our board has determined that Andrew Kaplan, Joanna Massey and Eric Alexander are each independent directors under NYSE American rules. Our board of directors has adopted a written charter for the nominating and governance committee, which will be available on our principal corporate website at www.tesspay.io concurrently with the consummation of this offering.

Merger and Acquisition Committee

Our merger and acquisition committee will be responsible for, among other things:

●	reviewing and recommending merger and acquisition strategies and proposed mergers and acquisitions;

●	evaluating necessary financing options to complete mergers and acquisitions that are determined by management to meet the minimum criteria for evaluation; and

●	informing the board of the Company’s proposed mergers and acquisitions, including presenting merger and acquisition opportunities to the board for approval.

Upon the consummation of this offering, our merger and acquisition committee will consist of Jeffrey Mason, Fraser Mason, Matthew Butler, Robert Strickland, and Eric Alexander, with Robert Strickland serving as chair.

Code of Business Conduct and Ethics

Prior to the completion of this offering, we will adopt a written code of business conduct and ethics that applies to our directors, officers and employees, including our principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions. A copy of the code will be posted on our website, www.tesspay.io. In addition, we intend to post on our website all disclosures that are required by law or the NYSE American rules concerning any amendments to, or waivers from, any provision of the code.

Limitations on Liability and Indemnification Matters

Our Certificate of Incorporation and Bylaws contain provisions that limit the liability of our current and former directors for monetary damages to the fullest extent permitted by Delaware law. Delaware law provides that directors of a corporation will not be personally liable for monetary damages for any breach of fiduciary duties as directors, except liability for:

●	any breach of the director’s duty of loyalty to the corporation or its stockholders;

●	any act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;

●	unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the DGCL; or

●	any transaction from which the director derived an improper personal benefit.

This limitation of liability does not apply to liabilities arising under federal securities laws and does not affect the availability of equitable remedies such as injunctive relief or rescission.

Our Certificate of Incorporation and Bylaws provide that we are authorized to indemnify our directors and officers to the fullest extent permitted by Delaware law. Our Bylaws also provide that we may advance expenses incurred by a director or executive officer in advance of the final disposition of any action or proceeding, and permit us to secure insurance on behalf of any officer, director, employee or other agent for any liability arising out of his or her actions in that capacity regardless of whether we would otherwise be permitted to indemnify him or her under the provisions of Delaware law. Our Bylaws also provide our board of directors with discretion to indemnify our employees when determined appropriate by our board of directors. We expect to enter into agreements to indemnify our directors, executive officers and other employees as determined by the board of directors. With certain exceptions, we anticipate that these agreements will provide for indemnification for related expenses, including, among other things, attorneys’ fees, judgments, fines and settlement amounts incurred by any of these individuals in any action or proceeding. We believe that these provisions and agreements are necessary to attract and retain qualified persons as directors and officers. We also intend to maintain obtain customary directors’ and officers’ liability insurance upon consummation of this offering.

The limitation of liability and indemnification provisions in our Certificate of Incorporation and Bylaws may discourage stockholders from bringing a lawsuit against our directors for breach of their fiduciary duty. They may also reduce the likelihood of derivative litigation against our directors and officers, even though an action, if successful, might benefit us and other stockholders. Further, a stockholder’s investment may be adversely affected to the extent that we pay the costs of settlement and damage awards against directors and officers as required by these indemnification provisions. At present, there is no pending litigation or proceeding involving any of our directors, officers or employees for which indemnification is sought, and we are not aware of any threatened litigation that may result in claims for indemnification.

EXECUTIVE AND DIRECTOR COMPENSATION

Summary Compensation Table

The following table presents the compensation awarded to, earned by or paid to our Chief Executive Officer, our Chief Financial Officer and our Chief Technology Officer (collectively, the “named executive officers”), for the year ended December 31, 2023.

Name and Principal Position	Year	Salary ($)(1)	Bonus ($)	Stock Awards ($)	Option Awards ($)	Nonequity Incentive Plan Compensation ($)	Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Powercases Inc. (Jeffrey Mason), Chief Executive Officer(2)	2023	$420,000	-	-	-	-	-	-	$420,000
1038088 Ontario Limited (Fraser Mason), Chief Financial Officer(3)	2023	$240,000	-	-	-	-	-	-	$240,000
Edward Chase II, Chief Technology Officer	2023	$120,000	-	-	-	-	-	-	$120,000

(1)	For the year ended December 31, 2023, our Chief Executive Officer and Chief Financial Officer each elected to have a portion of their salary deferred.
(2)	Our Chief Executive Officer provides services through an entity named Powercases Inc. pursuant to an agreement by and among us, Powercases Inc., and our Chief Executive Officer, dated November 1, 2017.
(3)	Our Chief Financial Officer provides services through an entity named 1038088 Ontario Limited pursuant to an agreement by and among us, 1038088 Ontario Limited, and our Chief Financial Officer, dated November 1, 2017.

Employment Agreements

We intend to enter into employment agreements with our management as of the closing of this offering.

Jeff Mason Employment Agreement

Upon the closing of the offering contemplated by this registration statement, we will enter into an employment agreement with Jeff Mason, our Chief Executive Officer, effective as of the closing of this offering, pursuant to which he shall receive a base salary at the annual rate of $240,000 payable in equal installments in accordance with the Company’s standard payroll policies. The employment agreement shall be for a three-year term. Mr. Jeff Mason shall also be eligible to receive an annual bonus in an amount up to 3x his then-current base salary for the applicable fiscal year, to be paid in cash, stock, or both as decided by the Compensation Committee, subject to the satisfaction of annual performance targets as approved annually by our board of directors, and subject to customary withholding. Mr. Jeff Mason’s employment agreement contains standard non-solicitation, confidentiality, and non-disparagement provisions. Mr. Jeff Mason is also eligible to receive additional equity-based compensation awards as the Company may grant from time to time. Mr. Jeff Mason’s employment agreement further provides for standard expense reimbursement, eligibility to participate in our standard benefit plans, and other standard executive benefits.

Pursuant to Mr. Jeff Mason’s employment agreement, in the event his employment is terminated without cause or if he resigns for “good reason,” subject to Mr. Jeff Mason executing and not revoking a general release, Mr. Jeff Mason is entitled to (i) a cash payment equal to 12 months of Mr. Jeff Mason’s base salary (as in effect as of his last day of employment), which shall be payable in substantially equally installments; (ii) continuation of health benefits for a period of 12 months; and (iii) a lump sum payment equal to the amount of any annual bonus earned with respect to a prior fiscal year, but unpaid as of the date of termination.

Ontco Consulting Agreement

Upon the closing of the offering contemplated by this registration statement, we will enter into a consulting agreement with 1038088 Ontario Limited (“Ontco”), pursuant to which Fraser Mason will provide services as the Chief Financial Officer, effective as of the closing of this offering. Pursuant to Ontco’s consulting agreement, Ontco shall receive an annual payment of $150,000. Ontco may also be eligible to receive an annual discretionary bonus based on our and Ontco’s individual performance, that is commensurate with our financial performance for the applicable year. The final decision regarding whether Ontco will be awarded an annual discretionary bonus and all the terms surrounding payment of any such annual discretionary bonus are at the sole and absolute discretion of our board of directors. Ontco’s consulting agreement contains standard non-competition, non-solicitation, confidentiality, and non-disparagement provisions. Ontco’s consulting agreement further provides for standard expense reimbursement and other standard executive benefits. Company may not terminate this agreement without cause, as defined therein, until December 31, 2024. Thereafter, upon termination without cause, Ontco will continue to receive a service fee for 6 months.

Edward Chase II Employment Agreement

Upon the closing of the offering contemplated by this registration statement, we will enter into an employment agreement with Edward Chase II, our Chief Technology Officer, effective as of the closing of this offering, pursuant to which he shall receive a base salary at the annual rate of $120,000 payable in equal installments in accordance with the Company’s standard payroll policies. Mr. Chase may also be eligible to receive an annual discretionary bonus based on our and Mr. Chase’s individual performance, that is commensurate with our financial performance for the applicable year. The final decision regarding whether Mr. Chase will be awarded an annual discretionary bonus and all the terms surrounding payment of any such annual discretionary bonus are at the sole and absolute discretion of our board of directors. Mr. Chase’s employment agreement contains standard non-solicitation, confidentiality, and non-disparagement provisions. Mr. Chase is also eligible to receive additional equity-based compensation awards as the Company may grant from time to time. Mr. Chase’s employment agreement further provides for standard expense reimbursement, eligibility to participate in our standard benefit plans, and other standard executive benefits.

Pursuant to Mr. Chase’s employment agreement, in the event his employment is terminated without cause or if he resigns for “good reason,” subject to Mr. Edward Chase executing and not revoking a general release, Mr. Chase is entitled to (i) a cash payment equal to six (6) months of Mr. Chase’s base salary (as in effect as of his last day of employment), which shall be payable in substantially equally installments; (ii) continuation of health benefits for a period of six (6) months; and (iii) a lump sum payment equal to the amount of any annual bonus earned with respect to a prior fiscal year, but unpaid as of the date of termination.

Outstanding Equity Awards at December 31, 2023

There were no outstanding equity awards held by our executive officers as of December 31, 2023.

Non-Employee Director Compensation

Name and Principal Position	Year	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)	Option Awards ($)	Nonequity Incentive Plan Compensation ($)	Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Joanna Massey	2023	$15,000	-	-	-	-	-	$15,000
Robert Strickland	2023	$27,000	-	-	-	-	-	$27,000
Andrew Kaplan	2023	$12,000	-	-	-	-	-	$12,000
Eric Alexander	2023	$12,000	-	-	-	-	-	$12,000

(1)	$15,000 of the payment to Mr. Strickland was for his advisory services as the chair of the M&A Committee of our board of directors.

Commencing on January 1, 2023, on an annual basis, each of our non-employee directors became entitled to receive a director cash renumeration (the “Director Cash Renumeration”), payable in cash in equal quarterly installments in arrears, during the first week of the immediately succeeding quarter. The chair of our board of directors became entitled to receive $30,000 per year and the other non-employee directors became entitled to receive $24,000 per year. Any portion of the Director Cash Renumeration that accrued but was not paid to such non-employee director as of the third calendar quarter of 2023 was paid to such non-employee director on November 10, 2023. In addition, also commencing on January 1, 2023, on an annual basis, each of our non-employee directors became entitled to receive an equity award (the “Director Equity Renumeration”, and together with the Director Cash Renumeration, the “Director Renumeration”) which, subject to such non-employee director’s continued service, vested in equal monthly installments commencing on January 1, 2023 (“Vesting Commencement Date”), such that it shall vest in full on the one-year anniversary of the Vesting Commencement Date. Such equity award shall be in the form of stock options and evidenced by a stock option award agreement approved by our board of directors or the plan administrator (as defined below). The number of shares subject to such award shall be equal to $36,000 divided by the fair market value per share of our common stock on the date of grant and such stock option shall have an exercise price equal to such fair market value. Such Director Renumeration tentatively expired on December 31, 2023, however, such expiration may be extended by our board of directors. Each of our non-employee directors shall also be reimbursed for reasonable travel and other business expenses in connection with attending meetings of our board of directors or its committees. Equity awards for 2023 have not been paid to directors as of the date hereof.

2023 Equity Incentive Plan

The following is a summary of the material features of our 2023 Plan. This summary is qualified in its entirety by the full text of the 2023 Plan, a copy of which is filed as an exhibit to the registration statement of which this prospectus forms a part. On September 18, 2023, our board of directors adopted, and our stockholders, respectively, approved the 2023 Plan. We intend to use the 2023 Plan to provide incentives that will enable us to attract, retain, and motivate employees, officers, consultants, and directors.

Authorized Shares

A total of 2,143,895 shares of our common stock are reserved and available for issuance pursuant to the 2023 Plan. A common stock issued under the 2023 Plan with respect to an Exempt Award (as defined herein) will not count against the share limit. We use the term “Exempt Award” to mean (i) an award granted in the assumption of, or in substitution for, outstanding awards previously granted by another business entity acquired by us of our subsidiaries or with which we or any of our subsidiaries merge, or (ii) an award that a participant purchases at fair market value.

No more than 2,143,895 shares of our common stock shall be issued pursuant to the exercise of incentive stock options.

The shares reserved for issuance under the 2023 Plan may be authorized but unissued shares of our common stock or shares of our common stock that will have been or may be reacquired by us in the open market, in private transactions or otherwise. If any shares of our common stock subject to an award are forfeited, cancelled, exchanged or surrendered or if an award terminates or expires without a distribution of shares to the participant, the shares of our common stock with respect to such award will, to the extent of any such forfeiture, cancellation, exchange, surrender, termination or expiration, again be available for awards under the 2023 Plan except that (i) any shares of our common stock reacquired by us on the open market or otherwise using cash proceeds from the exercise of options, and (ii) any shares of our common stock surrendered or withheld as payment of either the exercise price of an award and/or withholding taxes in respect of an award will not again be available for awards under the 2023 Plan. If an award is denominated in shares of our common stock, but settled in cash, the number of shares of our common stock previously subject to the award will again be available for grants under the 2023 Plan. If an award can only be settled in cash, it will not be counted against the total number of shares of our common stock available for grant under the 2023 Plan. However, upon the exercise of any award granted in tandem with any other awards, such related awards will be cancelled as to the number of shares as to which the award is exercised and such number of shares of our common stock will no longer be available for grant under the 2023 Plan.

Types of Awards

The 2023 Plan provides for the issuance of incentive stock options, non-statutory stock options, stock appreciation rights (“SARs”), restricted stock, restricted stock units (“RSUs”), and other stock-based awards, each of which may be subject to the attainment of performance goals or a period of continued provision of service or employment or other terms and conditions, to selected employees, directors, and independent contractors of our Company or our affiliates whose contributions are (i) essential to the growth and success of our Company, (ii) strengthen the commitment of such individuals to our Company and our affiliates, (iii) motivate those individuals to faithfully and diligently perform their responsibilities and (iv) attract and retain competent and dedicated individuals whose efforts will result in the long-term growth and profitability of our Company.

Administration

The 2023 Plan will be administered by our compensation committee (the “plan administrator”). The plan administrator may interpret the 2023 Plan and may prescribe, amend and rescind rules and make all other determinations necessary or desirable for the administration of the 2023 Plan.

The 2023 Plan permits the plan administrator to select the eligible recipients who will receive awards, to determine the terms and conditions of those awards, including, but not limited to, the exercise price or other purchase price of an award, the number of shares of common stock or cash or other property subject to an award, the term of an award and the vesting schedule applicable to an award, and to amend the terms and conditions of outstanding awards.

Restricted Stock and Restricted Stock Units

Restricted stock and RSUs may be granted under the 2023 Plan. The plan administrator will determine the purchase price, vesting schedule and performance goals, if any, and any other conditions that apply to a grant of restricted stock and RSUs. If the restrictions, performance goals or other conditions determined by the plan administrator are not satisfied, the restricted stock and RSUs will be forfeited. Subject to the provisions of the 2023 Plan and the applicable award agreement, the plan administrator has the sole discretion to provide for the lapse of restrictions in installments.

Unless the applicable award agreement provides otherwise, participants with restricted stock will generally have all of the rights of a stockholder; provided that dividends will only be paid if and when the underlying restricted stock vests. RSUs will not be entitled to dividends prior to vesting but may be entitled to receive dividend equivalents if the award agreement provides for them. The rights of participants granted restricted stock or RSUs upon the termination of employment or service to us will be set forth in the award agreement.

Options

Incentive stock options and non-statutory stock options may be granted under the 2023 Plan. An “incentive stock option” means an option intended to qualify for tax treatment applicable to incentive stock options under Section 422 of the Internal Revenue Code of 1986, as amended (the “IRC”). A “non-statutory stock option” is an option that is not subject to statutory requirements and limitations required for certain tax advantages that are allowed under specific provisions of the IRC. A non-statutory stock option under the 2023 Plan is referred to for federal income tax purposes as a “non-qualified” stock option. Each option granted under the Plan will be designated as a non-qualified stock option or an incentive stock option. At the discretion of the plan administrator, incentive stock options may be granted only to our employees, employees of our “parent corporation” (as such term is defined in Section 424(e) of the IRC) or employees of our subsidiaries.

The exercise period of an option may not exceed ten years from the date of grant and the exercise price may not be less than 100% of the fair market value of a share of common stock on the date the option is granted (110% of fair market value in the case of incentive stock options granted to 10% stockholders). The exercise price for shares of common stock subject to an option may be paid in cash, or as determined by the plan administrator in its sole discretion, (i) through any cashless exercise procedure approved by the plan administrator (including the withholding of shares of common stock otherwise issuable upon exercise), (ii) by tendering unrestricted shares of common stock owned by the participant, (iii) with any other form of consideration approved by the plan administrator and permitted by applicable law or (iv) by any combination of these methods. The option holder will have no rights to dividends or distributions or other rights of a stockholder with respect to the shares of common stock subject to an option until the option holder has given written notice of exercise and paid the exercise price and applicable withholding taxes. In the event of a participant’s termination of employment or service, the participant may exercise his or her option (to the extent vested as of such date of termination) for such period of time as specified in his or her option agreement.

Stock Appreciation Rights

SARs may be granted either alone (a “free-standing SAR”) or in conjunction with all or part of any option granted under the 2023 Plan (a “tandem SAR”). A free-standing SAR will entitle its holder to receive, at the time of exercise, an amount per share up to the excess of the fair market value (at the date of exercise) of a share of common stock over the base price of the free-standing SAR (which shall be no less than 100% of the fair market value of the related shares of common stock on the date of grant) multiplied by the number of shares in respect of which the SAR is being exercised. A tandem SAR will entitle its holder to receive, at the time of exercise of the SAR and surrender of the applicable portion of the related option, an amount per share up to the excess of the fair market value (at the date of exercise) of a share of common stock over the exercise price of the related option multiplied by the number of shares in respect of which the SAR is being exercised. The exercise period of a free-standing SAR may not exceed ten years from the date of grant. The exercise period of a tandem SAR will also expire upon the expiration of its related option.

The holder of a SAR will have no rights to dividends or any other rights of a stockholder with respect to the shares of common stock subject to the SAR until the holder has given written notice of exercise and paid the exercise price and applicable withholding taxes.

In the event of a participant’s termination of employment or service, the holder of a SAR may exercise his or her SAR (to the extent vested as of such date of termination) for such period of time as specified in his or her SAR agreement.

Other Stock-Based Awards

The plan administrator may grant other stock-based awards under the 2023 Plan, valued in whole or in part by reference to, or otherwise based on, shares of common stock. The plan administrator will determine the terms and conditions of these awards, including the number of shares of common stock to be granted pursuant to each award, the manner in which the award will be settled, and the conditions to the vesting and payment of the award (including the achievement of performance goals). The rights of participants granted other stock-based awards upon the termination of employment or service to us will be set forth in the applicable award agreement. In the event that a bonus is granted in the form of shares of common stock, the shares of common stock constituting such bonus shall, as determined by the plan administrator, be evidenced in uncertificated form or by a book entry record or a certificate issued in the name of the participant to whom such grant was made and delivered to such participant as soon as practicable after the date on which such bonus is payable. Any dividend or dividend equivalent award issued hereunder shall be subject to the same restrictions, conditions and risks of forfeiture as apply to the underlying award.

Equitable Adjustment and Treatment of Outstanding Awards Upon a Change in Control

Equitable Adjustments. In the event of a merger, consolidation, reclassification, recapitalization, spin-off, spin-out, repurchase, reorganization, special or extraordinary dividend or other extraordinary distribution (whether in the form of common shares, cash or other property), combination, exchange of shares, or other change in corporate structure affecting our common stock, an equitable substitution or proportionate adjustment shall be made in (i) the aggregate number and kind of securities reserved for issuance under the 2023 Plan, (ii) the kind and number of securities subject to, and the exercise price of, any outstanding options and SARs granted under the 2023 Plan, (iii) the kind, number and purchase price of shares of common stock, or the amount of cash or amount or type of property, subject to outstanding restricted stock, RSUs and other stock-based awards granted under the 2023 Plan and (iv) the terms and conditions of any outstanding awards (including any applicable performance targets). Equitable substitutions or adjustments other than those listed above may also be made as determined by the plan administrator. In addition, the plan administrator may terminate all outstanding awards for the payment of cash or in-kind consideration having an aggregate fair market value equal to the excess of the fair market value of the shares of common stock, cash or other property covered by such awards over the aggregate exercise price, if any, of such awards, but if the exercise price of any outstanding award is equal to or greater than the fair market value of the shares of common stock, cash or other property covered by such award, the plan administrator may cancel the award without the payment of any consideration to the participant. With respect to awards subject to foreign laws, adjustments will be made in compliance with applicable requirements. Except to the extent determined by the plan administrator, adjustments to incentive stock options will be made only to the extent not constituting a “modification” within the meaning of Section 424(h)(3) of the IRC.

Change in Control. The 2023 Plan provides that, unless otherwise determined by the plan administrator and evidenced in an award agreement, if a “change in control” (as defined below) occurs and a participant is employed by us or any of our affiliates immediately prior to the consummation of the change in control, then the plan administrator, in its sole and absolute discretion, may (i) provide that any unvested or unexercisable portion of an award carrying a right to exercise will become fully vested and exercisable; and (ii) cause the restrictions, deferral limitations, payment conditions and forfeiture conditions applicable to any award granted under the 2023 Plan to lapse, and the awards will be deemed fully vested and any performance conditions imposed with respect to such awards will be deemed to be fully achieved at target performance levels. The administrator shall have discretion in connection with such change in control to provide that all outstanding and unexercised options and SARs shall expire upon the consummation of such change in control.

For purposes of the 2023 Plan, a “change in control” means, in summary, the first to occur of the following events: (i) a person or entity becomes the beneficial owner of more than 50% of our voting power; (ii) an unapproved change in the majority membership of our board of directors; (iii) a merger or consolidation of us or any of our subsidiaries, other than (A) a merger or consolidation that results in our voting securities continuing to represent 50% or more of the combined voting power of the surviving entity or its parent and our board of directors immediately prior to the merger or consolidation continuing to represent at least a majority of the board of directors of the surviving entity or its parent or (B) a merger or consolidation effected to implement a recapitalization in which no person is or becomes the beneficial owner of our voting securities representing more than 50% of our combined voting power; or (iv) stockholder approval of a plan of our complete liquidation or dissolution or the consummation of an agreement for the sale or disposition of substantially all of our assets, other than (A) a sale or disposition to an entity, more than 50% of the combined voting power of which is owned by our stockholders in substantially the same proportions as their ownership of us immediately prior to such sale or (B) a sale or disposition to an entity controlled by our board of directors. However, a change in control will not be deemed to have occurred as a result of any transaction or series of integrated transactions following which our stockholders, immediately prior thereto, hold immediately afterward the same proportionate equity interests in the entity that owns all or substantially all of our assets.

Tax Withholding

Each participant will be required to make arrangements satisfactory to the plan administrator regarding payment of up to the maximum statutory tax rates in the participant’s applicable jurisdiction with respect to any award granted under the 2023 Plan, as determined by us. We have the right, to the extent permitted by applicable law, to deduct any such taxes from any payment of any kind otherwise due to the participant. With the approval of the plan administrator, the participant may satisfy the foregoing requirement by either electing to have us withhold from delivery of shares of common stock, cash or other property, as applicable, or by delivering already owned unrestricted shares of common stock, in each case, having a value not exceeding the applicable taxes to be withheld and applied to the tax obligations. We may also use any other method of obtaining the necessary payment or proceeds, as permitted by applicable law, to satisfy our withholding obligation with respect to any award.

Amendment and Termination of the 2023 Plan

The 2023 Plan provides our board of directors with authority to amend, alter or terminate the 2023 Plan, but no such action may impair the rights of any participant with respect to outstanding awards without the participant’s consent. The plan administrator may amend an award, prospectively or retroactively, but no such amendment may materially impair the rights of any participant without the participant’s consent. Stockholder approval of any such action will be obtained if required to comply with applicable law. The 2023 Plan will terminate on the tenth anniversary of the effective date of the 2023 Plan (although awards granted before that time will remain outstanding in accordance with their terms).

Clawback

If we are required to prepare a financial restatement due to material non-compliance (whether one occurrence or a series of occurrences of noncompliance) with any financial reporting requirement under the securities laws (including if we are required to prepare an accounting restatement to correct an error (or a series of errors)) (a “Covered Accounting Restatement”), and if such Covered Accounting Restatement includes (i) restatements that correct errors that are material to previously issued financial statements (commonly referred to as “Big R” restatements”), and (ii) restatements that correct errors that are not material to previously issued financial statements, but would result in a material misstatement if (a) the errors were left uncorrected in the current report, or (b) the error correction was recognized in the current period (commonly referred to as “little r” restatements), then the plan administrator may require any of our executive officers whom our board of directors has determined is subject to the reporting requirements of Section 10D-1(d) of the Exchange Act (such officer, a “Covered Executive”) to repay or forfeit to us, and each Covered Executive agrees to so repay or forfeit, that part of any cash bonus and any award made pursuant to any employment agreement, equity award agreement or similar agreement (including any award made under the 2023 Plan) (collectively, “Incentive Compensation”) received by that Covered Executive during the three completed fiscal years (together with any intermittent stub fiscal year period(s) of less than nine months resulting from our transition to different fiscal year measurement dates) preceding the date we are deemed to be required to prepare a Covered Accounting Restatement of our financial statements that the plan administrator determines was in excess of the amount that such Covered Executive would have received had such Incentive Compensation been calculated based on the restated numbers, and irrespective of any fault, misconduct or responsibility of any Covered Executive for the Covered Accounting Restatement of our financial statements. The amount and form of Incentive Compensation to be recouped shall be determined by the plan administrator in its sole and absolute discretion and calculated on a pre-tax basis, and the form of such recoupment of Incentive Compensation may be made, in the plan administrator’s sole and absolute discretion, through the forfeiture or cancellation of vested or unvested awards, cash repayment or both. In addition, any award which is subject to recovery under any such applicable law, government regulation or stock exchange listing requirement) will be subject to such deductions and clawback as may be required to be made pursuant to such applicable law, government regulation or stock exchange listing requirement).

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

The following includes a summary of transactions during our fiscal years ended December 31, 2023, and 2022, to which we have been a party, including transactions in which the amount involved in the transaction exceeds the lesser of $120,000 or 1% of the average of our total assets at year-end for the last two completed fiscal years, and in which any of our directors, executive officers or, to our knowledge, beneficial owners of more than 5% of our capital stock or any member of the immediate family of any of the foregoing persons had or will have a direct or indirect material interest, other than equity and other compensation, termination, change in control and other arrangements, which are described elsewhere in this prospectus. We are not otherwise a party to a related party transaction, and no transaction is currently proposed, in which the amount of the transaction exceeds the lesser of $120,000 or 1% of the average of our total assets at year-end for the last two completed fiscal years and in which a related person had or will have a direct or indirect material interest.

Business Services Agreement with Powercases Inc.

In September 2017, the Company entered into a Business Services Agreement (the “PC BSA”) with Powercases Inc., or “Powercases”, and Jeffrey Mason, pursuant to which Powercases provides business advisory, financial accounting and administrative services to the Company. Services provided under the PC BSA include the development of all elements of strategic direction of the Company, developing and maintaining senior relationships with major customers of the Company, institutional factors who provide capital for the purchase of invoices and claims of Company customers, bankers of the Company, technical project management, software development, and business development. Administrative services include providing payroll services, including initial funding of payments, to administrative, technology, and business development personnel of the Company. Jeffrey Mason, the Company’s Chief Executive Officer, President and director, is the sole officer and director of Powercases. Pursuant to the PC BSA, Jeffrey Mason would serve as President and Chief Executive Officer of the Company and serve as a member of the board of directors of the Company. For the years ended December 31, 2023 and 2022, the Company paid $684,336 and $738,381 to Powercases pursuant to the PC BSA.

Business Services Agreement with 1038088 Ontario Limited

In January 2018, the Company entered into a Business Services Agreement (the “ON BSA”) with 1038088 Ontario Limited, or “1038088”, and Fraser Mason, pursuant to which 1038088 provides business advisory, financial accounting and administrative services to the Company. Services provided under the ON BSA include oversight of financial statement preparation and analysis, oversight of business planning and the preparation of corresponding financial projections, reporting on financial matters to the board of directors, development of financial strategy for consideration by the CEO and the board of directors, profitability modeling of prospective new customer accounts, assessing insurance requirements of the Company and relationships with external auditors and the Audit Committee of the Company. Fraser Mason, the Company’s Chief Financial Officer and director, is the sole officer and director of 1038088. Pursuant to the ON BSA, Fraser Mason would serve as Chief Financial Officer of the Company and serve as a member of the board of directors of the Company. For the years ended December 31, 2023 and 2022, the Company paid $240,000 and $200,000 to 1038088 pursuant to the ON BSA.

Related Party Transaction with the Underwriters

Persons associated with Dominari Securities LLC, the representative of the underwriters in this offering, and Revere Securities LLC beneficially own approximately 9.28% of our outstanding common stock before this offering and will own approximately 8.39% of our outstanding common stock after this offering which may create a conflict of interest. See “Risk Factors – Risks Related to our Common Stock and this Offering - Persons associated with Dominari Securities LLC, the representative of the underwriters, and Revere Securities LLC beneficially own approximately 9.28% of our outstanding common stock before this offering and will own approximately 8.39% of our outstanding common stock after this offering and have an interest in this offering beyond customary underwriting commissions, which may create a conflict of interest.”

Under the underwriting agreement, we will pay Dominari Securities LLC, as representative of the underwriters, fees and commissions equal to 8% of the gross proceeds raised in the offering, which we expect to be approximately $      , reimburse them for certain expenses of the offering, and issue them warrants to purchase the number of shares of common stock equal to 5% of the aggregate number of shares sold in this offering (including any shares of our common stock sold upon exercise of the over-allotment option). See “Underwriting.”

Director Subscription for Convertible Notes

In September 2019, certain directors of the Company subscribed for convertible notes in the aggregate principal amount of $72,174 ($95,500 CAD). The convertible notes accrued interest at a rate of 10% per annum and had a maturity date of June 1, 2020. Upon maturity in 2020, such notes were converted into an aggregate of 254,530 shares of the Company’s common stock. In addition, holders of the notes were also issued warrants exercisable on or before June 30, 2022, that permitted the holder to purchase the same number of common shares issuable upon conversion of the convertible notes at a price of CAD $0.40 per share. Effective June 30, 2022, all of the warrants were exercised, and the Company issued an aggregate of 254,530 common shares for cash of $59,412 and services of $15,075.

Related Person Transaction Policy

Our board of directors has adopted a related person transaction policy that sets forth our procedures for the identification, review, consideration and approval or ratification of related person transactions. For purposes of our policy only, a related person transaction is a transaction, arrangement or relationship, or any series of similar transactions, arrangements or relationships, in which we and any related person are, were or will be participants in which the amount involved exceeds the lesser of $120,000 or 1% of the average of our total assets at year-end. Transactions involving compensation for services provided to us as an employee or director are not covered by this policy. A related person is any executive officer, director or beneficial owner of more than 5% of any class of our voting securities, including any of their immediate family members and any entity owned or controlled by such persons.

Under the policy, if a transaction has been identified as a related person transaction, including any transaction that was not a related person transaction when originally consummated or any transaction that was not initially identified as a related person transaction prior to consummation, our management must present information regarding the related person transaction to our audit committee, or, if audit committee approval would be inappropriate, to another independent body of our board of directors, for review, consideration and approval or ratification. The presentation must include a description of, among other things, the material facts, the interests, direct and indirect, of the related persons, the benefits to us of the transaction and whether the transaction is on terms that are comparable to the terms available to or from, as the case may be, an unrelated third-party or to or from employees generally. Under the policy, we will collect information that we deem reasonably necessary from each director, executive officer and, to the extent feasible, significant stockholder to enable us to identify any existing or potential related-person transactions and to effectuate the terms of the policy. In addition, under our code of business conduct and ethics, our employees and directors will have an affirmative responsibility to disclose any transaction or relationship that reasonably could be expected to give rise to a conflict of interest. In considering related person transactions, our audit committee, or other independent body of our board of directors, will take into account the relevant available facts and circumstances including, but not limited to:

●	the risks, costs and benefits to us;

●	the impact on a director’s independence in the event that the related person is a director, immediate family member of a director or an entity with which a director is affiliated;

●	the availability of other sources for comparable services or products; and

●	the terms available to or from, as the case may be, unrelated third parties or to or from employees generally.

The policy requires that, in determining whether to approve, ratify or reject a related person transaction, our audit committee, or other independent body of our board of directors, must consider, in light of known circumstances, whether the transaction is in, or is not inconsistent with, our best interests and those of our stockholders, as our audit committee, or other independent body of our board of directors, determines in the good faith exercise of its discretion.

PRINCIPAL STOCKHOLDERS

The following table sets forth certain information regarding the beneficial ownership of our common stock as of April 26, 2024 by:

●	each of our named executive officers;

●	each of our directors;

●	all of our current directors and named executive officers as a group; and

●	each stockholder known by us to own beneficially more than 5% of our common stock.

Beneficial ownership is determined in accordance with the SEC rules and includes voting or investment power with respect to the securities. Shares of common stock that may be acquired by an individual or group within 60 days of April 26, 2024, pursuant to the exercise of options or warrants, vesting of common stock or conversion of convertible debt, are deemed to be outstanding for the purpose of computing the percentage ownership of such individual or group, but are not deemed to be outstanding for the purpose of computing the percentage ownership of any other person shown in the table. Percentage of ownership is based on 12,248,616 shares of common stock issued and outstanding as of April 26, 2024. Percentage of ownership after the offering is based on 13,548,616 shares of common stock to be outstanding upon the closing of this offering, assuming no exercise of the underwriters’ option to purchase additional shares.

Unless noted otherwise, the address of all listed stockholders is c/o TessPay Inc., 9160 Forum Corporate Parkway, Suite 350, Fort Myers, FL 33905.

Except as indicated by the footnotes below, we believe, based on information furnished to us, that each of the stockholders listed has sole voting and investment power with respect to the shares beneficially owned by the stockholder unless noted otherwise, subject to community property laws where applicable.

	Number of Shares Beneficially Owned		Percentage of Common Stock Beneficially Owned
Name of Beneficial Owner	Prior to Offering		Before Offering	After Offering
Directors and Named Executive Officers:
Jeffrey Mason	1,246,649		10.18%	9.20%
Fraser Mason (1)	569,333		4.65%	4.20%
Edward Chase II	215,710		1.76%	1.59%
Matthew Butler (2)	385,911		3.15%	2.85%
Andrew Kaplan	17,563		*	*
Robert Strickland	27,233		*	*
Joanna Massey	-		-	-
Eric Alexander	-		-	-
All current executive officers and directors as a group (8 persons)	2,462,399		20.10%	18.17%
5% or Greater Stockholders:
Titan Multi Strategy Fund I, LTD. (3)	1,339,286		10.93%	9.89%
Kyle Wool	1,047,858	(4)	8.55%	7.73%
Revere Master SPV LLC	955,000	(4)(5)	7.80%	7.05%
Edward Karr	908,824	(6)	7.42%	6.71%
AIFOS Capital LLC	665,074	(6)(7)	5.43%	4.91%

* less than 1%.

(1)	Includes: (i) 569,308 shares of common stock held by 1038088 Ontario Limited (“Ontco”); and (ii) 25 shares of common stock held by Fraser Mason’s spouse. Fraser Mason, Chief Financial Officer and Director of the Company, is the sole officer and 100% owner of Ontco, and in such capacity holds voting and dispositive power over the securities held by Ontco.

(2)	Includes 382,398 shares of common stock held by Axiombridge (Holdings) Ltd (f/k/a/ Create.iF Group Limited), or “Axiombridge”. Matthew Butler, Managing Director of Create.iF Manage Ltd and Director of the Company, is the sole officer and controlling shareholder of Axiombridge, and in such capacity holds voting and dispositive power over the securities held by Axiombridge. The address of Axiombridge is No. 1 Parkside Court, Greenhough Road, Lichfield, Staffordshire, United Kingdom, WS13 7FE.

(3)	Jonathan Honig is the sole officer and Manager of Titan Multi Strategy Fund I, LTD., or “Titan”. Titan is 50% owned by Jonathan Honig and 50% owned by Four Kids Investment Fund LLC, or “Four Kids”. Jonathan Honig is the Sole Manager of Four Kids, and in such capacity, holds voting and dispositive power over the securities held by Four Kids Investment Fund LLC. The address of Titan is 5825 Windsor Court, Boca Raton, FL 33496.

(4)	Includes (i) 955,000 shares of common stock held by Revere Master SPV LLC; and (ii) 92,858 shares of common stock held by Catatonk Creek LLC (“Catatonk”). Kyle Wool is the Manager of Revere Master SPV LLC and in such capacity has the right to vote and dispose of the securities held by such entity. Kyle Wool is the 100% owner of Catatonk, and in such capacity holds voting and dispositive power over the securities held by Catatonk. The address of Revere Master SPV LLC is 650 Fifth Avenue, 35th Floor, New York, NY 10019, and the address of Catatonk is 25 Rady Lane, East Quogue, NY 11942.

(5)	Kyle Wool is the Manager of Revere Master SPV LLC and in such capacity has the right to vote and dispose of the securities held by such entity. The address of Revere Master SPV LLC is 650 Fifth Avenue, 35th Floor, New York, NY 10019.

(6)	Includes (i) 665,074 shares of common stock held by Aifos Capital LLC (“Aifos”); and (ii) 243,750 shares of common stock held by Global Capital Network SA (“GCN”). Aifos is owned by the Edward M. Karr 2014 Irrevocable Trust. Edward Karr is the manager of Aifos and an officer of GCN, and in such capacity has the right to vote and dispose of the securities held by each such entity, but disclaims beneficial ownership of such shares. The address of each of Aifos and GCN is c/o Global Capital Network SA, 24 rue de l’Athénée, Geneva, Switzerland CH-1206.

(7)	Aifos Capital LLC (“Aifos”) is owned by the Edward M. Karr 2014 Irrevocable Trust. Edward Karr is the manager of Aifos and in such capacity has the right to vote and dispose of the securities held by such entity, but disclaims beneficial ownership of such shares The address of Aifos is c/o Global Capital Network SA, 24 rue de l’Athénée, Geneva, Switzerland CH-1206.

DESCRIPTION OF CAPITAL STOCK

General

Upon completion of this offering, our authorized capital stock will consist of 120,000,000 shares of common stock, par value $0.0001 per share, and 10,000,000 shares of preferred stock, par value $0.0001 per share.

As of April 26, 2024 there were 12,248,616 shares of common stock and no shares of preferred stock issued and outstanding.

Common Stock

We are authorized to issue up to a total of 120,000,000 shares of common stock, par value $0.0001 per share. Holders of our common stock are entitled to one vote for each share held on all matters submitted to a vote of our stockholders. Holders of our common stock have no cumulative voting rights.

Further, holders of our common stock have no preemptive or conversion rights or other subscription rights. Upon our liquidation, dissolution or winding-up, holders of our common stock are entitled to share in all assets remaining after payment of all liabilities and the liquidation preferences of any of our outstanding shares of preferred stock. Subject to preferences that may be applicable to any outstanding shares of preferred stock, holders of our common stock are entitled to receive dividends, if any, as may be declared from time to time by our board of directors out of our assets which are legally available. Each outstanding share of our common stock is, and all shares of common stock to be issued in this offering when they are paid for will be, fully paid and non-assessable.

The holders of a majority of the shares of our capital stock, represented in person or by proxy, are necessary to constitute a quorum for the transaction of business at any meeting. If a quorum is present, an action by stockholders entitled to vote on a matter is approved if the number of votes cast in favor of the action exceeds the number of votes cast in opposition to the action, with the exception of the election of directors, which requires a plurality of the votes cast.

Preferred Stock

Our board of directors will have the authority, without further action by the stockholders, to issue up to 10,000,000 shares of preferred stock in one or more series and to fix the designations, powers, preferences, privileges, and relative participating, optional, or special rights as well as the qualifications, limitations, or restrictions of the preferred stock, including dividend rights, conversion rights, voting rights, terms of redemption, and liquidation preferences, any or all of which may be greater than the rights of the common stock. Our board of directors, without stockholder approval, will be able to issue convertible preferred stock with voting, conversion, or other rights that could adversely affect the voting power and other rights of the holders of common stock. Preferred stock could be issued quickly with terms calculated to delay or prevent a change of control or make removal of management more difficult. Additionally, the issuance of preferred stock may have the effect of decreasing the market price of our common stock, and may adversely affect the voting and other rights of the holders of common stock. At present, we have no plans to issue any shares of preferred stock following this offering.

Options

Our 2023 Plan provide for us to sell or issue shares of common stock or restricted shares of common stock, or to grant incentive stock options or nonqualified stock options, stock appreciation rights and restricted stock unit awards for the purchase of shares of common stock to certain service providers. As of April 26, 2024, no options to purchase shares of our common stock were issued and outstanding. For additional information regarding the terms of our plans, see “Executive and Director Compensation—2023 Equity Incentive Plan.”

Exclusive Forum

Our Certificate of Incorporation provides that unless we consent in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware shall be the sole and exclusive forum for any stockholder (including a beneficial owner) to bring: (i) any derivative action or proceeding brought on behalf of us, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee of our Company to us or our stockholders, (iii) any action asserting a claim against us, our directors, officers or employees arising pursuant to any provision of the DGCL or our Certificate of Incorporation or our Bylaws or (iv) any action asserting a claim against us, our directors, officers, employees or agents governed by the internal affairs doctrine, except for, as to each of (i) through (iv) above, any claim as to which the Court of Chancery determines that there is an indispensable party not subject to the Court of Chancery (and the indispensable party does not consent to the personal jurisdiction of the Court of Chancery within ten days following such determination), which is vested in the exclusive jurisdiction of a court or forum other than the Court of Chancery, or for which the Court of Chancery does not have subject matter jurisdiction. Notwithstanding the foregoing, the foregoing provision shall not apply to suits brought to enforce any liability or duty created by the Securities Act or the Exchange Act or other federal securities laws for which there is exclusive federal or concurrent federal and state jurisdiction. Any person or entity purchasing or otherwise acquiring any interest in shares of our capital stock are deemed to have notice of and consented to this provision.

Anti-Takeover Provisions of Delaware Law, our Certificate of Incorporation and our Bylaws

Delaware Law

We are governed by the provisions of Section 203 of the DGCL. In general, Section 203 prohibits a publicly traded Delaware corporation from engaging in a business combination with an interested stockholder for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the business combination is approved in a prescribed manner. A business combination includes mergers, asset sales or other transactions resulting in a financial benefit to the stockholder. An interested stockholder is a person who, together with affiliates and associates, owns (or within three years, did own) 15% or more of the corporation’s voting stock, subject to certain exceptions. The statute could have the effect of delaying, deferring or preventing a change in control of our Company.

Board of Directors Vacancies

Our Certificate of Incorporation authorizes our board of directors to fill vacant directorships. In addition, the number of directors constituting our board of directors may be set by resolution of the incumbent directors.

Special Meeting of Stockholders

Our Certificate of Incorporation provides that special meetings of our stockholders may only be called by: (i) our board of directors, (ii) the chairman of our board of directors or (iii) our Chief Executive Officer.

Advance Notice Requirements for Stockholder Proposals and Director Nominations

Our Bylaws provide that stockholders seeking to bring business before our annual meeting of stockholders, or to nominate candidates for election as directors at our annual meeting of stockholders, must provide timely notice of their intent in writing. To be timely, a stockholder’s notice must be delivered to the secretary at our principal executive offices not later than the close of business on the 90th day nor earlier than the close of business on the 120th day prior to the first anniversary of the preceding year’s annual meeting; provided, however, that in the event the date of the annual meeting is more than 30 days before or more than 60 days after such anniversary date, or if no annual meeting was held in the preceding year, notice by the stockholder to be timely must be so delivered not earlier than the close of business on the 120th day prior to such annual meeting and not later than the close of business on the later of the 90th day prior to such annual meeting or the 10th day following the day on which a Public Announcement (as defined in the Bylaws) of the date of such meeting is first made by us. These provisions may preclude our stockholders from bringing matters before our annual meeting of stockholders or from making nominations for directors at our annual meeting of stockholders.

Authorized but Unissued Shares

Our authorized but unissued shares of common stock and preferred stock are available for future issuance without stockholder approval and may be utilized for a variety of corporate purposes, including future public offerings to raise additional capital, corporate acquisitions and employee benefit plans. The existence of authorized but unissued and unreserved common stock and preferred stock could render more difficult or discourage an attempt to obtain control of us by means of a proxy contest, tender offer, merger or otherwise. If we issue such shares without stockholder approval and in violation of limitations imposed by NYSE American or any stock exchange on which our stock may then be trading, our stock could be delisted.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is Equity Stock Transfer, LLC, whose address is 237 W. 37th St., Suite 602, New York, NY 10018.

Stock Market Listing

We intend to apply to have our shares of common stock listed for trading on the NYSE American under the symbol “TPI”. No assurance can be given that such listing will be approved.

SHARES ELIGIBLE FOR FUTURE SALE

Prior to this offering, there has been no public market for our common stock, and a liquid trading market for our common stock may not develop or be sustained after this offering. Future sales of substantial amounts of our common stock in the public market, or the anticipation of these sales, could materially and adversely affect market prices prevailing from time to time, and could impair our ability to raise capital through sales of equity or equity-related securities.

Based on the number of shares outstanding as of April 26, 2024, upon the closing of this offering and assuming no exercise of the underwriters’ option to purchase additional shares, 13,548,616 shares of common stock will be outstanding.

Only a limited number of shares of our common stock will be available for sale in the public market for a period of several months after completion of this offering due to legal restrictions on resale described below. Nevertheless, sales of a substantial number of shares of our common stock in the public market after such restrictions lapse, or the perception that those sales may occur, could materially and adversely affect the prevailing market price of our common stock. Although we intend to apply to list our common stock on NYSE American, we cannot assure you that there will be an active market for our common stock.

Of the shares to be outstanding immediately after the completion of this offering, we expect that the shares to be sold in this offering will be freely tradable without restriction under the Securities Act unless purchased by our “affiliates,” as that term is defined in Rule 144 under the Securities Act (“Rule 144”). These restricted securities may be sold in the public market only if registered or pursuant to an exemption from registration, such as Rule 144 or Rule 701 under the Securities Act (“Rule 701”).

Rule 144

Affiliate Resales of Restricted Securities

Affiliates of ours must generally comply with Rule 144 if they wish to sell any shares of our common stock in the public market, whether or not those shares are “restricted securities.” “Restricted securities” are any securities acquired from us or one of our affiliates in a transaction not involving a public offering. All shares of our common stock issued prior to the closing of the offering made hereby, are considered to be restricted securities. The shares of our common stock sold in this offering are not considered to be restricted securities.

Non-Affiliate Resales of Restricted Securities

Any person or entity who is not an affiliate of ours and who has not been an affiliate of ours at any time during the three months preceding a sale is only required to comply with Rule 144 in connection with sales of restricted shares of our common stock. Those persons may sell shares of our common stock that they have beneficially owned for at least one year without any restrictions under Rule 144 immediately following the effective date of the registration statement of which this prospectus is a part.

Further, beginning 90 days after the effective date of the registration statement of which this prospectus is a part, a person who is not an affiliate of ours at the time such person sells shares of our common stock, and has not been an affiliate of ours at any time during the three months preceding such sale, and who has beneficially owned such shares of our common stock for at least six months but less than a year, is entitled to sell such shares so long as there is adequate current public information, as defined in Rule 144, available about us.

Resales of restricted shares of our common stock by non-affiliates are not subject to the manner of sale, volume limitation or notice filing provisions of Rule 144, described above.

Rule 701

Rule 701 generally allows a stockholder who purchased shares of our common stock pursuant to a written compensatory plan or contract and who is not deemed to have been an affiliate of ours during the immediately preceding 90 days to sell these shares in reliance upon Rule 144, but without being required to comply with the public information, holding period, volume limitation, or notice provisions of Rule 144.

Rule 701 also permits affiliates of ours to sell their Rule 701 shares under Rule 144 without complying with the holding period requirements of Rule 144. All holders of Rule 701 shares, however, are required to wait until 90 days after the date of this prospectus before selling such shares pursuant to Rule 701.

Equity Incentive Awards

We intend to file a registration statement on Form S-8 under the Securities Act after the closing of this offering to register the shares of common stock that are issuable pursuant to our 2023 Plan. The registration statement is expected to be filed and become effective as soon as practicable after the completion of this offering. Accordingly, shares registered under the registration statement will be available for sale in the open market following its effective date, subject to Rule 144 volume limitations.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES TO
NON-U.S. HOLDERS OF OUR COMMON STOCK

The following is a summary of the material U.S. federal income tax consequences to non-U.S. holders (as defined below) of the ownership and disposition of our common stock but does not purport to be a complete analysis of all the potential tax considerations relating thereto. This summary is based upon the provisions of the IRC and the Treasury regulations promulgated thereunder, administrative rulings and judicial decisions, all as of the date hereof. These authorities may be changed, possibly retroactively, so as to result in U.S. federal income tax consequences different from those set forth below. No ruling on the U.S. federal, state, or local tax considerations relevant to our operations or to the purchase, ownership or disposition of our shares, has been requested from the IRS or other tax authority. No assurance can be given that the IRS would not assert, or that a court would not sustain, a position contrary to any of the tax consequences described below.

This summary also does not address the tax considerations arising under the laws of any non-U.S., state or local jurisdiction, or under U.S. federal gift and estate tax laws, except to the limited extent set forth below. In addition, this discussion does not address tax considerations applicable to an investor’s particular circumstances or to investors that may be subject to special tax rules, including, without limitation:

●	banks, insurance companies or other financial institutions, regulated investment companies or real estate investment trusts;

●	persons subject to the alternative minimum tax or Medicare contribution tax on net investment income;

●	tax-exempt organizations or governmental organizations;

●	controlled foreign corporations, passive foreign investment companies and corporations that accumulate earnings to avoid U.S. federal income tax;

●	brokers or dealers in securities or currencies;

●	traders in securities that elect to use a mark-to-market method of accounting for their securities holdings;

●	persons that own, or are deemed to own, more than 5% of our capital stock (except to the extent specifically set forth below);

●	U.S. expatriates and certain former citizens or long-term residents of the U.S.;

●	partnerships or entities classified as partnerships for U.S. federal income tax purposes or other pass-through entities (and investors therein);

●	persons who hold our common stock as a position in a hedging transaction, “straddle,” “conversion transaction” or other risk reduction transaction or integrated investment;

●	persons who hold or receive our common stock pursuant to the exercise of any employee stock option or otherwise as compensation;

●	persons who do not hold our common stock as a capital asset within the meaning of Section 1221 of the IRC; or

●	persons deemed to sell our common stock under the constructive sale provisions of the IRC.

This summary does not constitute, and should not be considered as, legal or tax advice to you. You are urged to consult your tax advisor with respect to the application of the U.S. federal income tax laws to your particular situation, as well as any tax consequences of the purchase, ownership and disposition of our common stock arising under the U.S. federal estate or gift tax rules or under the laws of any state, local, non-U.S., or other taxing jurisdiction or under any applicable tax treaty.

Non-U.S. Holder Defined

For purposes of this discussion, you are a non-U.S. holder (other than a partnership for U.S. federal income tax purposes) if you are any holder other than:

●	an individual citizen or resident of the United States (for U.S. federal income tax purposes);

●	a corporation or other entity taxable as a corporation created or organized in the U.S. or under the laws of the U.S., any state thereof, or the District of Columbia, or other entity treated as such for U.S. federal income tax purposes;

●	an estate whose income is subject to U.S. federal income tax regardless of its source; or

●	a trust (x) whose administration is subject to the primary supervision of a U.S. court and which has one or more “U.S. persons” (within the meaning of Section 7701(a)(30) of the IRC) who have the authority to control all substantial decisions of the trust or (y) which has made a valid election to be treated as a U.S. person.

In addition, if a partnership or entity classified as a partnership for U.S. federal income tax purposes holds our common stock, the tax treatment of a partner generally will depend on the status of the partner and upon the activities of the partnership. Accordingly, partnerships that hold our common stock, and partners in such partnerships, should consult their tax advisors.

Distributions

As described in “Dividend Policy,” we have never declared or paid cash dividends on our common stock and do not anticipate paying any dividends on our common stock in the foreseeable future. However, if we do make distributions on our common stock, those payments will constitute dividends for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. To the extent those distributions exceed both our current and our accumulated earnings and profits, they will constitute a return of capital and will first reduce your basis in our common stock, but not below zero, and then will be treated as gain from the sale of stock as described below under “— Gain on Disposition of Common Stock.”

Subject to the discussion below on effectively connected income, backup withholding and foreign accounts, any dividend paid to you generally will be subject to U.S. withholding tax either at a rate of 30% of the gross amount of the dividend or such lower rate as may be specified by an applicable income tax treaty. In order to receive a reduced treaty rate, you must provide us with an IRS Form W-8BEN, IRS Form W-8BEN-E or other appropriate version of IRS Form W-8 certifying qualification for the reduced rate. Special certification and other requirements apply to certain non-U.S. holders that are pass-through entities rather than corporations or individuals. A non-U.S. holder of shares of our common stock eligible for a reduced rate of U.S. withholding tax pursuant to an income tax treaty may obtain a refund of any excess amounts withheld by timely filing an appropriate claim for refund with the IRS. If the non-U.S. holder holds the stock through a financial institution or other agent acting on the non-U.S. holder’s behalf, the non-U.S. holder will be required to provide appropriate documentation to the agent, which then will be required to provide certification to us or our paying agent, either directly or through other intermediaries.

Dividends received by you that are effectively connected with your conduct of a U.S. trade or business (and, if required by an applicable income tax treaty, attributable to a permanent establishment maintained by you in the United States) are generally exempt from such withholding tax. In order to obtain this exemption, you must provide us with an IRS Form W-8ECI or other applicable IRS Form W-8 properly certifying such exemption. Such effectively connected dividends, although not subject to withholding tax, are taxed at the same graduated rates applicable to U.S. persons, net of certain deductions and credits. In addition, if you are a corporate non-U.S. holder, dividends you receive that are effectively connected with your conduct of a U.S. trade or business may also be subject to a branch profits tax at a rate of 30% or such lower rate as may be specified by an applicable income tax treaty. You should consult your tax advisor regarding any applicable tax treaties that may provide for different rules.

Gain on Disposition of Common Stock

Subject to the discussion below regarding backup withholding and foreign accounts, you generally will not be required to pay U.S. federal income tax on any gain realized upon the sale or other disposition of our common stock unless:

●	the gain is effectively connected with your conduct of a U.S. trade or business (and, if required by an applicable income tax treaty, the gain is attributable to a permanent establishment maintained by you in the United States);

●	you are a non-resident alien individual who is present in the U.S. for a period or periods aggregating 183 days or more during the taxable year in which the sale or disposition occurs and certain other conditions are met; or

●	our common stock constitutes a U.S. real property interest by reason of our status as a “U.S. real property holding corporation,” (“USRPHC”) for U.S. federal income tax purposes at any time within the shorter of (i) the five-year period preceding your disposition of our common stock, or (ii) your holding period for our common stock.

We believe that we are not currently and we do not anticipate becoming a USRPHC for U.S. federal income tax purposes, and the remainder of this discussion so assumes. However, because the determination of whether we are a USRPHC depends on the fair market value of our U.S. real property relative to the fair market value of our other business assets, there can be no assurance that we will not become a USRPHC in the future. Even if we become a USRPHC, however, as long as our common stock is regularly traded on an established securities market, such common stock will be treated as U.S. real property interests only if you actually or constructively hold more than 5% of such regularly traded common stock at any time during the shorter of the five-year period preceding your disposition of, or your holding period for, our common stock. There is no assurance, however, that our common stock will be considered to be regularly traded within the meaning of these rules.

If you are a non-U.S. holder described in the first bullet above, you will be required to pay tax on the net gain derived from the sale under regular graduated U.S. federal income tax rates, and a corporate non-U.S. holder described in the first bullet above also may be subject to the branch profits tax at a 30% rate, or such lower rate as may be specified by an applicable income tax treaty. If you are an individual non-U.S. holder described in the second bullet above, you will be required to pay a flat 30% tax (or such lower rate specified by an applicable income tax treaty) on the gain derived from the sale, which gain may be offset by U.S. source capital losses for the year (provided you have timely filed U.S. federal income tax returns with respect to such losses).

Federal Estate Tax

Our common stock beneficially owned by an individual who is not a citizen or resident of the United States (as defined for U.S. federal estate tax purposes) at the time of death will generally be includable in the decedent’s gross estate for U.S. federal estate tax purposes, unless an applicable estate tax treaty provides otherwise. The test for whether an individual is a resident of the U.S. for U.S. federal estate tax purposes differs from the test used for U.S. federal income tax purposes. Some individuals, therefore, may be non-U.S. holders for U.S. federal income tax purposes, but not for U.S. federal estate tax purposes, and vice versa.

Backup Withholding and Information Reporting

Generally, we must report annually to the IRS the amount of dividends paid to you, your name and address and the amount of tax withheld, if any. A similar report will be sent to you. Pursuant to applicable income tax treaties or other agreements, the IRS may make these reports available to tax authorities in your country of residence.

Payments of dividends or of proceeds on the disposition of stock made to you may be subject to information reporting and backup withholding at a current rate of 24% unless you establish an exemption, for example, by properly certifying your non-U.S. status on an IRS Form W-8BEN, IRS Form W-8BEN-E or another appropriate version of IRS Form W-8.

Backup withholding is not an additional tax; rather, the U.S. federal income tax liability of persons subject to backup withholding will be reduced by the amount of tax withheld. If withholding results in an overpayment of taxes, a refund or credit may generally be obtained from the IRS, provided that the required information is furnished to the IRS in a timely manner.

Foreign Account Tax Compliance

FATCA imposes withholding tax at a rate of 30% on dividends on and gross proceeds from the sale or other disposition of our common stock paid to “foreign financial institutions” (as specially defined under these rules), unless such institution enters into an agreement with the United States government to withhold on certain payments and to collect and provide to the U.S. tax authorities substantial information regarding the U.S. account holders of such institution (which includes certain equity and debt holders of such institution, as well as certain account holders that are foreign entities with U.S. owners) or otherwise establishes an exemption. FATCA also generally imposes a U.S. federal withholding tax of 30% on dividends on and gross proceeds from the sale or other disposition of our common stock paid to a “non-financial foreign entity” (as specially defined for purposes of these rules) unless such entity provides the withholding agent with a certification identifying certain substantial direct and indirect U.S. owners of the entity, certifies that there are none or otherwise establishes an exemption. Under the applicable proposed Treasury regulations, this withholding tax will not apply to the gross proceeds from the sale or other disposition of our capital stock. The preamble to these proposed Treasury regulations indicates that taxpayers may rely on them pending their finalization. An intergovernmental agreement between the U.S. and an applicable foreign country may modify the requirements described in this paragraph. Non-U.S. holders should consult their tax advisors regarding the possible implications of this legislation on their investment in our common stock.

Each prospective investor should consult its tax advisor regarding the particular U.S. federal, state and local and non-U.S. tax consequences of purchasing, holding and disposing of our common stock, including the consequences of any proposed change in applicable laws.

UNDERWRITING

Dominari Securities LLC (the “Representative”) is acting as representative of the underwriters of the offering. We have entered into an underwriting agreement with the Representative, dated         , 2024. Subject to certain conditions, we have agreed to sell to the underwriters, and the underwriters have agreed to purchase, the shares listed next to their respective names in the table at the public offering price per share less the underwriting discounts set forth on the cover page of this prospectus.

Underwriter	Number of Shares
Dominari Securities LLC
Revere Securities LLC
Total

The underwriters have committed to purchase all of the shares offered by us, other than those shares covered by the over-allotment option described below, if they purchase any shares. The obligations of the underwriters may be terminated upon the occurrence of certain events specified in the underwriting agreement. Furthermore, pursuant to the underwriting agreement, the underwriters’ obligations are subject to customary conditions, representations and warranties contained in the underwriting agreement, such as receipt by the underwriters of officers’ certificates and legal opinions.

The underwriters are offering the shares, subject to prior sale, when, and if issued to and accepted by them, subject to the approval of legal matters by their counsel and other conditions specified in the underwriting agreement.

Over-Allotment Option

We have granted to the underwriters an option to purchase from us up to an additional 195,000 shares of our common stock, representing 15% of the shares sold in this offering, at the public offering price of $5.50 per share (the midpoint of the range set forth on the cover page of this prospectus), solely to cover over-allotments, if any. The shares of our common stock to be purchased pursuant to the over-allotment option will be acquired at the public offering price, less the underwriting discounts pursuant to the over-allotment option. The underwriters may exercise this option, in whole or in part, for our common stock, any time during the 45-day period after the closing date of the offering, but only to cover over-allotments, if any. To the extent the underwriters exercise the option, the underwriters will become obligated, subject to certain conditions, to purchase the shares for which they exercise the option.

Underwriting Discount, Commissions and Expenses

Under the underwriting agreement, we will pay the Representative fees and commissions equal to 8% of the gross proceeds raised in the offering.

The Representative has advised us that they propose to offer the shares to the public at the public offering price set forth on the cover page of this prospectus and to certain dealers at that price less a concession not in excess of $          per share. The Representative may allow, and certain dealers may reallow, a discount from the concession not in excess of $          per share to certain brokers and dealers. After this offering, the public offering price, concession and reallowance to dealers may be changed by the underwriters. No such change will change the amount of proceeds we receive as set forth on the cover page of this prospectus. The shares are offered by the underwriters as stated herein, subject to receipt and acceptance by them and subject to their right to reject any order in whole or in part.

The following table shows the underwriting discounts payable to the underwriters by us in connection with this offering. Such amounts are shown assuming both no exercise and full exercise of the underwriter’s over-allotment option.

	Per Share	Without Over-Allotment Option	With Over-Allotment Option
Public offering price	$	$	$
Underwriting discounts and commissions (8%)
Proceeds, before expenses, to us	$	$	$

We will be also responsible for and will pay all expenses relating to the offering, including, without limitation, (a) all filing fees and expenses relating to the listing of our common stock on a national exchange; (b) all fees, expenses and disbursements relating to the registration or qualification of the securities under the “blue sky” securities laws of such states and other jurisdictions as the Representative may reasonably designate (including, without limitation, all filing and registration fees, and the reasonable fees and disbursements of our “blue sky” counsel) unless such filings are not required in connection with our proposed listing on a national exchange, if applicable; (c) all fees, expenses and disbursements relating to the registration, qualification or exemption of the securities under the securities laws of such foreign jurisdictions as the Representative may reasonably designate; (d) the costs of all mailing and printing of the offering documents; (e) transfer and/or stamp taxes, if any, payable upon the transfer of securities from us to the underwriters; (f) the fees and expenses of our accountants; and (g) a maximum of $150,000 for fees and expenses including “road show,” diligence, out-of-pocket expenses, cost of background checks and reasonable legal fees and disbursements for the underwriters’ counsel. Additionally, we have provided the Representative an expense advance of $10,000. The advance shall be applied towards out-of-pocket accountable expense set forth herein and any portion of the advance shall be returned us to the extent not actually incurred in compliance with FINRA Rule 5110(g)(4)(A). The Representative may deduct from the net proceeds of the offering payable us on the closing date, or the closing date of the over-allotment option, if any, the expenses set forth herein to be paid by us to the Representative.

We estimate that the total expenses of the offering payable by us, excluding the total underwriting discount and non-accountable expense allowance, will be approximately $605,000.

Discretionary Accounts

The underwriters have informed us that they do not intend to confirm sales to any accounts over which they exercise discretionary authority.

Lock-Up Agreements

We have agreed with the underwriters that we will not, without the prior written consent of the Representative, for a period of 360 days after the date of this prospectus: (i) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend, or otherwise transfer or dispose of, directly or indirectly, any shares of our capital stock or any securities convertible into or exercisable or exchangeable for shares of our capital stock, (ii) file or caused to be filed any registration statement with the SEC, relating to the offering of any shares of our capital stock or any securities convertible into or exercisable or exchangeable for any shares of our capital stock, (iii) complete any offering of debt securities, other than entering into a line of credit with a traditional bank, or (iv) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any shares of our capital stock, whether any such transaction described in clause (i), (ii), (iii) or (iv) above is to be settled by delivery of any shares of our capital stock or such other securities, in cash or otherwise.

Representative’s Warrants

We have agreed to issue to the Representative or its designees at the closing of this offering warrants to purchase the number of shares of common stock equal to 5% of the aggregate number of shares sold in this offering (including any shares of our common stock sold upon exercise of the over-allotment option). The warrants will be exercisable at a per share price equal to $6.05 per share, which is 110% of the public offering price per share in this offering. The Representative’s warrants are exercisable at any time after the date of issuance and from time to time, in whole or in part, until five years from the commencement of sales in this offering.

The Representative’s warrants have been deemed compensation by FINRA and are therefore subject to a 180-day lock-up pursuant to FINRA Rule 5110(e)(1). The Representative (or permitted assignees under FINRA Rule 5110(e)(2)) will not sell, transfer, assign, pledge, or hypothecate these warrants or the securities underlying these warrants, nor will they engage in any hedging, short sale, derivative, put, or call transaction that would result in the effective economic disposition of the warrants or the underlying securities for a period of 180 days from the commencement of sales in this offering. In addition, the warrants provide for registration rights upon request, in certain cases. The unlimited piggyback registration right provided will not be greater than seven years from the commencement of sales in this offering in compliance with FINRA Rule 5110(g)(8)(D). We will bear all fees and expenses attendant to registering the securities issuable on exercise of the warrants other than underwriting commissions incurred and payable by the holders. The exercise price and number of shares issuable upon exercise of the warrants may be adjusted in certain circumstances including in the event of a stock dividend or our recapitalization, reorganization, merger or consolidation. However, the warrant exercise price or underlying shares will not be adjusted for issuances of shares of common stock at a price below the warrant exercise price.

Tail Financing

If during the period that is 18 months following the closing of this initial public offering, we consummate a financing with investors with whom we have had a conference call or a meeting arranged by the Representative during the period in which we engaged the representative, we will pay the Representative a cash fee equal to 8% of the proceeds of such financing, along with warrants to purchase the number of shares of common stock equal to 5% of the aggregate number of shares sold in that offering.

Right of First Refusal

We have granted the Representative a right of first refusal during the twelve-month period following the completion of this offering in the event we or any of our subsidiaries (i) dispose of or acquire securities or make any exchange or tender offer or enter into a merger, consolidation or other business combination or any recapitalization, reorganization, restructuring or other similar transaction and we decide to retain a financial advisor for such transaction, in which case the Representative shall have the right to act as our exclusive financial advisor for any such transaction, (ii) finance or refinance any indebtedness using a manager or agent in which case the Representative shall have the right to act as sole book-runner, sole manager, sole placement agent or sole agent with respect to such financing or refinancing and/or (iii) we raise funds by means of a public offering or a private placement or any other capital-raising financing of equity, equity-linked or debt securities using an underwriter or placement agent in which case the Representative shall have the right to act as sole book-running manager, sole underwriter or sole placement agent for such financing.

Indemnification

We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act, and to contribute to payments that the underwriters may be required to make for these liabilities.

Price Stabilization, Short Positions, and Penalty Bids

In connection with this offering, each underwriter may engage in transactions that stabilize, maintain or otherwise affect the price of our securities. Specifically, such underwriter may over-allot in connection with this offering by selling more securities than are set forth on the cover page of this prospectus. This creates a short position in our securities for such underwriter’s own accounts. The short position may be either a covered short position or a naked short position. In a covered short position, the number of securities over-allotted by such underwriter is not greater than the number of securities that it may purchase in the over-allotment option. In a naked short position, the number of securities involved is greater than the number of securities in the over-allotment option. To close out a short position, such underwriter may elect to exercise all or part of the over-allotment option. Such underwriters may also elect to stabilize the price of our securities or reduce any short position by bidding for, and purchasing, securities in the open market.

The underwriters may also impose a penalty bid. This occurs when a particular underwriter or dealer repays selling concessions allowed to it for distributing a security in this offering because the underwriter repurchases that security in stabilizing or short covering transactions.

Finally, each underwriter may bid for, and purchase, shares of our securities in market-making transactions, including “passive” market-making transactions as described below.

These activities may stabilize or maintain the market price of our securities at a price that is higher than the price that might otherwise exist in the absence of these activities. The underwriters are not required to engage in these activities and may discontinue any of these activities at any time without notice. These transactions may be affected on NYSE American, in the over-the-counter market, or otherwise.

In connection with this offering, the underwriters and selling group members, if any, or their affiliates may engage in passive market-making transactions in our common stock immediately prior to the commencement of sales in this offering, in accordance with Rule 103 of Regulation M under the Exchange Act. Rule 103 generally provides that:

●	a passive market maker may not affect transactions or display bids for our securities in excess of the highest independent bid price by persons who are not passive market makers;
●	net purchases by a passive market maker on each day are generally limited to 30% of the passive market maker’s average daily trading volume in our common stock during a specified two-month prior period or 200 shares, whichever is greater, and must be discontinued when that limit is reached; and
●	passive market-making bids must be identified as such.

Electronic Distribution

This prospectus in electronic format may be made available on websites or through other online services maintained by the underwriters, or by their affiliates. Other than this prospectus in electronic format, the information on the underwriters’ websites and any information contained on any other websites maintained by an underwriter is not part of this prospectus or the registration statement of which this prospectus forms a part, has not been approved and/or endorsed by us or the underwriters in their capacity as an underwriter, and should not be relied upon by investors.

Certain Relationships

The Representative and its affiliates have engaged in, and may in the future engage in, investment banking and other commercial dealings in the ordinary course of business with us or our affiliates. The Representative has received, or may in the future receive, customary fees and commissions for these transactions.

The Representative may in the future provide us and our affiliates with investment banking and financial advisory services for which it may in the future receive customary fees.

Listing

We intend to apply to list our common stock on the NYSE American under the symbol “TPI”. The closing of this offering is contingent upon our common stock being listed on NYSE American. See “Risk Factors.”

Pricing of the Offering

The public offering price was determined by negotiations between us and the Representative. Among the factors considered in determining the public offering price were our future prospects and those of our industry in general, our sales, earnings and certain other financial and operating information in recent periods, and the price-earnings ratios, price-sales ratios, market prices of securities, and certain financial and operating information of companies engaged in activities similar to ours. Neither we nor the underwriters can assure investors that an active trading market for the shares will develop or that, after the offering, the shares will trade in the public market at or above the public offering price.

Selling Restrictions

Other than in the United States, no action has been taken by us or the underwriters that would permit a public offering of the securities offered by this prospectus in any jurisdiction where action for that purpose is required. The securities offered by this prospectus may not be offered or sold, directly or indirectly, nor may this prospectus or any other offering material or advertisements in connection with the offer and sale of any such securities be distributed or published in any jurisdiction, except under circumstances that will result in compliance with the applicable rules and regulations of that jurisdiction. Persons into whose possession this prospectus comes are advised to inform themselves about and to observe any restrictions relating to the offering and the distribution of this prospectus. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities offered by this prospectus in any jurisdiction in which such an offer or a solicitation is unlawful.

Canada. The securities may be sold in Canada only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the securities must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.

Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.

Pursuant to section 3A.3 of National Instrument 33-105 Underwriting Conflicts (“NI 33-105,”) the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.

European Economic Area. In relation to each Member State of the European Economic Area, or each Relevant Member State, an offer to the public of any of the securities described in this prospectus may not be made in that Relevant Member State prior to the publication of a prospectus in relation to the shares of common stock which has been approved by the competent authority in that Relevant Member State or, where appropriate, approved in another Relevant Member State and notified to the competent authority in that Relevant Member State, all in accordance with the Prospectus Regulation, except that an offer to the public in that Relevant Member State of any of the securities may be made at any time:

●	to any legal entity which is a qualified investor as defined in Article 2 Prospectus Regulation;

●	to fewer than 150 natural or legal persons (other than qualified investors as defined in Article 2 of the Prospectus Regulation) subject to obtaining the prior consent of the joint book-running managers for any such offer; or

●	in any other circumstances falling within Article 1(4) of the Prospectus Regulation, provided that no such offer of the securities shall result in a requirement for the publication by us or any underwriter of a prospectus pursuant to Article 3 of the Prospectus Regulation or supplement a prospectus pursuant to Article 23 of the Prospectus Regulation.

For the purposes of this provision, the expression an “offer to the public” in relation to any of the securities in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and any of the securities to be offered so as to enable an investor to decide to purchase the securities and the expression “Prospectus Regulation” means Regulation (EU) 2017/1129.

United Kingdom. Each of the underwriters have represented and agreed that:

●	it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Markets Act 2000 (the “FSMA”)) received by it in connection with the issue or sale of the securities in circumstances in which Section 21(1) of the FSMA does not apply to us; and

●	it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the securities in, from or otherwise involving the United Kingdom.

Switzerland. The securities may not be publicly offered in Switzerland and will not be listed on the SIX Swiss Exchange, or the SIX, or on any other stock exchange or regulated trading facility in Switzerland. This document has been prepared without regard to the disclosure standards for issuance prospectuses under art. 652a or art. 1156 of the Swiss Code of Obligations or the disclosure standards for listing prospectuses under art. 27 ff. of the SIX listing rules or the listing rules of any other stock exchange or regulated trading facility in Switzerland. Neither this document nor any other offering or marketing material relating to the securities, or the offering may be publicly distributed or otherwise made publicly available in Switzerland.

Neither this document nor any other offering or marketing material relating to the offering, or the securities have been or will be filed with or approved by any Swiss regulatory authority. In particular, this document will not be filed with, and the offer of the securities will not be supervised by, the Swiss Financial Market Supervisory Authority (“FINMA”), and the offer of the securities has not been and will not be authorized under the Swiss Federal Act on Collective Investment Schemes (“CISA”). Accordingly, no public distribution, offering or advertising, as defined in CISA, its implementing ordinances and notices, and no distribution to any non-qualified investor, as defined in CISA, its implementing ordinances and notices, shall be undertaken in or from Switzerland, and the investor protection afforded to acquirers of interests in collective investment schemes under CISA does not extend to acquirers of the securities.

Australia. No placement document, prospectus, product disclosure statement or other disclosure document has been lodged with the Australian Securities and Investments Commission in relation to the offering.

This prospectus does not constitute a prospectus, product disclosure statement or other disclosure document under the Corporations Act 2001 (the “Australian Corporations Act”), and does not purport to include the information required for a prospectus, product disclosure statement or other disclosure document under the Australian Corporations Act.

Any offer in Australia of the securities may only be made to persons (referred to as Exempt Investors) who are “sophisticated investors” (within the meaning of section 708(8) of the Australian Corporations Act), “professional investors” (within the meaning of section 708(11) of the Australian Corporations Act) or otherwise pursuant to one or more exemptions contained in section 708 of the Australian Corporations Act so that it is lawful to offer the securities without disclosure to investors under Chapter 6D of the Australian Corporations Act.

The securities applied for by Exempt Investors in Australia must not be offered for sale in Australia in the period of 12 months after the date of allotment under the offering, except in circumstances where disclosure to investors under Chapter 6D of the Australian Corporations Act would not be required pursuant to an exemption under section 708 of the Australian Corporations Act or otherwise or where the offer is pursuant to a disclosure document which complies with Chapter 6D of the Australian Corporations Act. Any person acquiring securities must observe such Australian on-sale restrictions.

This prospectus contains general information only and does not take account of the investment objectives, financial situation or particular needs of any particular person. It does not contain any securities recommendations or financial product advice. Before making an investment decision, investors need to consider whether the information in this prospectus is appropriate to their needs, objectives and circumstances, and, if necessary, seek expert advice on those matters.

Israel. In the State of Israel, this prospectus shall not be regarded as an offer to the public to purchase securities under the Israeli Securities Law, 5728 - 1968, which requires a prospectus to be published and authorized by the Israel Securities Authority, if it complies with certain provisions of Section 15 of the Israeli Securities Law, 5728 - 1968, including, inter alia, if: (i) the offer is made, distributed or directed to not more than 35 investors, subject to certain conditions, or the Addressed Investors; or (ii) the offer is made, distributed or directed to certain qualified investors defined in the First Addendum of the Israeli Securities Law, 5728 - 1968, subject to certain conditions, or the Qualified Investors. The Qualified Investors shall not be taken into account in the count of the Addressed Investors and may be offered to purchase securities in addition to the 35 Addressed Investors. We have not and do not intend to take any action that would require us to publish a prospectus in accordance with and subject to the Israeli Securities Law, 5728 - 1968. We have not and will not distribute this prospectus or make, distribute or direct an offer to subscribe for our securities to any person within the State of Israel, other than to Qualified Investors and up to 35 Addressed Investors.

Qualified Investors may have to submit written evidence that they meet the definitions set out in of the First Addendum to the Israeli Securities Law, 5728 - 1968. In particular, we may request, as a condition to be offered securities, that Qualified Investors will each represent, warrant and certify to us or to anyone acting on our behalf: (i) that it is an investor falling within one of the categories listed in the First Addendum to the Israeli Securities Law, 5728 - 1968; (ii) which of the categories listed in the First Addendum to the Israeli Securities Law, 5728 - 1968 regarding Qualified Investors is applicable to it; (iii) that it will abide by all provisions set forth in the Israeli Securities Law, 5728 - 1968 and the regulations promulgated thereunder in connection with the offer to be issued securities; (iv) that the securities that it will be issued are, subject to exemptions available under the Israeli Securities Law, 5728 - 1968: (a) for its own account; (b) for investment purposes only; and (c) not issued with a view to resale within the State of Israel, other than in accordance with the provisions of the Israeli Securities Law, 5728 - 1968; and (v) that it is willing to provide further evidence of its Qualified Investor status. Addressed Investors may have to submit written evidence in respect of their identity and may have to sign and submit a declaration containing, inter alia, the Addressed Investor’s name, address and passport number or Israeli identification number.

LEGAL MATTERS

The validity of the issuance of the common stock offered by us in this offering will be passed upon for us by Sheppard, Mullin, Richter & Hampton LLP, New York, New York. Certain legal matters in connection with this offering will be passed upon for the underwriters by Sichenzia Ross Ference Carmel LLP, New York, New York.

EXPERTS

The consolidated financial statements of TessPay Inc. as of and for the years ended December 31, 2023 and 2022, included in this registration statement, of which this prospectus forms a part, have been audited by BF Borgers CPA PC, an independent registered public accounting firm, as set forth in their report (which includes an explanatory paragraph related to the existence of substantial doubt about our ability to continue as a going concern) appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in auditing and accounting in giving said report.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-1 under the Securities Act with respect to the common stock offered by this prospectus. This prospectus, which is part of the registration statement, omits certain information, exhibits, schedules and undertakings set forth in the registration statement. For further information pertaining to us and our common stock, reference is made to the registration statement and the exhibits and schedules to the registration statement. Statements contained in this prospectus as to the contents or provisions of any documents referred to in this prospectus are not necessarily complete, and in each instance where a copy of the document has been filed as an exhibit to the registration statement, reference is made to the exhibit for a more complete description of the matters involved.

You may read and copy all or any portion of the registration statement without charge at the public reference room of the SEC at 100 F Street, N.E., Washington, D.C. 20549. Copies of the registration statement may be obtained from the SEC at prescribed rates from the public reference room of the SEC at such address. You may obtain information regarding the operation of the public reference room by calling 1-800-SEC-0330. In addition, registration statements and certain other filings made with the SEC electronically are publicly available through the SEC’s website at http://www.sec.gov. The registration statement, including all exhibits and amendments to the registration statement, has been filed electronically with the SEC.

Upon completion of this offering, we will become subject to the information and periodic reporting requirements of the Exchange Act, and, accordingly, will be required to file annual reports containing financial statements audited by an independent public accounting firm, quarterly reports containing unaudited financial data, current reports, proxy statements and other information with the SEC. You will be able to inspect and copy such periodic reports, proxy statements and other information at the SEC’s public reference room, and the website of SEC referred to above.

CREATE.IF MANAGE LIMITED

F-1

Consolidated Financial Statements

TessPay Inc.

As of and for the Twelve Months Ended December 31, 2023, and 2022

F-2

Report of Independent Registered Public Accounting Firm

To the shareholders and the board of directors of TessPay Inc.

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of TessPay Inc. as of December 31, 2023 and 2022, the related statements of operations, stockholders’ equity (deficit), and cash flows for the years then ended, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2023 and 2022, and the results of its operations and its cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States.

Substantial Doubt about the Company’s Ability to Continue as a Going Concern

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the financial statements, the Company’s operating losses raise substantial doubt about its ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audit in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audit included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audit provides a reasonable basis for our opinion.

/S/ BF Borgers CPA PC

BF Borgers CPA PC (PCAOB ID 5041)

We have served as the Company’s auditor since 2022

Lakewood, CO

April 22, 2024

F-3

Consolidated Statements of Loss and Comprehensive Loss

(expressed in US dollars)

		For the Fiscal Year Ended December 31
	Note	2023	2022

Revenue	14	2,091,812	384,008
Cost of sales		1,221,281	763,541
Gross profit		870,531	(379,533)

Operating expenses
Sales and marketing		999,927	898,664
General and administrative		1,159,957	850,052
Professional fees		835,146	355,904
Total Operating Expenses		2,995,031	2,104,621
Operating loss		(2,124,500)	(2,484,154)

Other income (expense), net
Finance costs		(109,341)	94,420
Foreign exchange gain		188,582	47,025
Loss before income taxes		(2,045,258)	(2,342,709)
Net loss and comprehensive loss		(2,045,258)	(2,342,709)
Basic and diluted net loss per share attributable to common shareholders	15	(0.1682)	(0.2089)
Basic and diluted weighted average number of shares outstanding	15	12,157,054	11,215,186

F-4

Consolidated Statements of Financial Position

(expressed in US dollars)

	Note	December 2023	December 2022

ASSETS
Current assets
Cash and cash equivalents		7,872	820,490
Custodial funds		3,716,116	1,475,265
Restricted cash		5,000	5,000
Trade and other receivable		265,645	216,373
Accrued Income			22,560
Prepaid Expenses		106,525	150,075
Total current assets		4,101,158	2,689,764
Intangible assets, net	5	913,419	905,784
Property and equipment, net	6	104,724	89,223
Goodwill	13	633,554	633,554
Total non-current assets		1,651,697	1,628,561
Total assets		5,752,855	4,318,325

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities
Trade payables and accrued liabilities	7	1,461,496	1,039,715
Loans and borrowings		301,763	30,189
Amount due to related parties	10	1,311,206	942,428
Custodial funds due to customers		630,195	240,291
Custodial funds due to lenders		3,085,921	1,234,974
Total current liabilities		6,790,581	3,487,597
Long Term liabilities
Loans and Borrowings			11,969
Total Long Term liabilities		0	11,969
Total liabilities		6,790,581	3,499,566

Shareholders’ (deficit ) equity
Common shares, 0.0001 par value, 120,000,000 authorized, 12,248,616 and 12,148,739 shares issued and outstanding as of December 31, 2023 and December 31, 2022, respectively . Preferred shares 0.0001 par value, 10,000,000 authorized NIL issued and outstanding.		9,249,192	9,060,419
Accumulated deficit		(10,286,918)	(8,241,660)
Total shareholders’ (deficit) equity		(1,037,726)	818,759
Total liabilities and shareholders’ (deficit) equity		5,752,855	4,318,325

F-5

Consolidated Statements of Cash Flows

(expressed in US dollars)

		For the Fiscal Year Ended December 31
	Note	2023	2022
Cash Flows from Operating Activities
Net loss		(2,045,258)	(2,342,709)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Depreciation and amortization	5, 6	338,276	211,361
Executive compensation settled by issue of shares		188,773
Reversal of interest on NBM note			(246,263)
		(1,518,209)	(2,377,610)
Changes in operating assets and liabilities:
Trade and other receivables, net		(49,272)	(236,888)
Trade payables and accrued liabilities	7	421,781	756,591
Prepaid Expenses		43,550	(150,075)
Amount due to related parties	10	368,778	145,753
Accrued income		22,560
		807,397	515,381
Net cash (used in) provided by operating activities		(710,813)	(1,862,229)

Cash Flows from Investing Activities
Purchases of property and equipment	6	(44,089)	(67,179)
Purchase of intangible assets	5	(317,322)	(454,208)
Bank loans of Create.iF Manage Limited assumed			42,158
Goodwill			(68,304)
Net cash used in investing activities		(361,412)	(547,533)

Cash Flows from Financing Activities
NBM Note principal amount			(1,706,220)
Proceeds from the issuance of shares, net of issuance costs	15		3,729,986
Loan from Client		270,000
Repayment of bank borrowings		(10,395)
Cash provided by financing activities		259,605	2,023,766
(Decrease) in cash, cash equivalents, and restricted cash (non-custodial funds)		(812,619)	(385,996)
Custodial Funds
Custodial funds due to customers		389,904	(96,986)
Custodial funds due to lenders		1,850,947	316,024
Increase in cash from custodial funds		2,240,851	219,038
Increase (decrease) in cash, cash equivalents, and restricted cash		1,428,233	(166,958)
Cash, cash equivalents, and restricted cash, beginning of period		2,300,755	2,467,713
Cash, cash equivalents, and restricted cash, end of period		3,728,988	2,300,755

Cash, cash equivalents, and restricted cash consisted of the following:
Cash and cash equivalents		7,872	820,490
Custodial funds		3,716,116	1,475,265
Restricted cash		5,000	5,000
Total cash, cash equivalents, and restricted cash		3,728,987	2,300,755

F-6

Consolidated Statements of Changes in Shareholders’ (Deficit) Equity

(expressed in US dollars)

	Fiscal Year Ended December 31, 2023			Total
	Shares (Note 17)	Amount	(Deficit)	Shareholders’ (deficit)
At December 31, 2022	12,148,843	9,060,418	(8,241,660)	818,758
Loss and comprehensive loss for the period			(2,045,258)	(2,045,258)
Issuance of shares, net of issuance costs	99,773	188,773		188,773
At December 31, 2023	12,248,616	9,249,191	(10,286,918)	(1,037,726)

	Fiscal Year Ended December 31, 2022			Total
	Shares (Note 17)	Amount	(Deficit)	Shareholders’ equity
At December 31, 2021	8,467,664	4,765,183	(5,898,951)	(1,133,768)
Loss and comprehensive loss for the period			(2,342,709)	(2,342,709)
Issuance of shares, net of issuance costs	3,681,180	4,295,235		4,295,235
At December 31, 2022	12,148,843	9,060,418	(8,241,660)	818,758

F-7

TESSPAY INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2023

1.	Nature of operations

Effective June 29, 2022, TessPay Inc. (the “Company”) changed the jurisdiction of incorporation from the Province of British Columbia to the State of Delaware by domesticating as a corporation organized under the laws of the State of Delaware. The Company’s registered head office is located at 300 Creek View Road, Suite 209, City of Newark, County of New Castle, Delaware 19711.

The Company operates the TessPay Fintech Platform, a blockchain based fintech service for major telecommunications companies (“Tier 1/2 Carriers”) engaged in transmitting cross border voice calls. The TessPay Fintech Platform records minutes sent by Tier 1/2 Carriers to other intermediary telecommunications companies who are registered on the TessPay Fintech Platform (‘Platform Carriers”) and link the Tier 1/2 Carrier to another major telecommunications company in the call destination country. Using call tariffs previously agreed between a Platform Carrier and a Tier 1/2 Carrier (TessPay Smart Contracts embedded in the TessPay Platform) the TessPay Fintech Platform manufactures Daily Invoices for and on behalf of the Platform Carrier that are rendered to the Tier 1/2 Carrier in summary form at the end of each billing period, typically 30 days. Daily a subsidiary of the Company purchases at a discount the Daily Invoices and concomitantly resells them to financial institutions who have contracted with the Company to purchase such Daily Invoices on a non-recourse basis. The Platform Carrier is eligible to receive up to 95% of the discounted face value on a Daily Invoice sold to the financial institution as an advance payment on the purchase amount. Other Platform Carriers who are downstream from the Platform Carrier receiving minutes from the Tier 1/2 Carrier are allocated values daily by the TessPay Fintech Platform based on TessPay Smart Contracts for the minutes transmitted and tariffs previously agreed between the Platform Carriers. At the end of the billing cycle, typically 30 days after the end of the billing period the Tier 1/2 Carrier pays its account, and all outstanding balances between the Platform Carrier and the financial institutions are settled as well as all outstanding balances between Platform Carriers.

The TessPay Fintech Platform for the wholesale telecommunications industry was designed to comprise three components: (i) a customer portal, to manage TessPay Smart Contract payments, view and capture reporting, etc.; (ii) a private permissioned blockchain; and (iii) a robust high-availability VOIP softswitch. The blockchain element of the system is in temporary abeyance with a secure database substituting for blockchain technology during upgrade development the early stage of operations. All of the system elements, fully redundant switching, routing and billing are located in a high availability data center in the United States.

The Company has recently adapted the Fintech Platform to facilitate non-recourse working capital financing for Affordable Connectivity Program Providers (telecommunications companies registered with the United States government to provide connectivity devices and broadband access to qualified Subscribers under the ACP Program) pursuant to purchase and resale to financial institutions of Provider Claims for service on the United States government.

The Company earns processing fees for manufacturing invoices and settling accounts on the TessPay Fintech Platform as well as financing fees for acting as an agent in arranging for a financial institution to purchase of Daily Invoices and normally weekly ACP Provider claims.

Custodial funds (pertaining to customers and financial institutions) are held in segregated banks accounts with remittances received and made manually by wire transfer. The Company transacts business in United Sates dollars and Euros.

F-8

2.	Summary of significant accounting policies

Basis of preparation

The Company’s consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“US GAAP”).

Going concern

The Company’s consolidated financial statements have been prepared on a going concern basis which assumes that the Company will continue in operation for the foreseeable future and, accordingly, will be able to realize its assets and discharge its liabilities in the normal course of operations as they come due, under the historical cost convention.

The Company incurred operating losses and had negative operating cash flows and may continue to incur operating losses as the Company implements its future business plan. These factors raise substantial doubts about the Company’s ability to continue as a going concern. The Company has raised funds through private placements of convertible notes payable and common shares.

The ability of the Company to continue as a going concern is dependent upon its ability to successfully create new business opportunities and eventually attain profitable operations. The consolidated financial statements and accompanying notes do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classification of liabilities that may result from the possible inability of the Company to continue as a going concern.

Corporate organization

These consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries. Subsidiaries are entities controlled by the Company. Control exists when the Company either has a controlling voting interest or is the primary beneficiary of a variable interest entity. The financial statements of subsidiaries are included in the consolidated financial statements from the date that control commences until the date that control ceases. The following is a list of the Company’s operating subsidiaries:

Subsidiaries	Jurisdiction of incorporation	Ownership interest
TessPay Services Inc.	United States, Delaware	100%
TessPay Finance Inc.	United States, Delaware	100%
TessPay Services Canada Inc.	Canada, Ontario	100%
Tesspay Limited	United Kingdom	100%
Create.iF Manage Limited	United Kingdom	100%

All intercompany balances and transactions have been eliminated upon consolidation.

Foreign currency

The consolidated financial statements are presented in United States dollars (“US dollars”), which is the Company’s reporting currency.

Foreign currency transactions are remeasured to the respective functional currencies of the Company’s entities at the exchange rate prevailing at the date of the transactions. Monetary assets and liabilities denominated in foreign currencies are remeasured to the functional currency at the foreign exchange rate applicable at the consolidated balance sheet date. Non-monetary items carried at historical cost denominated in foreign currencies are remeasured to the functional currency at the date of the transactions. Realized and unrealized foreign exchange gains and losses are recognized in other income (expense) on the consolidated statements of loss and comprehensive loss.

F-9

Cash and cash equivalents

Cash and cash equivalents comprise of cash at banks, which are subject to an insignificant risk of changes in value. Company cash and cash equivalents exclude custodial funds and restricted cash, which is reported separately in the consolidated balance sheet.

Custodial funds, custodial funds due to customers and custodial funds due to financial institutions

The Company holds funds received from customers for settlement of customer transactions in the wholesale telecommunications industry. These funds are placed on deposit with banks in segregated accounts and disbursed to customers as part of the daily settlement process.

The Company also facilitates customer access to financing from third-party financial institutions by purchasing invoices of such customers issued to major telecommunications carriers at a discounted rate on a daily basis for wholesale minutes sold to these carriers. Upon purchase, invoices are concomitantly resold to third-party financial institutions with whom the Company has funding agreements. Such financial institutions periodically advance funds to the Company, which are used to purchase invoices on behalf of the financial institutions. Any excess funds advanced over invoices purchased are held in segregated accounts and are shown on the consolidated statements of financial position as custodial funds due to financial institutions.

Restricted cash

Restricted cash consist of deposits at financial institutions related to credit card deposits.

Accounts receivables

Other receivables consist of amounts due for services rendered to clients of Create.if Manage Limited and Canadian government commodity tax receivables.

Goodwill

Goodwill is the excess of the consideration transferred over the fair value of the acquired assets and assumed liabilities in a business combination. Goodwill is not amortized but rather tested for impairment at least annually. The Company tests goodwill for impairment on the first day of the fourth quarter each fiscal year. Goodwill is also tested for impairment between annual tests if an event occurs or circumstances change that would more likely than not reduce the fair value of the reporting unit below its carrying amount. When testing goodwill for impairment, we may assess qualitative factors in a reporting unit to which goodwill applies to determine whether it is more likely than not (that is, a likelihood of more than 50 percent) that the fair value of the reporting unit is less than its carrying amount, including goodwill. Alternatively, we may bypass this qualitative assessment and perform Step 1 (screening for potential impairment) of the two-step goodwill impairment test. If we perform step 1 and the carrying amount of the reporting unit exceeds its fair value, we would perform Step 2 (measuring the amount of goodwill impairment) to quantify such impairment. In the event impairment of goodwill is evident we would reduce the carrying value of the reporting unit to an amount not exceeding fair value as determined by the impairment testing process.

Intangible assets, net

Intangible assets acquired separately are measured on initial recognition at cost. Following initial recognition, intangible assets are carried at cost less any accumulated amortization and any accumulated impairment losses.

F-10

Amortization of definite life intangible assets is calculated using the straight-line method, based on the Company’s assessment of the pattern of economic benefits, over their expected useful lives:

Type of asset	Estimated Useful Life
Software	5 years
Website	3 years
Customer relationships	3 years

The estimated useful lives are reviewed at the end of each reporting period and any changes in estimates will be accounted for on a prospective basis.

Research and development costs are generally expensed as incurred. These costs primarily consist of personnel and related expenses, contractor and consultant fees, and corporate overhead allocation.

The Company capitalizes all qualifying internally developed software development costs incurred during the application development phase, as long as it is probable the project will be completed, and the software will be used to perform the intended function. Capitalization of such costs ceases once the project is substantially complete and is ready for its intended use.

The Company also capitalizes costs related to specific upgrades and enhancements when it is probable the expenditures will result in additional features and functionality. Capitalized costs are recorded as part of intangible assets in the consolidated balance sheet and are amortized on a straight-line basis over their estimated useful lives of 5 years. Maintenance costs are expensed as incurred.

Property and equipment, net

Property and equipment is recorded at cost, less accumulated depreciation and impairment, if any. Depreciation is calculated on a straight-line basis over the estimated useful lives of the respective assets:

Type of asset	Estimated Useful Life
Equipment	5 years
Furniture and fixtures	5 years

The estimated residual values and useful lives are reviewed at the end of each reporting period and any changes in estimates will be accounted for on a prospective basis.

When assets are retired or disposed of the cost and accumulated depreciation are removed, and any gain or loss from disposition is recognized in the consolidated statements of loss and comprehensive loss in the year of disposition. Maintenance and repairs are expensed as incurred. Significant expenditures, such as additions and improvements that increase productivity or extend the useful life of an asset are capitalized.

Impairment of long-lived assets

The Company evaluates long-lived assets (including definite lived intangible assets) for impairment whenever events or changes in circumstances indicate that the carrying amounts of such assets may not be recoverable. To determine whether any impairment exists, the Company compares estimated undiscounted future cash flows anticipated to be generated over the remaining life of an asset or asset group to their net carrying value. If the estimated undiscounted future cash flows associated with the asset or asset group are less than the carrying value, an impairment loss will be recorded. The impairment loss will be the amount by which the carrying amount of the long-lived asset (asset group) exceeds its fair value using market participant assumptions, as calculated in accordance with ASC 820 Fair value measurements (“ASC 820”). There was no impairment of long-lived assets recorded in the years ended December 30, 2023, and 2022.

F-11

Fair value of financial instruments

Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants. ASC 820 establishes a consistent framework for measuring fair value on either a recurring or nonrecurring basis whereby inputs, used in valuation techniques, are assigned a hierarchical level. These hierarchical levels include:

●	Level 1: observable inputs that reflect quoted prices (unadjusted) for identical assets or liabilities in active markets;
●	Level 2: inputs reflect quoted prices for identical assets or liabilities in markets that are not active; quoted prices for similar assets or liabilities in active markets; inputs other than quoted prices that are observable for the assets or liabilities; or inputs that are derived principally from or corroborated by observable market data by correlation or other means; and
●	Level 3: unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets or liabilities. Financial instruments are considered Level 3 when their values are determined using pricing models, discounted cash flow methodologies or similar techniques, and when the determination of fair value requires significant management judgment or estimation.

A financial instrument’s classification within the fair value hierarchy is based on the lowest level of input that is significant to the fair value measurement. The assessment of the significance of a particular input to the fair value measurement requires judgement and may affect the placement of assets and liabilities being measured within the fair value hierarchy.

Revenue recognition

In accordance with the Financial Accounting Standards Board Accounting Standards Codification Topic 606, Revenue from Contracts with Customers (“ASC 606”), the Company employs a systematic approach to revenue recognition, which emphasizes the principle that revenue is recognized to depict the transfer of promised goods or services to customers at an amount that mirrors the consideration to which the Company is entitled. As prescribed by ASC 606, the Company adheres to the subsequent five-step process:

●	Identification of the customer contract(s)

●	Ascertainment of distinct performance obligations embedded in the contract

●	Calculation of the transaction price

●	Apportionment of the transaction price to respective performance obligations

●	Revenue realization either when or over the period the performance obligation is met.

a.	Gross Platform Fees

The revenue generated from TessPay Fintech Platform predominantly stems from service fees, which are reported as gross revenue before any deductions such operating costs are applied, accrued from its primary clientele, telecommunication carriers. The Platform provides a robust mechanism encompassing TessPay Smart Contracts, secure transaction processing, payment assurance, and invoice financing. By leveraging the synergy of these elements, the Company offers payment realization for Daily Invoice transactions based on pre-determined advance rates.

The Platform’s core offering constitutes a single performance obligation. This obligation is deemed fulfilled, and revenue is consequently recognized, at the specific juncture when Daily Invoices materialize, and transactions are duly executed. Contracts established with customers are non-binding and merely accord them access rights to the TessPay Fintech Platform. Given the discretionary nature of Platform usage by customers, contracts are construed on a per-transaction basis without commitments extending beyond the instantaneous service rendered.

F-12

For each transaction, a service fee is levied and is directly debited from the customers’ multi-currency wallets concurrent to the accounting settlement of daily minute transactions, all in congruence with TessPay Smart Contracts stipulations.

b.	Net Factoring Fees

TessPay facilitates customer (telecommunications minute suppliers and ACP Program services providers) pathways to attain financing from partner financial institutions, offering competitive invoice/claims factoring costs coupled with same-day settlements and advance rates spanning 90% - 95%. Adhering to generally accepted telecom 30/30 terms (30-day invoicing cycle paired with a 30-day grace period post-invoicing for payment settlement) and a similar cycle for ACP Program claims billings and United States government payment, the Company acquires Daily Invoices and periodic ACP Program claims from its clients and promptly resells such Daily Invoices and ACP Program claims to financial partners based on extant funding accords, both transactions occurring on a non-recourse basis. Upon successful invoice/claims collection, the residual invoice/claims amount, post-deduction of pertinent fees, is rebated to the customer.

For the facilitation of this service, TessPay imposes a Daily Invoice/ACP Program claims factoring fee, which is calculated through a predetermined invoice/claims discount factor. This factor is derived from the juxtaposition of fund costs and the inherent billing/collection cycle. The discount presented to purchasing financial institutions is comparatively less, leading to the derivation of revenue termed as “Net Factoring Fees.” Revenue recognition ensues at the exact moment this intermediary financing service is extended to customers, marking the completion of the Company’s obligation.

In customer agreements where third-party financing service is required, the Company definitively acts in the capacity of an agent, rather than as a principal. The Company’s role is predominantly that of a facilitator, ensuring that the third-party provides the stipulated funding. It does not control access to the specified funding before it is provided to the customer. Therefore, in accordance with ASC 606, revenues from such arrangements are recognized on a net basis, reflecting only the Factoring Fee the Company is entitled to, rather than the gross transaction amount. This method accurately depicts the Company’s role in facilitating the transaction, without having primary responsibility or control over the service being provided.

c.	Gross Consultancy Fees

Consultancy comprises services to customers (excluding VAT and other sales taxes). Consideration received from customers is only recorded as revenue to the extent that the Company has performed its contractual obligations in respect of that consideration. The Company does not expect to have any contracts where the period between the transfer of the promised services to the customer and payment by the customer exceeds one year. As a consequence, the Company does not adjust any of the transaction prices for the time value of money.

F-13

Cost of revenue

The Company’s cost of revenue applicable to gross platform fees, net factoring fees and gross consultancy fees consists primarily of direct costs of operating the TessPay Fintech Platform, including technology management costs, depreciation and amortization, billing system costs, support on core processing system, hosting and data center costs. Such costs are highly invariable with the volume of transactions processed by the Platform.

Related parties

Parties are considered to be related if one party has the ability to control the other party or exercise significant influence over the other party in making financial or operational decisions. Related party transactions are measured at the exchange amount, which is the amount of consideration established and agreed to by the related parties. Balances and transactions between the Company and related parties that are not subsidiaries are recorded in the consolidated financial statements and disclosed in Note 10 Related party transactions.

Income taxes

The Company adheres to the asset and liability method as prescribed by ASC 740 for income tax accounting. This approach mandates the recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been reported in the consolidated financial statements or in the Company’s tax returns. These deferred tax assets and liabilities are calculated based on the differences between the financial statement and tax bases of assets and liabilities, applying enacted tax rates anticipated to be in effect in the years when these differences are expected to reverse. Adjustments to deferred tax assets and liabilities are reflected in the income tax provision. The Company evaluates the recoverability of its deferred tax assets, considering future taxable income and potential tax planning strategies. A valuation allowance is recorded if it is determined, based on the weight of available evidence, that it is more likely than not that some portion or all the deferred tax assets will not be realized.

Segment information

Operating segments are defined as components of an entity where separate financial information is available and is regularly reviewed by the Company’s Chief Operating Decision Maker (“CODM”) in deciding how to allocate resources and assessing performance. The Company’s CODM is the CEO. The CODM reviews financial information presented on a consolidated basis for purposes of making operating decisions, allocating resources, and evaluating financial performance. As such, the Company has determined that it operates as one operating segment and one reportable segment for wholesale telecom.

Recent accounting pronouncements not yet adopted

In August 2020, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) 2020-06, Debt — Debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging — Contracts in Entity’s Own Equity (Subtopic 815-40): Accounting for Convertible Instruments and Contracts in an Entity’s Own Equity (“ASU 2020-06”), which amends and simplifies existing guidance in an effort to reduce the complexity of accounting for convertible instruments and to provide financial statement users with more meaningful information. ASU 2020-06 is effective for annual reporting periods beginning after December 15, 2021, including interim periods within those fiscal years. This update may be applied retrospectively or on a modified retrospective basis with the cumulative effect recognized as an adjustment to the opening balance of retained earnings on the date of adoption. The Company is currently evaluating the effect of adopting this ASU on its consolidated financial statements and related disclosures.

3.	Significant accounting judgments, estimations and assumptions

The preparation of the Company’s consolidated financial statements in accordance with US GAAP requires management to make judgments, estimates, and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and reported amounts of revenue and expenses during the reporting periods.

The estimates and underlying assumptions are reviewed on an ongoing basis and revisions to accounting estimates are recognized prospectively. Actual results and outcomes may differ from those estimates and such differences could be material to the Company’s consolidated financial statements. The Company bases its estimates on historical experience and on various other assumptions that are believed to be reasonable, the result of which forms the basis for making judgments about the carrying values of assets and liabilities.

F-14

Significant assumptions about the future that management has made that could result in a material adjustment to the carrying of assets and liabilities, in the event that actual results differ from assumptions made, relate to, but are not limited to, the following:

●	The recognition and measurement of deferred income taxes and valuation allowance for deferred tax assets
●	The inputs and assumptions used to determine the recoverable amount of an asset as part of the impairment testing of property and equipment, net and intangible assets, net
●	The assessment of the Company’s ability to continue as going concern

4.	Risks and uncertainties

Impact of COVID-19

The COVID- 19 pandemic, which was declared by the World Health Organization as a pandemic in March 2020 and has spread worldwide, has caused many governments to implement measures to slow the spread of the outbreak through quarantines, travel restrictions, heightened border security and other measures. The impact of this pandemic has been, and will likely continue to be, extensive in many aspects of society, which has resulted, and will likely continue to result, in significant disruptions to the global economy as well as businesses and capital markets around the world. In response to public health directives and orders and to help minimize the risk of the virus to employees, the Company has taken precautionary measures, including implementing work-from-home policies for all employees. The continued spread of COVID-19 and efforts to contain the virus could adversely impact our strategic business plans and growth strategy and reduce demand for our product and services. The Company is actively monitoring the potential impact of the COVID-19 pandemic on its business and consolidated financial statements. To date, the Company has not experienced any material business disruptions or incurred any impairment losses in the carrying values of its assets as a result of the pandemic and it is not aware of any specific related event or circumstance that would require it to revise its estimates reflected in these consolidated financial statements.

Major customers and service providers

The Company had one customer that accounted for 44% of consolidated revenues for the nine months ended December 31, 2023 (2022 – 41%) and one service provider that accounted for 12% of the Company’s purchases of services during the nine months ended December 31, 2023 (2022 – 13%).

F-15

5.	Intangible assets, net

Intangible assets, net consist of the following:

	Software	Website	Customer relationships	Total
Cost

Balance at December 31, 2021	986,450	7,783		994,233
Additions	304,208		150,000	454,208
Balance at December 31, 2022	1,290,658	7,783	150,000	1,448,441
Additions	317,322			317,322
Balance at December 30, 2023	1,607,980	7,783	150,000	1,765,763

Accumulated amortization
Balance at December 31, 2021	336,529	3,113		339,641
Amortization expense	197,292	1,556	4,167	203,015
Balance at December 31, 2022	533,820	4,669	4,167	542,656
Amortization expense	258,131	1,557	50,000	309,688
Balance at December 31, 2023	791,952	6,226	54,167	852,344

Net book value at December 31, 2023	816,028	1,557	95,833	913,419
Residual value	816,028	1,557	95,833	913,419

Amortization of the Company’s intangible assets began during the year ended December 31, 2019, when the assets became available for use and capable of operating in the manner intended by management.

As at December 31, 2023, future amortization expense is estimated as follows:

Amount
Fiscal Period
2024	182,683
2025	182,683
2026	182,683
2027	182,683
2028	182,683
Thereafter
Total	913,419

6.	Property and equipment, net

	Equipment	Furniture and fixtures	Total
Cost

Balance at December 31, 2021	38,515	7,890	46,406
Additions	67,178		67,178
Balance at December 31, 2022	105,694	7,890	113,584
Additions	42,383	1,707	44,089
Balance at December 30, 2023	148,076	9,597	157,673

Accumulated amortization
Balance at December 31, 2021	12,857	3,156	16,012
Amortization expense	6,770	1,578	8,348
Balance at December 31, 2022	19,627	4,734	24,361
Amortization expense	25,327	3,261	28,588
Balance at December 31, 2023	44,954	7,995	52,949

Net book value at December 31, 2023	103,122	1,602	104,724
Residual value	103,122	1,602	104,724

Depreciation of the Company’s property and equipment began during the year ended December 31, 2019, when the assets are available for use and capable of operating in the manner intended by management.

F-16

7.	Trade payables and accrued liabilities

Trade payables and accrued liabilities consist of the following:

	December 31, 2023	December 31, 2022
Trade payables	1,272,467	924,340
Accrued liabilities	189,028	115,375
Total trade payables and accrued liabilities	1,461,496	1,039,715

8.	Income taxes

The tax effects of tax loss carryforwards that could give rise to deferred tax assets as of December 31, 2023, and December 31, 2022, are comprised of the following, with considerations for TessPay’s operations in Canada, the United States, and the United Kingdom.

December 31, 2023: Deferred tax assets:

Net operating loss carryforwards December 31, 2023

Balance as at December 31, 2022	(2,944,809)
Operating loss for the period	(2,045,258)
Non-deductible expenses	(318,902)
Balance as at December 31, 2023	(5,308,969)

F-17

Deferred tax assets

Balance as at December 31, 2022	490,563
Deferred tax assets from operating loss for the period	493,122
Balance as at December 31, 2023	983,685

Effective tax rate: 20.73%

Valuation allowance

Balance as at December 31, 2022	(490,563)
Valuation allowance related to deferred tax assets	(493,122)
Balance as at December 31, 2023	(983,685)

Net deferred tax assets December 31, 2023 NIL

The federal statutory rate in the United States is 21.0%; the Company is domiciled in the state of Florida which does not impose income tax; the overall effect of different rates in foreign jurisdictions affected the statutory rate by (0.27)%

Due to uncertainty in realizing deferred tax assets, a 100% valuation allowance was applied, resulting in no net deferred tax assets.

Net operating loss carryforwards December 31, 2022

Balance as at December 31, 2021	(5,898,951)
Net operating loss carryforwards for the period absorbed in migration to Delaware	4,359,014
Operating loss for the year unaffected by migration	(1,404,873)
Balance as at December 31, 2022	(2,944,809)

Deferred tax assets December 31, 2022

Balance as at December 31, 2021	1,511,385
Deferred tax assets absorbed in migration to Delaware	(1,211,344)
Deferred tax assets from operating loss for the year unaffected by migration	190,521
Balance as at December 31, 2022	490,563

Effective tax rate: 20.88%

Valuation allowance December 31, 2022

Balance as at December 31, 2021	(1,511,385)
Valuation allowance absorbed in migration to Delaware	1,211,344
Valuation allowance related to deferred tax assets unaffected by migration	(190,521)
Balance as at December 31, 2022	(490,563)

Net deferred tax assets December 31, 2022 NIL

F-18

During the Company became domiciled United States, effective June 30, 2022. The Company was previously domiciled in Canada. The Company operated for one month in the United Kingdom (December) after acquisition of Create.iF Manage Limited. The federal statutory rate in the United States is 21.0%; the Company is domiciled in the state of Florida which does not impose income tax. The overall effective tax rate is less than the federal tax rate by (0.12)% owing to losses in foreign jurisdictions with lower statutory tax rates.

Effective June 30, 2022, TessPay migrated from British Columbia to Delaware. As of that date, TessPay had approximately $5,292,227 in Canadian net operating loss carryforwards (including $4,956,465 on hand at December 31, 2021 and $355,761 incurred from January to June 2022). Canadian capital gains and migration taxes became exigible upon migration, which the Company anticipates will be offset by its loss carryforwards and other tax deductions.

Due to uncertainty in realizing on deferred tax assets, a 100% valuation allowance was applied, resulting in no net deferred tax assets.

As of December 31, 2023, and 2022, the Company had no uncertain tax positions. The Company’s policy is to recognize interest and penalties related to unrecognized tax benefits as a component of income tax expense. TessPay did not accrue either interest or penalties for the nine months ended December 31, 2023, and 2022, and has not been under tax examination in any jurisdiction during these periods.

9.	Fair value measurements

The carrying amount of certain financial assets and liabilities are measured at fair value on a recurring basis. The table below summarizes the fair value of these financial assets and liabilities:

At December 31, 2023	Level 1	Level 2	Level 3	Total
Assets
Cash and Cash Equivalents	7,872			7,872
Custodial funds	3,716,116			3,716,116
Restricted Cash	5,000			5,000

At December 31, 2022	Level 1	Level 2	Level 3	Total
Assets
Cash and Cash Equivalents	820,490			820,490
Custodial funds	1,475,265			1,475,265
Restricted Cash	5,000			5,000

The Company’s cash and cash equivalents, custodial funds, and restricted cash are classified within level 1 of the fair value hierarchy because they are valued using quoted market prices.

There were no transfers between Level 1, Level 2, or Level 3 during the years ended December 31, 2023, and December 31, 2022.

10.	Related party transactions

Transactions with related parties

The Company had transactions with:

●	Powercases Inc. and 2227470 Ontario Inc, companies wholly-owned by Jeffrey Mason, President and Chief Executive Officer of the Company,

●	1038088 Ontario Limited, a company wholly-owned by Fraser Mason, Chairman and Chief Financial Officer of the Company, and

●	JLM Strategic Marketing Inc., is owned by Jennifer Mason, Manager Corporate Communications of the Company.

F-19

All of the related party transactions noted below were measured at the exchange amount, which is the amount of consideration established and agreed to by the related parties:

Purchase of services	Twelve Months Ended December 31, 2023	Twelve Months Ended December 31, 2022
Powercases Inc.	684,336	738,381
JLM Strategic Marketing Inc.	25,500	20,595
1038088 Ontario Limited	240,000	240,000

Total	949,836	998,976

Purchases from 1038088 Ontario Limited and Powercases Inc. pertain to general and administrative expenses and purchases from JLM Strategic Marketing Inc. pertain to sales and marketing expenses.

Amounts due to related parties

Amounts due to related parties are as follows:

Due to related parties	December 31, 2023	December 31, 2022
Powercases Inc.	595,694	396,416
JLM Strategic Marketing Inc.	19,500	10,000
1038088 Ontario Limited	696,012	536,012
Total	1,311,206	942,428

11.	Financial risk management

Credit risk

Credit risk is the risk of financial loss to the Company if a customer or counterparty to a financial instrument fails to meet its contractual obligations. The maximum credit exposure as at December 31, 2023 is the carrying value of cash and cash equivalents, restricted cash, custodial funds, and other receivables. The Company mitigates the risk associated with cash and cash equivalents, restricted cash, and custodial funds by making deposits with large banks and financial institutions that are considered to be highly creditworthy. Although the Company deposits its cash and cash equivalents, restricted cash, and custodial funds with multiple financial institutions, the deposits, at times, may exceed federally insured limits. The Company have not experienced any losses on its cash deposits.

Foreign exchange risk

The Company does not have significant operating subsidiaries or significant investments in foreign countries as of December 31, 2023, and December 31, 2022. The Company is subject to foreign currency exposure on its cash balances, custodial funds due to customers, custodial funds due to lenders, accounts payable and accrued liabilities and expenses incurred from certain supplier and service agreements denominated in Euros. The Company does not currently use foreign exchange contracts to hedge its exposure on its foreign currency cash flows as management has determined that this risk is not significant at this point in time.

F-20

Interest rate risk

The Company’s cash and cash equivalents, other receivables, trade payables and accrued liabilities do not bear interest. The Company’s note payable has a fixed annual interest rate and thus, the Company does not have economic interest rate exposure and the Company is not exposed to material interest rate risk.

Capital management

The Company’s objectives when managing capital are: (i) to maintain a flexible capital structure, which optimizes the cost of capital at acceptable risk; and (ii) to maintain creditor and investor confidence to sustain the future development of the business.

The Company manages its capital structure and makes adjustments to it in light of changes in economic conditions and the risk characteristics of its underlying assets. To maintain or adjust the capital structure, the Company may from time to time adjust its capital spending to manage its current and projected debt levels.

The Company monitors capital by preparing annual budgets, which are updated depending on varying factors such as general market conditions and successful capital deployment. The Company’s share capital is not subject to external restrictions.

12.	Convertible Note payable

On March 28, 2018, the Company completed a private placement of a note payable (the “Convertible Note”) with NBM Investments LP for aggregate gross cash proceeds of $1,706,220 ($2,200,000 CAD). The net proceeds from the issuance of the Convertible Note were $1,696,082 after deducting transaction costs. The Convertible Note carried interest at the rate of 5.0% per annum from the date of issue payable on maturity. The Convertible Note had a maturity date of March 28, 2021. The Convertible Note was issued in anticipation of a reverse takeover transaction (“RTO”) involving a company listed on the TSX Venture Exchange whereby the Company would achieve a listing on such Exchange. In February 2019 the parties abandoned the RTO for technical reasons. Terms of the Convertible Note conferred on the Company the pre-emptive right to settle the principal of the Convertible Note on or after the maturity date in cash, common shares on an equitable basis or a combination of cash and common shares, at the Company’s election.

On January 30, 2022, NBM Investments accepted an offer to settle the Convertible Note, inclusive of interest and principal for a total amount of $1,706,220, of which $1,104,515 was paid in cash and $601,706 through the issue of 6,017,058 common shares at an agreed per share value of $0.10. As of that date previously accrued interest of $246,263 was reversed and credited Finance Costs.

13.	Shareholders’ equity

Common shares

The Company is authorized to issue 130,000,000 shares, consisting of 120,000,000 shares of common stock, par value $0.0001 per share and 10,000,000 shares of preferred stock, par value $0.0001 per share. Each common share entitles the holder to one vote on all matters submitted to a vote of the Company’s shareholders. Common shareholders are entitled to receive dividends, if any, as may be declared by the Company’s board of directors. During the year ended December 31,2023, no dividends had been declared or paid by the Company (2022 - $nil).

F-21

On September 23, 2021, the Company made a share offering to all common shareholders to buy common shares in proportion to existing holdings at $0.07 per share. Pursuant to partial completion of the share offerings the Company issued 32,464,416 common shares for aggregate gross proceeds of $2,272,510 of which $1,592,996 was received in cash and the balance $679,514 by way of settlement of accrued management and staff compensation. Share issuance costs of $4,298 was accounted for as a reduction in the proceeds from the share issuance. After completion of the share private placements as at December 31, 2021 the Company had 67,741,309 common shares outstanding.

On February 11, 2022, the Company completed the share offerings and issued an additional 7,154,304 common shares for gross proceeds of $501,801 of which $410,903 was received in cash and the balance $88,898 by way of settlement of accrued management and staff compensation.

On April 8, 2022, the Company completed a private placement and issued 7,640,000 common shares at a price of $0.25 per share for gross proceeds of $1,910,000. Share issuance costs amounted to $ 184,760.

On April 12, 2022, the Company completed a private placement with a third-party organization and issued 600,000 common shares for gross proceeds of $150,000 at a price of $0.25 per share of which $50,000 was received in cash and $100,000 through services to be provided pursuant a public relations contract.

On June 23, 2022, certain directors and another exercised warrants attached to a convertible note issued in September 2019 and the Company issued 1,904,991 common shares at a price of $0.05 CAD per share for gross proceeds $73,626 of which $58,551 was paid in cash and $15,075 was exchanged for services.

On July 6, 2022, the Company completed a private placement and issued 1,240,000 common shares at a price of $0.25 per share for gross proceeds of $310,000. Share issuance costs amounted to $ 24,000.

On July 6, 2022, the Company issued 431,250 common shares at a price of $0.05 CAD per share to complete the warrant exercise explained under Common shares for gross proceeds of $16,611.

On September 5, 2022, the Company completed a private placement and issued 1,000,000 common shares at a price of $0.25 per share for gross proceeds of $250,000. Share issuance costs amounted to $ 20,000.

Effective November 24, 2022, the Company acquired all of the shares of Create.iF Manage Limited for the issue of 2,261,000 shares (see Acquisition of Create.iF Manage Limited below).

On November 24, 2023 the company issued 798,180 shares valued at $0.25 USD per share ($188,773 in the aggregate,reflected as executive compensation) by way of the first release of Deferred Shares provided for in the Create.iF Management Limited acquisition agreement (see Create.iF Manage Limited below).

After completion of the acquisition and share private placements and warrant exercise as at December 31, 2023 the Company had 97,988,093 common shares outstanding.

A 1-for-8 reverse stock split of our common stock effected on February 9, 2024 pursuant to which (i) every eight shares of outstanding common stock was decreased to one share of common stock, (ii) the number of shares of common stock for which each outstanding warrant to purchase common stock is exercisable was proportionally decreased on a 1-for-8 basis and (iii) the exercise price of each outstanding warrant to purchase common stock was proportionally increased on a 1-for-8 basis (the “Reverse Stock Split”). No fractional shares were issued as a result of the Reverse Stock Split. Any fractional shares resulting from the Reverse Stock Split were rounded down to the nearest whole share; and no exercise by the underwriters of their option to purchase an additional 195,000 shares of common stock.

F-22

Acquisition of Create.iF Manage Limited

Effective November 24, 2022, the Company acquired all the issued share capital of Create.iF Manage Limited, a United Kingdom based consultancy to the major construction projects industry, for the issue of 2,261,000 Initial Shares and 2,261,000 Deferred Shares, provisionally in the aggregate, 4,522,000 common shares. The Company valued the Initial Shares at $0.25 per share based on the private placement share issues, which occurred during acquisition negotiations for total consideration of $565,250. The acquisition was reflected in the consolidated financial statements at fair value of assets and liabilities as set out in the following table:

Tangible assets
Property, plant, and equipment	2,987
Cash and cash equivalents	80,630
Trade and other receivables.	238,748
Intangible assets
Customer relationships	150,000
Goodwill	633,554
Total assets acquired	1,105,919
Liabilities assumed	540,669
Net assets acquired	565,250

Fair values of tangible assets and liabilities assumed are judged to be equal to their carrying values in the accounts at the date of acquisition.

The strategic purpose of the acquisition was to position the Company to enter the major projects commercial construction market with a version of the TessPay Fintech Platform adapted to the conditions of construction projects. The customer relationships of Create.iF Manage Limited are such that the Company believes they will accelerate acceptance of the Platform in the market. For accounting purposes, the Company will amortize the value of customer relationships on a straight line basis over three years.

Initial Shares were issued unconditionally to the vendor; Deferred Shares are to be released to the vendor on each of the three subsequent anniversaries of the transaction based on an amount per release of £316, 667 converted to the US dollar equivalent at the release dates and valuation of the Company’s shares at the lesser of $0.50 per share and the trading value of said shares on NYSE should the Company be listed on that stock exchange. The release of any outstanding portion of the Deferred Shares is subject to cancellation if the sole shareholder of the vendor is deemed to be a Bad Leaver pursuant to the terms an employment agreement entered into as part of the share release.

Share Purchase Warrants

a)	Effective April 5, 2021, the Company entered into agreement with three individuals to create a business development advisory board that would help the Company access new customer opportunities in telecommunications. The initial term of the agreement extends through April 4, 2024. Pursuant to the provisions of the agreement the advisory board has the right to subscribe for up to 3,000,000 common shares of the Company at a purchase price of $0.10 per share subject to the stipulation that the enterprise value of the Company must be at least $100,000,000 by reference to:

i)	An impending or actual listing on a recognized public stock exchange; or,

ii)	An offer from an independent third party to acquire at least 50% of the outstanding common shares of the Company, which offer must be in cash and/or shares of a company listed on a recognized public stock exchange; or,

iii)	A treasury offering accepted by an independent third party, which offer will result in the Company raising at least $50,000,000 in common share capital.

F-23

b)	On March 31, 2022, the Company issued 7,900,000 warrants, with an expiry date of March 31, 2027, to directors and officers plus another for the purchase of 7,900,000 common shares at a purchase price of $0.10 per share.

c)	During the period April 11, 2022 through September 5, 2022, as noted above, the Company completed private placement shares issues for 10,080,001 shares. The purchasers of the shares received 504,000 warrants with an exercise price of $0.1 per share expiring five years after the date of issue.

14.	Revenue

Disaggregation of Revenue

The following table presents revenue from external customers by type:

	Twelve Months Ended December 31
	2023	2022
Net Factoring fees	1,380,299	227,977
Gross Platform fees	206,591	123,438
Gross Consultancy fees	504,922	32,593
Total	2,091,812	384,008

Revenue by geographic

The country in which the revenue is recorded is determined by the legal entity with which the customer has contracted. The following table presents revenue by geographic area:

	Twelve Months Ended December 31
	2023	2022
Europe, Middle East, Africa	1,669,792	188,493
Indo-Pacific	9,507	19,692
United States	412,513	175,824
Total	2,091,812	384,008

F-24

15.	Net loss per share

Basic net loss per share attributable to common shareholders is computed by dividing the net loss attributable to common shareholders by the weighted-average number of common shares outstanding during the year. Diluted net loss per share is computed by dividing the net loss attributable to common shareholders by the weighted-average number of common shares outstanding during the year increased to include the number of additional common shares that would have been outstanding if the potentially dilutive securities had been issued, using the treasury stock method. Basic and diluted net loss per share was the same for the six months ended December 31, 2023, and 2022, as the inclusion of all potential common shares outstanding would have been anti-dilutive.

The basic and diluted net loss per share were calculated as follows:

	December 31, 2023	December 31, 2022
Numerator:
Net loss attributable to common shareholders	(2,045,258)	(2,342,709)
Denominator:
Weighted-average common shares outstanding (Note 17)	12,157,054	11,215,186
Basic and diluted net loss per share	(0.1682)	(0.2089)

16.	Commitments and contingencies

From time to time, the Company and/or its subsidiaries may become a party to various legal proceedings and claims that arise in the ordinary course of business. The Company records a provision for such liabilities when it is both probable that a loss has been incurred and its amount can be reasonably estimated. Currently, the Company is not a party to any significant legal proceedings.

17. Subsequent Events

The Company evaluates events that have occurred after the balance sheet date but before the financial statements are issued.

Reverse Stock Split

In February 2024, the board of directors and stockholders approved a 1-for-8 reverse stock split of its issued and outstanding shares of common stock. Accordingly, all share and per share amounts for all periods presented in the accompanying financial statements and notes thereto have been adjusted retroactively, where applicable, to reflect this reverse stock split.

F-25

Registered number: 12210971

CREATE.IF MANAGE LIMITED

FINANCIAL STATEMENTS

FOR THE YEAR ENDED 31 DECEMBER 2022

F-26

CREATE.IF MANAGE LIMITED

COMPANY INFORMATION

Directors	Matthew Kevin Butler
Jeffery Mason (appointed 8 December 2022)

Registered number	12210971

Registered office	321 Bradford Street
Birmingham
West Midlands
B5 6ET

Independent auditors	Shipleys LLP
10 Orange Street
Haymarket
London
WC2H 7DQ

F-27

CREATE.IF MANAGE LIMITED

F-28

CREATE.IF MANAGE LIMITED

INDEPENDENT AUDITORS’ REPORT TO THE MEMBERS OF CREATE.IF MANAGE LIMITED

Opinion

We have audited the financial statements of Create.IF Manage Limited (the ‘company’) for the year ending 31 December 2022 and for the year ending 31 December 2021 which comprise the Statement of Profit and Loss, the Statement of Other Comprehensive Income, the Statement of Financial Position, the Statement of Cash Flows, the Statement of Changes in Equity and the related notes, including a summary of significant accounting policies.

In our opinion, the accompanying financial statements of the company for the year ended 31 December 2022 and for the year ending 31 December 2021 are prepared, in all material respects, in accordance with UK adopted International Accounting Standards. The financial statements do not constitute statutory accounts within the meaning of the Companies Act 2006.

Basis for opinion

We conducted our audit in accordance with International Standards on Auditing (UK). Our responsibilities under those standards are further described in the Auditor’s Responsibilities for the Audit of the Financial Statements section of our report. We are independent of the company in accordance with the ethical requirements that are relevant to our audit of the financial statements in the United Kingdom, and we have fulfilled our other ethical responsibilities in accordance with these requirements. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Material uncertainty related to going concern

We draw attention to note 5.1 in the financial statements, which indicates that the company incurred operating losses in the year and is in a net liability position. As stated in note 5.1, these events or conditions, along with the other matters as set forth in note 5.1, indicate that a material uncertainty exists that may cast significant doubt on the company’s ability to continue as a going concern. Our opinion is not modified in respect of this matter.

In auditing the financial statements, we have concluded that the directors’ use of the going concern basis of accounting in the preparation of the financial statements is appropriate.

Our responsibilities and the responsibilities of the directors with respect to going concern are described in the relevant sections of this report.

F-29

CREATE.IF MANAGE LIMITED

INDEPENDENT AUDITORS’ REPORT TO THE MEMBERS OF CREATE.IF MANAGE LIMITED
(CONTINUED)

Responsibilities of directors

Management is responsible for the preparation of these financial statements in accordance with UK adopted International Accounting Standards, and for such internal control as management determines is necessary to enable the preparation of financial statements that are free from material misstatement, whether due to fraud or error.

In preparing the financial statements, management is responsible for assessing the company’s ability to continue as a going concern, disclosing, as applicable, matters relating to going concern and using the going concern basis of accounting unless management either intends to liquidate the company or to cease operations, or has no realistic alternative but to do so.

Those charged with governance are responsible for overseeing the company’s financial reporting process.

Auditors’ responsibilities for the audit of the financial statements

Our objectives are to obtain reasonable assurance about whether the financial statements as a whole are free from material misstatement, whether due to fraud or error, and to issue an auditor’s report that includes our opinion. Reasonable assurance is a high level of assurance but is not a guarantee that an audit conducted in accordance with ISAs will always detect a material misstatement when it exists. Misstatements can arise from fraud or error and are considered material if, individually or in the aggregate, they could reasonably be expected to influence the economic decisions of users taken on the basis of these financial statements.

As part of an audit in accordance with ISAs, we exercise professional judgment and maintain professional scepticism throughout the audit. We also:

●	identify and assess the risks of material misstatement of the financial statements, whether due to fraud or error, design and perform audit procedures responsive to those risks, and obtain audit evidence that is sufficient and appropriate to provide a basis for our opinion. The risk of not detecting a material misstatement resulting from fraud is higher than for one resulting from error, as fraud may involve collusion, forgery, intentional omissions, misrepresentations, or the override of internal control.

●	obtain an understanding of internal control relevant to the audit in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the company’s internal control.

●	evaluate the appropriateness of accounting policies used and the reasonableness of accounting estimates and related disclosures made by management.

●	conclude on the appropriateness of management’s use of the going concern basis of accounting and, based on the audit evidence obtained, whether a material uncertainty exists related to events or conditions that may cast significant doubt on the company’s ability to continue as a going concern. If we conclude that a material uncertainty exists, we are required to draw attention in our auditor’s report to the related disclosures in the financial statements or, if such disclosures are inadequate, to modify our opinion. Our conclusions are based on the audit evidence obtained up to the date of our auditor’s report. However, future events or conditions may cause the company to cease to continue as a going concern.

We communicate with those charged with governance regarding, among other matters, the planned scope and timing of the audit and significant audit findings, including any significant deficiencies in internal control that we identify during our audit.

F-30

CREATE.IF MANAGE LIMITED

INDEPENDENT AUDITORS’ REPORT TO THE MEMBERS OF CREATE.IF MANAGE LIMITED

(CONTINUED)

/s/ Peter Conneely

Peter Conneely (Senior Statutory Auditor)

for and on behalf of

Shipleys LLP

10 Orange Street

Haymarket

London

WC2H 7DQ

Date:

25 August 2023

F-31

CREATE.IF MANAGE LIMITED

STATEMENT OF PROFIT OR LOSS
FOR THE YEAR ENDED 31ST DECEMBER 2022

	Note	2022	2021
		$	$

Revenue	6	384,092	651,310
Cost of sales		(282,086)	(796,088)
Gross profit/(loss)		102,006	(144,778)

Other operating income	7	-	13,574
Administrative expenses		(233,377)	(252,091)
Loss from operations		(131,371)	(383,295)

Finance income	10	161	67
Finance expense	10	(2,356)	(1,687)
Loss before tax		(133,566)	(384,915)

Tax (expense)/credit	11	(46,185)	73,923
Loss for the year		(179,751)	(310,992)

The notes on pages 13 to 34 form part of these financial statements.

F-32

CREATE.IF MANAGE LIMITED

STATEMENT OF OTHER COMPREHENSIVE INCOME
FOR THE YEAR ENDED 31 DECEMBER 2022

	2022	2021
	$	$
Loss for the year	(179,751)	(310,992)
Exchange gains arising on translation on foreign operations	(9,878)	(4,717)
	(9,878)	(4,717)
Other comprehensive income for the year, net of tax	(9,878)	(4,717)
Total comprehensive income	(189,629)	(315,709)

The notes on pages 13 to 34 form part of these financial statements.

F-33

CREATE.IF MANAGE LIMITED
REGISTERED NUMBER: 12210971

STATEMENT OF FINANCIAL POSITION
AS AT 31 DECEMBER 2022

	Note	2022	2021
		$	$
Assets
Non-current assets
Property, plant and equipment	13	2,681	4,080
		2,681	4,080
Current assets
Trade and other receivables	14	226,865	618,257
Cash and cash equivalents	26	328,752	242,309
		555,617	860,566
Total assets		558,298	864,646
Liabilities
Non-current liabilities
Loans and borrowings	16	30,189	47,155
		30,189	47,155
Current liabilities
Trade and other liabilities	15	787,914	657,848
Loans and borrowings	16	11,969	13,057
		799,883	670,905
Total liabilities		830,072	718,060
Net (liabilities)/assets		(271,774)	146,586

Issued capital and reserves
Share capital	21	1	1
Foreign exchange reserve		56,772	66,651
Retained earnings		(328,547)	79,934
TOTAL EQUITY		(271,774)	146,586

F-34

CREATE.IF MANAGE LIMITED REGISTERED NUMBER: 12210971

STATEMENT OF FINANCIAL POSITION (CONTINUED)
AS AT 31 DECEMBER 2022

The financial statements on pages 6 to 34 were approved and authorised for issue by the board of directors on 25 August 2023 and were signed on its behalf by:

Matthew Butler	Jeff Mason
CEO
/s/ Matthew Kevin Butler
Matthew Kevin Butler
Director

The notes on pages 13 to 34 form part of these financial statements.

F-35

CREATE.IF MANAGE LIMITED

STATEMENT OF CHANGES IN EQUITY

FOR THE YEAR ENDED 31ST DECEMBER 2022

	Share Capital	Translation reserve	Retained earnings	Total equity
	$	$	$	$
At 1 January 2022	1	66,651	79,935	146,587
Comprehensive income for the year
Profit/(loss) for the year	-	-	(179,751)	(179,751)
Translation reserve movement	-	(9,878)	-	(9,878)
Other comprehensive income for the year	-	(9,878)	-	(9,878)
Total comprehensive income for the year	-	(9,878)	(179,751)	(189,629)
Contributions by and distributions to owners
Dividends	-	-	(228,730)	(228,730)
Total transactions with owners	-	-	(228,730)	(228,730)
At 31 December 2022	1	56,773	(328,546)	(271,772)

	Share Capital	Translation reserve	Retained earnings	Total equity
	$	$	$	$
At 1 January 2021	1	71,368	1,015,136	1,086,505
Comprehensive income for the year
Profit/(loss) for the year	-	-	(310,993)	(310,993)
Translation reserve movement	-	(4,717)	-	(4,717)
Other comprehensive income for the year	-	(4,717)	-	(4,717)
Total comprehensive income for the year	-	(4,717)	(310,993)	(315,710)
Contributions by and distributions to owners
Dividends	-	-	(624,209)	(624,209)
Total transactions with owners	-	-	(624,209)	(624,209)
At 31 December 2021	1	66,651	79,934	146,586

The notes on pages 13 to 34 form a part of these financial statements

F-36

CREATE.IF MANAGE LIMITED

STATEMENT OF CASH FLOWS

FOR THE YEAR ENDED 31ST DECEMBER 2022

	Note	2022	2021
		$	$
Cash flows from operating activities
Loss for the year		(179,751)	(310,992)
Adjustments for
Depreciation of property, plant and equipment	13	1,675	1,726
Government grants		-	(13,574)
Finance income	10	(161)	(67)
Finance expense	10	2,356	1,687
Foreign currency presentational movement		(14,058)	(5,797)
Income tax	11	46,185	(73,923)
		(143,754)	(400,940)
Movements in working capital:
Decrease in trade and other receivables		57,865	16,364
Increase/(decrease) in trade and other payables		245,659	(163,510)
Cash generated from operations		159,770	(548,086)
Income taxes paid		-	(143,436)
Net cash from/(used in) operating activities		159,770	(691,522)
Cash flows from investing activities
Purchases of property, plant and equipment		(708)	(5,806)
Amounts advanced from related parties		242,032	434,884
Amounts advanced to related parties		(65,672)	(161,667)
Government grants		-	13,574
Interest received		161	67
Interest paid		(2,356)	(1,687)
Net cash from investing activities		173,457	279,365

F-37

CREATE.IF MANAGE LIMITED

STATEMENT OF CASH FLOWS (CONTINUED)

FOR THE YEAR ENDED 31ST DECEMBER 2022

		2022	2021
		$	$
Cash flows from financing activities
Repayment of bank borrowings		(18,054)	(8,104)
Dividends paid		(228,730)	(624,209)
Net cash used in financing activities		(246,784)	(632,313)
Net cash increase/(decrease) in cash and cash equivalents		86,443	(1,044,470)
Cash and cash equivalents at the beginning of year		242,309	1,286,779
Cash and cash equivalents at the end of the year	26	328,752	242,309

The notes on pages 13 to 34 form part of these financial statements.

F-38

CREATE.IF MANAGE LIMITED

NOTES TO THE FINANCIAL STATEMENTS

FOR THE YEAR ENDED 31ST DECEMBER 2022

1.	Reporting entity

Create.IF Manage Limited (the ‘Company’) is a limited company incorporated in England and Wales. The Company’s registered office is at 321 Bradford Street, Birmingham, West Midlands, England, B5 6ET. The Company’s principal activity is the provision of management services in the construction industry.

2.	Basis of preparation

The financial statements have been prepared in accordance with UK adopted International Accounting Standards.

Details of the Company’s accounting policies, including changes during the year, are included in note 5.

In preparing these financial statements, management has made judgments, estimates and assumptions that affect the application of the Company accounting policies and the reported amounts of assets, liabilities, income and expenses. Actual results may differ from these estimates.

Estimates and underlying assumptions are reviewed on an ongoing basis. Revisions to estimates are recognised prospectively.

The areas where judgments and estimates have been made in preparing the financial statements and their effects are disclosed in note 4.

2.1	Basis of measurement

The financial statements have been prepared on the historical cost basis.

2.2	New Standards

i)	New standards, interpretations and amendments

The following new and revised Standards and Interpretations have been adopted in the current year.

●	Amendment to IFRS 16 Leases: COVID19 Related Rent Concessions beyond 30 June 2021
●	Amendments to IAS 16 Property, Plant and Equipment: Proceeds before Intended Use
●	Amendments to IAS 37 Provisions, Contingent Liabilities and Contingent Assets: Onerous Contracts — Cost of Fulfilling a Contract
●	Amendments to IFRS 3 Business Combinations: Reference to the Conceptual Framework
●	Annual Improvements to IFRS Standards 2018–2020

Their adoption had no material impact on the amounts reported in these financial statements.

F-39

CREATE.IF MANAGE LIMITED

NOTES TO THE FINANCIAL STATEMENTS

FOR THE YEAR ENDED 31ST DECEMBER 2022

2.	Basis of preparation (continued)

ii)	New standards, interpretations and amendments not yet effective

The following new standards, interpretations and amendments, which are not yet effective and have not been adopted early in these financial statements, will or may have an effect on the Company’s future financial statements:

●	IFRS 17 Insurance Contracts (applicable for annual periods beginning on or after 1 January 2023)
●	Amendments to IAS 1 Presentation of Financial Statements: Classification of Liabilities as Current or Non-current (applicable for annual periods beginning on or after 1 January 2023, but not yet endorsed in the EU)
●	Amendments to IAS 1 Presentation of Financial Statements and IFRS Practice Statement 2: Disclosure of Accounting Policies (applicable for annual periods beginning on or after 1 January 2023, but not yet endorsed in the EU)
●	Amendments to IAS 8 Accounting policies, Changes in Accounting Estimates and Errors: Definition of Accounting Estimates (applicable for annual periods beginning on or after 1 January 2023, but not yet endorsed in the EU)
●	Amendments to IFRS 16 Leases: Liability in a sale and leaseback (applicable for annual periods beginning on or after 1 January 2024)
●	Amendments to IAS 1 Presentation of the Financial Statements: Classification of liabilities as current or non-current & Non-current liabilities with covenants (applicable for annual periods beginning on or after 1 January 2024)

The Company is still in the process of evaluating the impact of the above standards on the financial statements although their adoption is not expected to have any material impact on the amounts reported in these financial statements.

3.	Functional and presentation currency

The Company’s functional currency is sterling. The financial statements are presented in US dollars.

All amounts have been rounded to the nearest US dollar.

F-40

CREATE.IF MANAGE LIMITED

NOTES TO THE FINANCIAL STATEMENTS

FOR THE YEAR ENDED 31ST DECEMBER 2022

4.	Accounting estimates and judgments

4.1	Estimates and assumptions

In applying the Company’s accounting policies the directors are required to make estimates and assumptions about the carrying amounts of assets and liabilities that are not readily apparent from other sources. The estimates and associated assumptions are based on historical experience and other factors that are considered to be relevant. Actual results may differ from these estimates.

Recoverable value of recognised receivables.

The recoverability of trade and other receivables is regularly reviewed in the light of available economic information specific to each receivable and provisions are recognised for balances considered to be irrecoverable.

Going concern

The financial statements have been prepared on the going concern basis which involves the use of forecasting of future performance of the Company and the support of the parent company TessPay Inc. which is contingent upon TessPay Inc’s. completing an initial public offering during 2023 in the United States.

5.	Accounting policies

5.1	Going concern

In determining the basis for preparing the financial statements, management are required to consider whether the company can continue in operational existence for the foreseeable future, being a period of not less than twelve months from the date of the approval of the financial statements. The directors have prepared forecasts and projections covering this period.

The company’s financial statements have been prepared on a going concern basis which assumes that the company will continue in operation for the foreseeable future and for a period of at least 12 months from the date of approval of the financial statements and, accordingly, will be able to realise its assets and discharge its liabilities in the normal course of operations as they come due.

The company is in a net liability position and has incurred operating losses in the current and previous year and may continue to incur operating losses as the company implements its future business plan. These factors raise substantial doubts about the company’s ability to continue as a going concern.

The company has raised funds through advances from its parent company, TessPay Inc., and has been issued an undertaking of continued support from the parent company contingent upon TessPay Inc. completing an initial public offering during 2023 in the United Sates.

The ability of the company to continue as a going concern is dependent upon its ability to successfully create new business opportunities and eventually attain profitable operations and on the support from the parent company TessPay Inc. Based on the forecasts and projections and the support of TessPay Inc., the directors are confident that the required funding will be available and the company, therefore continues to adopt the going concern basis in preparing the financial statements.

The financial statements and accompanying notes do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classification of liabilities that may result from the possible inability of the company to continue as a going concern.

F-41

CREATE.IF MANAGE LIMITED

NOTES TO THE FINANCIAL STATEMENTS

FOR THE YEAR ENDED 31ST DECEMBER 2022

5.	Accounting policies (continued)

5.2	Revenue

Revenue comprises services to external customers (excluding VAT and other sales taxes).

Consideration received from customers is only recorded as revenue to the extent that the Company has performed its contractual obligations in respect of that consideration.

The Company does not expect to have any contracts where the period between the transfer of the promised services to the customer and payment by the customer exceeds one year. As a consequence, the Company does not adjust any of the transaction prices for the time value of money.

Interest revenue is interest earned on bank deposits and is recognised in the period in which interest is earned. The amount of revenue is measured using the effective interest rate method. No interest is charged in relation to consulting contracts.

5.3	Leasing

The Company assesses whether a contract is or contains a lease, at inception of the contract. The Company recognises a right-of-use asset and a corresponding lease liability with respect to all lease arrangements in which it is the lessee, except for short-term leases (defined as leases with a lease term of 12 months or less) and leases of low value assets (such as office equipment). For these leases, the Company recognises the lease payments as an operating expense on a straight-line basis over the term of the lease unless another systematic basis is more representative of the time pattern in which economic benefits from the leased assets are consumed.

The lease liability is initially measured at the present value of the lease payments that are not paid at the commencement date, discounted by using the rate implicit in the lease. If this rate cannot be readily determined, the Company uses its incremental borrowing rate.

5.4	Foreign currency

Transactions in foreign currencies are translated to the functional currency of the Company. Monetary items denominated in foreign currencies are retranslated at the exchange rates applying at the reporting date. Non-monetary items carried at fair value that are denominated in foreign currencies are retranslated at the rates prevailing at the date when the fair value was determined. Non-monetary items that are measured in terms of historical cost in a foreign currency are not retranslated.

For the purpose of presenting the financial statements in the presentational currency of US dollar, the assets and liabilities of the Company’s operations are translated at exchange rates prevailing on the reporting date. Income and expense items are translated at the average exchange rates for the period, unless exchange rates fluctuate significantly during that period, in which case the exchange rates at the date of transactions are used. Exchange differences arising, if any, are recognised in other comprehensive income and accumulated in a foreign exchange translation reserve

F-42

CREATE.IF MANAGE LIMITED

NOTES TO THE FINANCIAL STATEMENTS

FOR THE YEAR ENDED 31ST DECEMBER 2022

5.	Accounting policies (continued)

5.5	Government grants

The Company received various Covid-19 government assistance.

Government grants are recognised at the fair value of the asset received or receivable. Grants are not recognised until there is reasonable assurance that the Company will comply with the conditions attaching to them and the grants will be received.

Government grants relating to revenue are recognised on a systematic basis over the periods in which the Company recognises the related costs for which the grant is intended to compensate. Grants that are receivable as compensation for expenses or losses already incurred or for the purpose of giving immediate financial support to the entity with no future related costs are recognised in income in the period in which it becomes receivable.

5.6	Employee benefits

A liability is recognised for benefits accruing to employees in respect of wages and salaries, annual leave and sick leave in the period the related service is rendered at the undiscounted amount of the benefits expected to be paid in exchange for that service.

Liabilities recognised in respect of short-term employee benefits are measured at the undiscounted amount of the benefits expected to be paid in exchange for the related service.

Liabilities recognised in respect of other long-term employee benefits are measured at the present value of the estimated future cash outflows expected to be made by the Company in respect of services provided by employees up to the reporting date.

5.7	Taxation

Income tax expense represents the sum of the tax currently payable and deferred tax.

(i)	Current tax

The tax currently payable is based on taxable profit for the year. Taxable profit differs from ‘profit before tax’ as reported in the Profit and Loss Account because of items of income or expense that are taxable or deductible in other years and items that are never taxable or deductible. The Company’s current tax is calculated using tax rates that have been enacted or substantively enacted by the end of the reporting period.

(ii)	Deferred tax

Deferred tax is the future tax consequences of temporary differences between the carrying amounts and tax bases of assets and liabilities shown on the statement of financial position.

Deferred tax assets and liabilities are not recognised if they arise in the following situations: the initial recognition of goodwill; or the initial recognition of assets and liabilities that affect neither accounting nor taxable profit.

The amount of deferred tax provided is based on the expected manner of recovery or settlement of the carrying amount of assets and liabilities, using tax rates enacted or substantially enacted at the statement of financial position date.

F-43

CREATE.IF MANAGE LIMITED

NOTES TO THE FINANCIAL STATEMENTS

FOR THE YEAR ENDED 31ST DECEMBER 2022

5.	Accounting policies (continued)

5.8	Property, plant and equipment

Items of property, plant and equipment are measured at cost less accumulated depreciation and any accumulated impairment losses.

If significant parts of an item of property, plant and equipment have different useful lives, then they are accounted for as separate items (major components) of property, plant and equipment. Any gain or loss on disposal of an item of property, plant and equipment is recognised in profit or loss. Subsequent expenditure is capitalised only if it is probable that the future economic benefits associated with the expenditure will flow to the Company.

Depreciation is provided on all other items of property, plant and equipment so as to write off their carrying value over their expected useful economic lives. It is provided at the following rates:

Computer equipment	25%	Reducing Balance

5.9	Financial instruments

Financial assets and financial liabilities are recognised when an entity becomes a party to the contractual provisions of the instruments.

Financial assets and financial liabilities are initially measured at fair value. Transaction costs that are directly attributable to the acquisition or issue of financial assets and financial liabilities (other than financial assets and financial liabilities at fair value through profit or loss) are added to or deducted from the fair value of the financial assets or financial liabilities, as appropriate, on initial recognition. Transaction costs directly attributable to the acquisition of financial assets or financial liabilities at fair value through profit or loss are recognised immediately in profit or loss.

5.10	Dividends

Interim dividends are recognised when paid. In the case of final dividends, this is when approved by the shareholders at the AGM.

5.11	Cash and cash equivalents

Cash equivalents comprise short-term, highly liquid investments that are readily convertible into known amounts of cash and which are subject to an insignificant risk of changes in value. An investment with a maturity of three months or less is normally classified as being short-term. Bank overdrafts are shown within borrowing in current liabilities.

5.12	Trade receivables

Trade receivables are measured at initial recognition at fair value, and are subsequently measured at amortised cost using the effective interest rate method, less provision for impairment.

5.13	Trade payables

Trade payables are initially measured at fair value, and are subsequently measured at amortised cost using the effective interest rate method.

F-44

CREATE.IF MANAGE LIMITED

NOTES TO THE FINANCIAL STATEMENTS

FOR THE YEAR ENDED 31ST DECEMBER 2022

5.	Accounting policies (continued)

5.14	Bank overdrafts and interest-bearing borrowings

Bank overdrafts and interest-bearing borrowings are recognised initially at fair value, net of transaction costs incurred, and are subsequently measured at amortised cost using the effective interest method. The effective interest method is a method of calculating the amortised cost of a financial liability and of allocating interest expense over the relevant period. The effective interest rate is the rate that exactly discounts estimated future cash payments through the expected life of the financial liability.

5.15	Equity

Ordinary share are classified as equity.

6.	Revenue

The following is an analysis of the Company’s revenue for the year from continuing operations:

	2022	2021
	$	$

Sale of services	384,092	651,310
	384,092	651,310

Analysis of revenue by country of destination:

	2022	2021
	$	$

United Kingdom	384,092	651,310
	384,092	651,310

Timing of revenue recognition:

	2022	2021
	$	$
Services transferred over time	384,092	651,310
	384,092	651,310

F-45

CREATE.IF MANAGE LIMITED

NOTES TO THE FINANCIAL STATEMENTS

FOR THE YEAR ENDED 31ST DECEMBER 2022

7.	Other operating income

	2022	2021
	$	$
Government grants receivable	-	13,574
	-	13,574

8.	Auditors’ remuneration

The auditor’s fees for the company are recognised as fees in the accounts of the parent company, TessPay Inc.

9.	Employee benefit expenses

	2022	2021
	$	$
Employee benefit expenses (including directors) comprise:
Wages and salaries	109,467	110,088
Social security costs	4,581	1,370
Defined contribution pension cost	26,249	1,783
	140,297	113,241

A defined contribution pension scheme is operated by a third party and the Company pays contributions on behalf of the employees. The assets of the scheme are held separately from those of the Company in an independently administered fund. The pension charge represents contributions payable by the Company to the fund. Contributions amounting to £nil were payable to the fund at 31 December 2022 (2021: £nil)

F-46

CREATE.IF MANAGE LIMITED

NOTES TO THE FINANCIAL STATEMENTS

FOR THE YEAR ENDED 31ST DECEMBER 2022

9.	Employee benefit expenses (continued)

Key management personnel compensation

Key management personnel are those persons having authority and responsibility for planning, directing and controlling the activities of the Company. The directors are considered to be the key management of the Company and details regarding their remuneration are disclosed below.

	2022	2021
	$	$
Salary	37,788	11,709
Private medical insurance	-	2,581
Defined contribution scheme costs	24,989	-
	62,777	14,290

The monthly average number of persons, including the directors, employed by the Company during the year was as follows:

	2022	2021
	No.	No.
Directors	1	1
Employees	3	4
	4	5

10.	Finance income and expense

Recognised in profit or loss

	2022	2021
	$	$
Finance income
Interest on:
- Bank deposits	161	67
Total interest income from financial assets	161	67

Total finance income	161	67

F-47

CREATE.IF MANAGE LIMITED

NOTES TO THE FINANCIAL STATEMENTS

FOR THE YEAR ENDED 31ST DECEMBER 2022

10.	Finance income and expense (continued)

	2022	2021
	$	$
Finance expense
Bank interest payable	1,252	1,675
Other interest payable	1,104	13
Total finance expense	2,356	1,688

Net finance expense recognised in profit or loss	(2,195)	(1,621)

11.	Tax expense

11.1	Income tax recognised in profit or loss

	2022	2021
	$	$
Current tax
Current tax on profits for the year	46,185	(73,923)
Total current tax	46,185	(73,923)

Deferred tax expense
Deferred tax reclassified from equity to profit or loss	-	-
	46,185	(73,923)

Total tax expense
Tax expense excluding tax on sale of discontinued operation and share of tax of equity accounted associates and joint ventures	46,185	(73,923)
	46,185	(73,923)

F-48

CREATE.IF MANAGE LIMITED

NOTES TO THE FINANCIAL STATEMENTS

FOR THE YEAR ENDED 31ST DECEMBER 2022

11.	Tax expense (continued)

The reasons for the difference between the actual tax charge for the year and the standard rate of corporation tax in the United Kingdom applied to losses for the year are as follows:

	2022	2021
	$	$
Loss for the year	(179,752)	(310,993)
Income tax credit/expense (including income tax on associate, joint venture and discontinued operations)	46,185	(73,923)
Loss before income taxes	(133,567)	(384,916)
Tax using the Company’s domestic tax rate of 19% (2021:19%)	(25,378)	(73,134)
Capital allowances for the year in excess of depreciation	-	(789)
Other adjustment in respect of current and prior periods	46,185	-
Unrelieved tax losses carried forward	25,378	-
Total tax expense	46,185	(73,923)

Changes in tax rates and factors affecting the future tax charges

The current Corporation tax rate of 19% generally applies to all companies whatever their size. From 1 April 2023, this rate will cease to apply and will be replaced by variable rates ranging from 19% to 25%.

A small profits rate of 19% will apply to companies whose profits are equal to or less than $60,500 (£50,000).

The main Corporation Tax rate is increased to 25% and will apply to companies with profits in excess of $302,500 (£250,000).

Companies with profits between $60,500 (£50,000) and $302,500 (£250,000) will pay tax at the main rate of 25% reduced by marginal relief. The marginal relief acts to adjust the rate of tax paid gradually increasing liability from 19% to 25%.

12.	Dividends

Dividends of $228,730 were paid during the year (2021: $624,209).

F-49

CREATE.IF MANAGE LIMITED

NOTES TO THE FINANCIAL STATEMENTS

FOR THE YEAR ENDED 31ST DECEMBER 2022

13.	Property, plant and equipment

Computer equipment
$
Cost or valuation
Additions	5,806
At 31 December 2021	5,806
Additions	708
Foreign exchange movements	(615)
At 31 December 2022	5,899
Accumulated depreciation and impairment
Charge for the year	1,726
At 31 December 2021	1,726
Charge for the year	1,675
Exchange adjustments	(183)
At 31 December 2022	3,218

Net book value
At 31 December 2021	4,080
At 31 December 2022	2,681

F-50

CREATE.IF MANAGE LIMITED

NOTES TO THE FINANCIAL STATEMENTS

FOR THE YEAR ENDED 31ST DECEMBER 2022

14.	Trade and other receivables

	2022	2021
	$	$

Trade receivables	176,120	199,100
Trade receivables - net	176,120	199,100
Receivables from related parties	-	366,614
Total financial assets other than cash and cash equivalents classified as loans and receivables	176,120	565,714
Prepayments and accrued income	43,272	-
Other receivables	7,473	52,543
Total trade and other receivables	226,865	618,257

The carrying value of trade and other receivables classified as loans and receivables approximates fair value.

The ageing of trade receivables is detailed below:

Bad debt of $6,374 (2021: $49,189) was recognised in the year

F-51

CREATE.IF MANAGE LIMITED

NOTES TO THE FINANCIAL STATEMENTS

FOR THE YEAR ENDED 31ST DECEMBER 2022

15.	Trade and other payables

	2022	2021
	$	$
Trade payables	159,601	71,951
Payables to related parties	176,359	436,249
Other payables	240,106	-
Accruals	56,494	23,684
Total financial liabilities, excluding loans and borrowings, classified as financial liabilities measured at amortised cost	632,560	531,884
Other payables - tax and social security payments	125,788	125,962
Deferred income	29,564	-
Total trade and other payables	787,912	657,846

The carrying value of trade and other payables classified as financial liabilities measured at amortised cost approximates fair value.

16.	Loans and borrowings

The book value and fair value of loans and borrowings are as follows:

	Book value	Fair value	Book value	Fair value
	2022	2022	2021	2021
	$	$	$	$
Non-current
Bank loans - unsecured	30,189	30,189	47,155	47,155
	30,189	30,189	47,155	47,155
Current
Bank loans - unsecured	11,969	11,969	13,057	13,057
	11,969	11,969	13,057	13,057
Total loans and borrowings	42,158	42,158	60,212	60,212

F-52

CREATE.IF MANAGE LIMITED

NOTES TO THE FINANCIAL STATEMENTS

FOR THE YEAR ENDED 31ST DECEMBER 2022

16.	Loans and borrowings (continued)

The carrying value of loans and borrowings classified as financial liabilities measured at amortised cost which approximates fair value.

In May 2020 the Company borrowed $60,508 (£50,000) under the Government backed Covid 19 Bounce Back loan scheme. The loan is unsecured and is repayable over 6 years commencing June 2021 with a fixed rate of interest at 2.5%. As part of the scheme the first year of interest was paid for by the Government.

Fair value measurement

The fair value of the items classified as loans and borrowings as disclosed above is classified as Level 2 in the fair value hierarchy.

17.	Fair value hierarchy

For the assets and liabilities in these financial statements they are classified as Level 3 in the fair value hierarchy unless otherwise stated.

18.	Related party transactions

	2022	2021
	$	$
Payments made to related parties
Axiombridge (Holdings) Ltd (Formerly: Create.IF Group Ltd)	48,406	774,249
Create.IF Online Limited	-	13,536
Cynefin Consult Limited (Formerly: Create.IF (Design Manage Procure) Ltd)	25,468	-
Create.IF Construct Ltd	9,058	-
TessPay Inc.	65,672	-
	148,604	787,785
Charges from related parties
Cynefin Consult Limited (Formerly: Create.IF (Design Manage Procure) Ltd)	-	(434,897)
Axiombridge (Holdings) Ltd (Formerly: Create.IF Group Ltd)	(24,203)	-
	(24,203)	(434,897)
Loans from related parties
TessPay Inc.	(242,032)	-
	(242,032)	-

F-53

CREATE.IF MANAGE LIMITED

NOTES TO THE FINANCIAL STATEMENTS

FOR THE YEAR ENDED 31ST DECEMBER 2022

18.	Related party transactions (continued)

	2022	2021
	$	$
Dividends
Axiombridge (Holdings) Ltd (Formerly: Create.IF Group Ltd)	(228,730)	(624,209)
	(228,730)	(624,209)
Related party balance written off
Create.IF Construct Ltd	(4,198)	-
	(4,198)	-
Related party balances offset
Axiombridge (Holdings) Ltd (Formerly: Create.IF Group Ltd)	(343,985)	-
Create.IF Online Limited	(12,102)	-
Cynefin Consult Limited (Formerly: Create.IF (Design Manage Procure) Ltd)	356,087	-
	-	-
Balances receivable/(payable) at year end
Axiombridge (Holdings) Ltd (Formerly: Create.IF Group Ltd)	(232,846)	353,078
Create.IF Online Limited	-	13,536
Cynefin Consult Limited (Formerly: Create.IF (Design Manage Procure) Ltd)	(7,261)	(434,897)
Create.IF Constuct Ltd	3,650	(1,354)
TessPay Inc.	(176,360)	-
	(412,817)	(69,637)

The following companies are considered to be related parties due to being controlled by the director M Butler:

Axiombridge (Holdings) Ltd (Previously: Create.IF Group Ltd)

Cynefin Consult Limited (Previously: Create.IF (Design Manage Procure) Ltd)

Create.IF Constuct Ltd

Create.IF Online Limited

F-54

CREATE.IF MANAGE LIMITED

NOTES TO THE FINANCIAL STATEMENTS

FOR THE YEAR ENDED 31ST DECEMBER 2022

19.	Director’s advances, credits and guarantees

The director, M. Butler owed the Company by $5,298 at period end.

20.	Controlling party

Up to 30 November 2022, the parent company of Create.IF Managed Limited was Create.IF Group Limited which owed 100% of the issued share capital. On 30 November 2022, TessPay Inc. acquired 100% of the Company and as such is considered to be the controlling party of the Company. There is no controlling party of TessPay Inc.

21.	Share capital

Authorised, issued and fully paid

	2022	2022	2021	2021
	Number	$	Number	$
Shares treated as equity
Ordinary shares of $1.00 each	1	1	1	1

	1	1	1	1

22.	Reserves

Translation reserve

This reserve represents the difference arising on the presentation of the financial statements in the presentational currency US$ compared to the functional currency GBP£.

Retained earnings

This reserve represents cumulative profits and losses, net of dividends paid and other adjustments.

23.	Leases

(i) Leases as a lessee

Lease liabilities are due as follows:

	2022	2021
	$	$
Contractual undiscounted cash flows due from leases relating to low-value assets
Not later than one year	2,033	2,274
Between one year and five years	5,252	8,149
	7,285	10,423

F-55

CREATE.IF MANAGE LIMITED

NOTES TO THE FINANCIAL STATEMENTS

FOR THE YEAR ENDED 31ST DECEMBER 2022

23.	Leases (continued)

The following amounts in respect of leases have been recognised in profit or loss:

	2022	2021
	$	$
Expenses relating to leases of low-value assets, excluding short-term leases of low-value assets	2,099	1,367

24.	Financial instruments - fair values and risk management

24.1 Financial risk management objectives

The Company is exposed to a variety of financial risks through its use of financial instruments which result from its operating activities. All of the Company’s financial instruments are classified as loans and receivables. The Company does not actively engage in the trading of financial assets for speculative purposes. The most significant financial risks to which the Company is exposed are described below:

24.2 Market risk

Market risk is the risk that the fair value or future cashflows of our financial instruments will fluctuate because of changes in market prices.

The Company is not exposed to interest rate risk as the bank loan is subject to a fixed interest rate of 2.5%.

The Company is not exposed to foreign currency risk as it does not hold any financial assets or liabilities in foreign currencies.

The Company is not exposed to any equity price risk as it does not hold any financial assets or liabilities which would give rise to this risk.

24.3 Credit risk management

Generally the Company’s maximum exposure to credit risk is limited to the carrying amount of the financial assets recognised at the reporting date, as summarised below:

Credit risk is the risk of financial risk to the Company if a counter party to a financial instrument fails to meet its contractual obligation. The nature of the Company’s debtor balances, the time taken for payment by clients and the associated credit risk are dependent on the type of engagement.

The Company’s trade and other receivables are monitored regularly by the Board. Any trade receivables over 30 days are reviewed by the Board every month and explanations sought for any balances that have not been received. Unbilled revenue is recognised by the Company only when all the conditions for revenue recognition have been met in line with the Company’s accounting policy.

F-56

CREATE.IF MANAGE LIMITED

NOTES TO THE FINANCIAL STATEMENTS

FOR THE YEAR ENDED 31ST DECEMBER 2022

24.	Financial instruments - fair values and risk management (continued)

24.4 Liquidity risk management

Liquidity and interest risk tables

The following tables detail the Company’s remaining contractual maturity for its non-derivative financial liabilities with agreed repayment periods. The tables have been drawn up based on the undiscounted cash flows of financial liabilities based on the earliest date on which the Company can be required to pay. The tables include both interest and principal cash flows. To the extent that interest flows are floating rate, the undiscounted amount is derived from interest rate curves at the end of the reporting period. The contractual maturity is based on the earliest date on which the Company may be required to pay.

	Carrying amount	Total	1 - 3 months	3 - 12 months	1 - 2 years	2 - 5 years	More than 5 years
	$	$	$	$	$	$	$
31 December 2022
Bank loans	42,158	42,158	2,992	8,977	12,272	17,917	-
Trade and other payables	456,202	456,202	456,202	-	-	-	-
Payables to related parties	176,360	176,360	-	176,360	-	-	-
	674,720	674,720	459,194	185,337	12,272	17,917	-

	Carrying amount	Total	1 - 3 months	3 - 12 months	1 - 2 years	2 - 5 years	More than 5 years
	$	$	$	$	$	$	$
31 December 2021
Bank loans	60,212	60,212	3,264	9,793	13,387	33,768	-
Trade and other payables	95,635	95,635	95,635	-	-	-	-
Payables to related parties	436,250	436,250	-	436,250	-	-	-
	592,097	592,097	98,899	446,043	13,387	33,768	-

F-57

CREATE.IF MANAGE LIMITED

NOTES TO THE FINANCIAL STATEMENTS

FOR THE YEAR ENDED 31ST DECEMBER 2022

24.	Financial instruments - fair values and risk management (continued)

21.5 Financial instruments

The Company’s financial instruments are analysed as follows:

	Carrying amount	Fair Value	Carrying amount	Fair Value
	2022	2022	2021	2021
	$	$	$	$
Financial asset
Receivables from related parties	-	-	366,614	366,614
Trade and other receivables	206,153	206,153	251,643	251,643
Cash at bank	328,752	328,752	242,349	242,349
Ammortised cost	534,905	534,905	860,606	860,606

Financial Liabilities
Bank loans	42,158	42,158	60,212	60,212
Payables to related parties	176,360	176,360	436,250	436,250
Trade and other payables	456,202	456,202	95,635	95,635
Financial liabilities held at amortised cost	674,720	674,720	592,097	592,097

The directors consider the carrying amounts of financial assets and financial liabilities recognised in the financial statements to approximate their fair values.

25.	Capital management

The Company’s objectives when managing capital are:

●	to safeguard the Company’s ability to continue as a going concern, so that it can continue to provide returns for shareholders and benefits for other stakeholders, and

●	to provide an adequate return to shareholders by pricing products and services commensurately with the level of risk.

The Company sets the amount of capital in proportion to risk. The Company manages the capital structure and makes adjustments to it in the light of changes in economic conditions and the risk characteristics of the underlying assets. In order to maintain or adjust the capital structure, the Company may adjust the amount of dividends paid to shareholders, return capital to shareholders, issue new shares, or sell assets to reduce debt.

The Company monitors capital on the basis of the debt-to capital ratio. Net debt is calculated as total debt (as shown in the statement of financial position) less cash and cash equivalents. Capital comprises all components of equity. The debt to capital ratio is set out in the table below.

F-58

CREATE.IF MANAGE LIMITED

NOTES TO THE FINANCIAL STATEMENTS

FOR THE YEAR ENDED 31ST DECEMBER 2022

25.	Capital management (continued)

	2022	2021
	$	$

Debt	830,071	718,060
Cash and cash equivalents	(328,752)	(242,309)
Net debt	501,319	475,751

Capital and reserves	(271,773)	146,586
Total equity	(271,773)	146,586
Net debt to total equity ratio	(184)%	325%

26.	Notes supporting statement of cash flows

	2022	2021
	$	$

Cash at bank available on demand	268,010	18,880
Short-term deposits	60,742	223,429
Cash and cash equivalents in the statement of financial position	328,752	242,309

Cash and cash equivalents in the statement of cash flows	328,752	242,309

F-59

Shares of Common Stock

TESSPAY INC.

PRELIMINARY PROSPECTUS

DOMINARI SECURITIES LLC	REVERE SECURITIES LLC

          , 2024

Until   , 2024 (25 days after the date of this prospectus), all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This delivery requirement is in addition to the dealers’ obligation to deliver a prospectus when acting as an underwriter and with respect to their unsold allotments or subscriptions.

PART II—INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution

The following table sets forth all expenses, other than the underwriting discounts and commissions, payable by the registrant in connection with the sale of the securities being registered. All the amounts shown are estimates except the SEC registration fee, the FINRA filing fee and NYSE American initial listing fee.

Amount to be paid
SEC registration fee	$1,163.99
FINRA filing fee	$2,750
NYSE American initial listing fee	$60,000
Transfer agent and registrar fees	$5,000
Accounting fees and expenses	$50,000
Legal fees and expenses	$475,000
Printing and engraving expenses	$10,000
Miscellaneous	$1,086.01

Total	$605,000

Item 14. Indemnification of Directors and Officers

Section 102 of the DGCL permits a corporation to eliminate the personal liability of directors of a corporation to the corporation or its stockholders for monetary damages for a breach of fiduciary duty as a director, except where the director breached his duty of loyalty, failed to act in good faith, engaged in intentional misconduct or knowingly violated a law, authorized the payment of a dividend or approved a stock repurchase in violation of Delaware corporate law or obtained an improper personal benefit. Our Certificate of Incorporation provides that no director of the Company shall be personally liable to it or its stockholders for monetary damages for any breach of fiduciary duty as a director, notwithstanding any provision of law imposing such liability, except to the extent that the DGCL prohibits the elimination or limitation of liability of directors for breaches of fiduciary duty.

Section 145 of the DGCL provides that a corporation has the power to indemnify a director, officer, employee, or agent of the corporation, or a person serving at the request of the corporation for another corporation, partnership, joint venture, trust or other enterprise in related capacities against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with an action, suit or proceeding to which he was or is a party or is threatened to be made a party to any threatened, ending or completed action, suit or proceeding by reason of such position, if such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, in any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful, except that, in the case of actions brought by or in the right of the corporation, no indemnification shall be made with respect to any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or other adjudicating court determines that, despite the adjudication of liability but in view of all of the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

II-1

Upon consummation of this offering, our Certificate of Incorporation and Bylaws will provide indemnification for our directors and officers to the fullest extent permitted by the DGCL. We will indemnify each person who was or is a party or threatened to be made a party to any threatened, pending or completed action, suit or proceeding (other than an action by or in the right of us) by reason of the fact that he or she is or was, or has agreed to become, a director or officer, or is or was serving, or has agreed to serve, at our request as a director, officer, partner, employee or trustee of, or in a similar capacity with, another corporation, partnership, joint venture, trust or other enterprise (all such persons being referred to as an “Indemnitee”), or by reason of any action alleged to have been taken or omitted in such capacity, against all expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with such action, suit or proceeding and any appeal therefrom, if such Indemnitee acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, our best interests, and, with respect to any criminal action or proceeding, he or she had no reasonable cause to believe his or her conduct was unlawful. Our Certificate of Incorporation and Bylaws will provide that we will indemnify any Indemnitee who was or is a party to an action or suit by or in the right of us to procure a judgment in our favor by reason of the fact that the Indemnitee is or was, or has agreed to become, a director or officer, or is or was serving, or has agreed to serve, at our request as a director, officer, partner, employee or trustee of, or in a similar capacity with, another corporation, partnership, joint venture, trust or other enterprise, or by reason of any action alleged to have been taken or omitted in such capacity, against all expenses (including attorneys’ fees) and, to the extent permitted by law, amounts paid in settlement actually and reasonably incurred in connection with such action, suit or proceeding, and any appeal therefrom, if the Indemnitee acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, our best interests, except that no indemnification shall be made with respect to any claim, issue or matter as to which such person shall have been adjudged to be liable to us, unless a court determines that, despite such adjudication but in view of all of the circumstances, he or she is entitled to indemnification of such expenses. Notwithstanding the foregoing, to the extent that any Indemnitee has been successful, on the merits or otherwise, he or she will be indemnified by us against all expenses (including attorneys’ fees) actually and reasonably incurred in connection therewith. Expenses must be advanced to an Indemnitee under certain circumstances.

Prior to the consummation of this offering, we intend to enter into separate indemnification agreements with each of our directors and executive officers. Each indemnification agreement shall provide, among other things, for indemnification to the fullest extent permitted by law and our Certificate of Incorporation against any and all expenses, judgments, fines, penalties and amounts paid in settlement of any claim. The indemnification agreements shall provide for the advancement or payment of all expenses to the indemnitee and for the reimbursement to us if it is found that such indemnitee is not entitled to such indemnification.

In addition, we carry officer and director insurance for claims based on acts or omissions of such officers and directors in their capacity as such.

In any underwriting agreement we enter into in connection with the sale of common stock being registered hereby, the underwriters will agree to indemnify, under certain conditions, us, our directors, our officers and persons who control us within the meaning of the Securities Act against certain liabilities.

Item 15. Recent Sales of Unregistered Securities

Set forth below is information regarding securities issued by us since during the prior three years that were not registered under the Securities Act. All numbers in this Item 15 have not been adjusted to reflect the Reverse Stock Split.

2023

On November 24, 2022, we entered into the Share Purchase Agreement with TessPay Finance and Create.iF Group Limited for the acquisition of Create.iF. Pursuant to the Share Purchase Agreement, Create.iF Group Limited transferred and assigned all of the capital stock in Create.iF to the Company in consideration for a purchase price of £1,900,000 which shall be satisfied in following four separate instalments: (i) the initial issuance of 2,261,000 shares of our common stock on the completion date of the acquisition; and (ii) the remainder of 2,261,000 shares in three equal tranches on each of the three anniversaries of such completion date. In December 2023, we issued the first tranche of 798,180 shares to Axiombridge (Holdings) Ltd. (f/k/a/ Create.iF Group Limited).

2022

On March 28, 2018, we completed a private placement of a convertible note payable with NBM Investments LP for aggregate gross cash proceeds of $1,706,220 ($2,200,000 CAD). On January 30, 2022, NBM Investments LP accepted an offer to settle the note, inclusive of interest and principal for a total amount of $1,706,220, of which $1,104,515 was paid in cash and $601,706 through the issue of 6,017,058 common shares at a per share value of $0.10.

On February 11, 2022, we issued 7,154,304 common shares for gross proceeds of $501,801 of which $410,903 was received in cash and the balance $88,898 by way of settlement of accrued management and staff compensation.

On March 31, 2022, we issued warrants to purchase up to 7,900,000 common shares at a purchase price of $0.10 per share, with an expiration date of March 31, 2027, to directors, officers and Titan Multi-Strategy Fund I, Ltd in consideration for services.

On April 8, 2022, we completed a private placement and issued 7,640,000 common shares at a price of $0.25 per share for gross proceeds of $1,910,000. Share issuance costs amounted to $184,760.

On April 12, 2022, we completed a private placement with a third-party organization and issued 600,000 common shares for gross proceeds of $150,000 at a price of $0.25 per share of which $50,000 was received in cash and $100,000 through services to be provided pursuant a public relations contract.

II-2

The convertible notes issued in September 2019 to certain directors of the Company and a third party also carried warrants exercisable on or before June 30, 2022, that permitted the holder to purchase the same number of common shares due on conversion at a price of CAD $0.05 per share. Effective June 30, 2022, all of the warrant rights were exercised, and we issued 2,336,241 common shares for cash of $75,162 and services of $15,075.

On July 6, 2022, we completed a private placement and issued 1,240,000 common shares at a price of $0.25 per share for gross proceeds of $310,000.

On September 5, 2022, we completed a private placement and issued 1,000,000 common shares at a price of $0.25 per share for gross proceeds of $250,000.

On November 24, 2022, we entered into the Share Purchase Agreement with TessPay Finance and Create.iF Group Limited for the acquisition of Create.iF. Pursuant to the Share Purchase Agreement, Create.iF Group Limited transferred and assigned all of the capital stock in Create.iF to the Company in consideration for a purchase price of £1,900,000 which shall be satisfied in following four separate instalments: (i) the initial issuance of 2,261,000 shares of our common stock on the completion date of the acquisition; and (ii) the remainder of 2,261,000 shares in three equal tranches on each of the three anniversaries of such completion date.

2021

Effective April 5, 2021, we entered into agreement with three individuals to create a business development advisory board. Pursuant to the provisions of the agreement, the advisory board has the right to subscribe for up to 3,000,000 common shares of the Company at a purchase price of $0.10 per share, subject to certain conditions.

On September 23, 2021, we made a share offering to all common shareholders to buy common shares in proportion to existing holdings at $0.07 per share. Pursuant to partial completion of the share offerings, we issued 32,464,416 common shares for aggregate gross proceeds of $2,272,510 of which $1,592,996 was received in cash and the balance $679,514 by way of settlement of accrued management and staff compensation.

The sales of the above-described securities were deemed to be exempt from registration under the Securities Act because they were made in reliance upon the exemption from registration provided under Regulation S or 4(a)(2) of the Securities Act.

II-3

Item 16. Exhibits and Financial Statement Schedules

EXHIBIT INDEX

Exhibit No.	Description
1.1**	Form of Underwriting Agreement
3.1**	Certificate of Incorporation
3.2**	Bylaws
3.3**	Certificate of Amendment to the Certificate of Incorporation
4.1**	Specimen Stock Certificate evidencing the shares of common stock
4.2**	Form of Representative Warrant
4.3**	Form of Warrant, issued by the Company on March 31, 2022
5.1**	Opinion of Sheppard, Mullin, Richter & Hampton, LLP
10.1+**†	Form of Employment Agreement by and between the Company and Jeffrey Mason
10.2+**†	Form of Amended and Restated Business Services Agreement by and between TessPay Services Canada Inc. and 1038088 Ontario Limited
10.3+**†	Form of Employment Agreement by and between the Company and Edward Chase II
10.4+**	TessPay Inc. 2023 Omnibus Equity Incentive Plan
10.5**	Form of TessPay Smart Contract Carrier Services Agreement
10.6**†	Form of TessPay Finance Factoring Contract
10.7**†	Form of TessPay Telecom Platform Services Agreement
10.8**†	Form of TessPay ACP Platform Services Agreement
10.9**†	Share Purchase Agreement by and between the Company and Create.iF Group Limited, dated November 24, 2022
10.10**†	Disclosure Letter to Share Purchase Agreement by and between the Company and Create.iF Group Limited dated as of November 24, 2022.
10.11**†	Letter Agreement amending Share Purchase Agreement by and between the Company and Axiombridge (Holdings) Ltd. (f/k/a Create.iF Group Limited) dated as of December 22, 2023.
10.12**†	Letter Agreement amending Share Purchase Agreement by and between the Company and Axiombridge (Holdings) Ltd. (f/k/a Create.iF Group Limited) dated as of February 9, 2024.
10.13**†	Collaboration Agreement by and between the Company and Integrated Path Communications LLC dated as of June 15, 2023.
21.1**	List of Subsidiaries
23.1^	Consent of BF Borgers CPA PC, independent registered public accounting firm
23.2^	Consent of Shipleys LLP
23.3**	Consent of Sheppard, Mullin, Richter & Hampton, LLP (included in Exhibit 5.1)
24.1**	Power of Attorney (included on the signature page to this registration statement)
107**	Filing Fee Table

*	To be filed by amendment.
**	Previously filed
^	Filed herewith.
+	Indicates a management contract or any compensatory plan, contract or arrangement.
†	Portions of this exhibit (indicated by asterisks) have been redacted in compliance with Regulation S-K Item 601(b)(10)(iv).

Financial Statement Schedules

Schedules have been omitted because the information required to be set forth therein is not applicable or is shown in the financial statements or notes thereto.

Item 17. Undertakings

(a) The undersigned registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreement certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

(b) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of TessPay Inc. pursuant to the foregoing provisions, or otherwise, TessPay Inc. has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by TessPay Inc. of expenses incurred or paid by a director, officer or controlling person of TessPay Inc. in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, TessPay Inc. will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction, the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(c) The undersigned hereby further undertakes that:

(1) For purposes of determining any liability under the Securities Act the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by TessPay Inc. pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2) For the purpose of determining any liability under the Securities Act each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

II-4

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this Amendment No. 3 to Registration Statement on Form S-1 to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Fort Myers, State of Florida, on the 26th day of April, 2024.

TESSPAY INC.

By:	/s/ Jeffrey Mason
Jeffrey Mason
Chief Executive Officer (Principal Executive Officer)

POWER OF ATTORNEY

Pursuant to the requirements of the Securities Act of 1933, as amended, this Amendment No. 3 to Registration Statement on Form S-1 has been signed by the following persons in the capacities and on the dates indicated below.

Signature	Title	Date

/s/ Jeffrey Mason	Chief Executive Officer, President and	April 26, 2024
Jeffrey Mason	Director (Principal Executive Officer)

/s/ Fraser Mason	Chief Financial Officer	April 26, 2024
Fraser Mason	(Principal Financial Officer)

*	Chief Technology Officer	April 26, 2024
Edward Chase II

*	Managing Director of Create. iF Manage Ltd and Director	April 26, 2024
Matthew Butler

*	Director	April 26, 2024
Eric Alexander

*	Director	April 26, 2024
Andrew Kaplan

*	Chairman of the Board of Directors	April 26, 2024
Joanna Massey

*	Director	April 26, 2024
Robert Strickland

*By:	/s/ Jeffrey Mason
Jeffrey Mason
Attorney-in-Fact

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